As filed with the Securities and Exchange Commission on January 10, 2007.
Registration No. 333-139222

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON	6719	91-1572822
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Andrew J. Schultheis, Secretary
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Andrew J. Schultheis, Esq. Richard A. Repp, Esq. Witherspoon, Kelley, Davenport & Toole, P.S. 1100 U.S. Bank Building 422 West Riverside Avenue Spokane, Washington 99201 (509) 624-5265	Lyman Lea, Esq. Jane Richardson, Esq. Haines & Lea 465 California Street, Suite 200 San Francisco, California 94014 (415) 981-1050

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Sterling Financial Corporation	Northern Empire Bancshares

To the Shareholders of Sterling Financial Corporation and Northern Empire Bancshares:

The boards of directors of Sterling Financial Corporation (“Sterling”) and Northern Empire Bancshares (“Northern Empire”) have unanimously approved an agreement to combine our companies. If the merger is completed, Northern Empire will merge into Sterling, with Sterling being the surviving corporation. Each share of Northern Empire common stock will be converted into 0.8050 shares of Sterling common stock and $2.71 in cash. The exchange ratio is fixed and will not be adjusted based on changes in the market prices of our common stock prior to closing, except under certain circumstances that are described in the accompanying joint proxy statement/prospectus.

The value of the merger consideration received by Northern Empire shareholders will fluctuate with the market price of Sterling common stock.

•	Based upon the closing price for Sterling common stock on September 15, 2006 (the last trading day prior to the public announcement of the merger) of $33.04 per share, the 0.8050 exchange ratio plus the $2.71 in cash represented approximately $29.31 in value for each share of Northern Empire common stock.

•	Based upon the closing price for Sterling common stock on January 8, 2007 of $33.47 per share, the 0.8050 exchange ratio plus the $2.71 in cash represented approximately $29.65 in value for each share of Northern Empire common stock.

We urge you to obtain current market price quotations for Sterling and Northern Empire common stock. Sterling common stock is quoted on the Nasdaq Global Select Market under the symbol “STSA.” Northern Empire common stock is quoted on the Nasdaq Global Market under the symbol “NREB.”

We cannot complete the merger unless the shareholders of both Sterling and Northern Empire approve the merger agreement. Each of our companies will hold a special meeting of shareholders to vote on the proposed merger. Your vote is very important. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. The date of the Sterling special meeting is February 21, 2007. The date of the Northern Empire special meeting will be February 20, 2007. Notices of both meetings follow this letter. Please vote as soon as possible to make sure that your shares are represented at the special meeting of either Sterling or Northern Empire, as applicable. If you do not vote, it will have the same effect as voting against the merger agreement.

The accompanying joint proxy statement/prospectus gives you important information about the proposed merger and related matters. You should read this entire document carefully, including the section entitled “Risk Factors” beginning on page 10, before you decide how to vote on the merger and the transactions contemplated by the merger agreement. The accompanying joint proxy statement/prospectus also incorporates important business and financial information and risk factors about Sterling that are not included in or delivered with this document. See the section “Where You Can Find More Information” on page 82.

The respective boards of directors of Sterling and Northern Empire have unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of their respective shareholders. The financial advisors for Sterling and Northern Empire have each separately determined that the merger consideration is fair from a financial point of view to the respective shareholders of Sterling and Northern Empire. We enthusiastically join the other members of our boards of directors in recommending that you vote FOR approval of the merger.

/s/ Harold B. Gilkey Harold B. Gilkey Chairman and Chief Executive Officer Sterling Financial Corporation	/s/ Deborah A. Meekins Deborah A. Meekins President and Chief Executive Officer Northern Empire Bancshares

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities that Sterling is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Sterling or Northern Empire, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

You should rely only on the information provided or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date below.

This joint proxy statement/prospectus is dated January 10, 2007 and is first being mailed to the shareholders of Sterling and Northern Empire on or about January 17, 2007.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Sterling and Northern Empire from other documents that are not included in or delivered with this document. This information is available to you without charge upon written or oral request. You can obtain documents relating to Sterling that are incorporated by reference in this document through the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov or by requesting them in writing or by telephone from Sterling at:

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

You can obtain documents related to Northern Empire through the website of the SEC at www.sec.gov or by requesting them in writing or by telephone from Northern Empire at:

Northern Empire Bancshares
801 Fourth Street
Santa Rosa, California 95404
Attn: Deborah A. Meekins or Jane M. Baker
(707) 579-2265

All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

If you would like to request documents, please do so by February 14, 2007 in order to receive them prior to Sterling’s or Northern Empire’s special meeting of shareholders. See the section entitled “Where You Can Find More Information” on page 81.

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

•	Date: February 21, 2007

•	Time: 10:00 a.m.

•	Place: 4th Floor Boardroom, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington

TO OUR SHAREHOLDERS:

We are pleased to notify you of and invite you to our special meeting of shareholders. At the meeting, you will be asked to vote on the following matters:

•	approval of the Agreement and Plan of Merger, dated as of September 17, 2006, by and between Sterling Financial Corporation and Northern Empire Bancshares. The merger agreement provides the terms and conditions under which it is proposed that Northern Empire merge with Sterling, as described in the accompanying proxy statement/prospectus;

•	any proposal of the Sterling board of directors to adjourn or postpone the special meeting; and

•	any other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Common shareholders of record at the close of business on January 12, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The required quorum for the transaction of business at the special meeting is a majority of the shares of Sterling common stock outstanding on the record date, represented in person or by proxy. For the merger agreement to be approved by Sterling shareholders, a majority of the votes cast in person or by proxy at the special meeting must vote FOR approval of the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Andrew J. Schultheis
Andrew J. Schultheis
Secretary

Spokane, Washington
January 10, 2007

Your vote is very important

To ensure that your shares are voted at the special meeting, please complete, sign and date your proxy card and return it in the enclosed envelope promptly. You can also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares in “street name” with a bank or broker, you must instruct the street name holder regarding how to vote your shares and you must follow the procedures set forth by your street name holder.

Northern Empire Bancshares
801 Fourth Street
Santa Rosa, California 95404

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

•	Date: February 20, 2007

•	Time: 5:00 p.m.

•	Place: 801 Fourth Street, Santa Rosa, California

TO OUR SHAREHOLDERS:

We are pleased to notify you of and invite you to our special meeting of shareholders. At the meeting, you will be asked to vote on the following matters:

•	approval of the Agreement and Plan of Merger, dated as of September 17, 2006, by and between Sterling Financial Corporation and Northern Empire Bancshares. The merger agreement provides the terms and conditions under which it is proposed that Northern Empire merge with Sterling, as described in the accompanying proxy statement/prospectus;

•	any proposal of the Northern Empire board of directors to adjourn or postpone the special meeting; and

•	any other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Common shareholders of record at the close of business on January 12, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Northern Empire common stock as of that date is required to approve the merger agreement.

In limited circumstances set forth in California law, dissenters’ rights of appraisal are available to Northern Empire shareholders in connection with the merger. The provisions of California law regarding dissenters’ rights of appraisal are summarized in this proxy statement/prospectus under the heading “Dissenters’ Rights.” In addition, the relevant California statutory provisions regarding dissenters’ rights are attached to this document as Appendix D.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Patrick R. Gallaher
Patrick R. Gallaher
Secretary

Santa Rosa, California
January 10, 2007

Your vote is very important

To ensure that your shares are voted at the special meeting, please complete, sign and date your proxy card and return it in the enclosed envelope promptly. You can also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares in “street name” with a bank or broker, you must instruct the street name holder regarding how to vote your shares and you must follow the procedures set forth by your street name holder.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some of the questions that you, as a shareholder of either Sterling or Northern Empire, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision with respect to the vote of your Sterling or Northern Empire common stock on the merger agreement.

Q1:	Why do Sterling and Northern Empire want to merge?

A1:	We are proposing to merge because we believe the combined company will be a stronger, more competitive company.

Q2:	What will Northern Empire shareholders receive in the merger?

A2:	Northern Empire shareholders will receive, in exchange for each share of Northern Empire common stock they hold, consideration equal to 0.8050 shares of Sterling common stock and $2.71 in cash as well as cash in lieu of fractional shares. Because the market price of Sterling common stock is subject to fluctuation, the value of the shares of Sterling common stock that you receive in the merger may increase or decrease prior to and after the merger.

Q3:	What is being voted on at the Sterling special meeting?

A3:	Sterling shareholders will be asked to vote on the approval of the merger as well as other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Q4:	Who is entitled to vote at the Sterling special meeting?

A4:	Sterling shareholders of record at the close of business on January 12, 2007, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a Sterling shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q5:	What is being voted on at the Northern Empire special meeting?

A5:	Northern Empire shareholders will be asked to vote on the approval of the merger as well as other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Q6:	Who is entitled to vote at the Northern Empire special meeting?

A6:	Northern Empire shareholders of record at the close of business on January 12, 2007, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a Northern Empire shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q7:	How do I vote?

A7:	Please carefully read and consider the information contained in this joint proxy statement/prospectus. Then, please mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares may be voted at the special meeting of shareholders for either Sterling or Northern Empire. You can also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares in “street name” with a bank or broker, you must instruct the street name holder regarding how to vote your shares, and you must follow the procedures set forth by your street name holder. Sterling or Northern Empire shareholders may also attend their respective special meeting and vote in person. However, even if you are planning to attend the special meeting of either Sterling or Northern Empire, we request that you complete, sign and return your proxy card. For more detailed information, please see the sections entitled “The Special Meeting of Sterling Shareholders” or “The Special Meeting of Northern Empire Shareholders” beginning on pages 26 and 30, respectively.

Q8:	How many votes do I have?

A8:	Each share of Sterling common stock that you own as of the record date entitles you to one vote. As of the close of business on January 8, 2007, there were 42,085,948 outstanding shares of Sterling common stock. As of that date, 6.08% of the outstanding shares of Sterling common stock was held by directors and executive officers of Sterling and their respective affiliates.

Each share of Northern Empire common stock that you own as of the record date entitles you to one vote. As of the close of business on January 10, 2007, there were 11,013,017 outstanding shares of Northern Empire common stock. As of that date, 15.9% of the outstanding shares of Northern Empire common stock was held by directors and executive officers of Northern Empire and their respective affiliates.

Q9:	What constitutes a quorum at Sterling’s or Northern Empire’s special meeting?

A9:	The presence of the holders of a majority of the shares entitled to vote at the Sterling and Northern Empire special meetings constitutes a quorum. Presence may be in person or by proxy. Your shares will be considered part of the quorum if you return a signed and dated proxy card, or if you attend the special meeting in person.

Q10:	Why is my vote important?

A10:	If you are not present, by proxy or in person, at the special meeting, it will be more difficult for Sterling and Northern Empire to obtain the necessary quorum to hold their respective special meetings. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement. The required quorum for the transaction of business at the Sterling and Northern Empire special meetings is a majority of the shares of Sterling and Northern Empire common stock, respectively, outstanding on the record date, represented in person or by proxy. For the merger agreement to be approved by Sterling shareholders, a majority of the votes cast in person or by proxy at the special meeting must vote FOR approval of the merger agreement. In addition, a majority of the outstanding shares of Northern Empire common stock entitled to vote at the Northern Empire special meeting must approve the merger agreement. If you are the record holder of your shares (meaning a stock certificate has been issued in your name and/or your name appears on either Sterling’s or Northern Empire’s stock ledger, as applicable) and you sign and return a proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement. If your shares are held in street name with a broker or other street name holder, your street name holder will vote your shares on the merger agreement proposal only if you provide instructions to it on how to vote. For Northern Empire shareholders, failure to properly instruct the street name holder or instructions to the street name holder to abstain from voting will have the same effect as a vote against the merger agreement. For Sterling shareholders, failure to properly instruct the street name holder or instructions to the street name holder to abstain from voting will have the effect of reducing the number of votes required to approve the merger agreement.

Q11:	What is the recommendation of the Sterling and Northern Empire boards of directors?

A11:	The boards of directors of both Sterling and Northern Empire unanimously recommend a vote “FOR” approval of the merger agreement.

Q12:	Has either Sterling or Northern Empire obtained a fairness opinion with respect to the merger?

A12:	Yes. Sterling and Northern Empire each obtained a fairness opinion with respect to the merger. Sterling retained the services of Keefe, Bruyette and Woods, Inc. (“KBW”), financial services industry consultants. KBW delivered its opinion dated September 17, 2006, to the board of directors of Sterling that, subject to certain assumptions, limitations and qualifications stated therein, the common stock and cash consideration to be given by Sterling in exchange for acquiring Northern Empire was fair to Sterling and its shareholders from a financial point of view. KBW confirmed its fairness opinion as of January 10, 2007. KBW will receive a fee, plus expenses, in connection with its issuance of the fairness opinion. See “The Merger —

Opinion of Sterling’s Financial Advisor.”

Northern Empire retained the services of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), financial services industry consultants. Sandler O’Neill delivered its opinion dated September 15, 2006, to the board of directors of Northern Empire that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be received by Northern Empire shareholders was fair to Northern Empire shareholders from a financial point of view. Sandler O’Neill confirmed its fairness opinion as of January 10, 2007. Sandler O’Neill will receive a fee, plus expenses, in connection with its issuance of the fairness opinion. See “The Merger — Opinion of Northern Empire’s Financial Advisor.”

Q13:	What if I return my proxy but do not mark it to show how I am voting?

A13:	If your proxy card is signed and returned without specifying your choice, your shares will be voted “FOR” approval of the merger agreement in accordance with the recommendation of the Sterling or Northern Empire board of directors, as applicable.

Q14:	Can I change my vote after I have mailed my signed proxy card?

A14:	Yes. You can change your vote by revoking your proxy at any time before it is exercised at the special meeting for either Sterling or Northern Empire. You can revoke your proxy in one of three ways:

• notify Sterling’s or Northern Empire’s corporate secretary, as applicable, in writing before the applicable special meeting that you are revoking your proxy,

• submit another proxy with a later date prior to the special meeting, or

• vote in person at the special meeting.

Q15:	What regulatory approvals are required to complete the merger?

A15:	In order to complete the merger, Sterling must first obtain the prior approval of the Board of Governors of the Federal Reserve System (“Federal Reserve Board” or “FRB”). In addition, the acquisition of Northern Empire is subject to the receipt of prior approval from the Office of Comptroller of Currency, or OCC, the Federal Deposit Insurance Corporation, or FDIC, and the Washington Department of Financial Institutions, or WDFI. Applications for prior approval of the merger by the Federal Reserve Board, the OCC, the FDIC and the WDFI were filed on or about December 11, 2006.

Q16:	Do I have dissenters’ or appraisal rights with respect to the merger?

A16:	Under California law, the shareholders of Northern Empire have dissenters’ rights of appraisal under limited circumstances. The provisions of California law regarding dissenters’ rights of appraisal are summarized in this proxy statement/prospectus under the heading “Dissenters’ Rights.” In addition, the relevant California statutory provisions regarding dissenters’ rights are attached to this document as Appendix D.

The shareholders of Sterling do not have dissenters’ or appraisal rights in connection with the proposed acquisition of Northern Empire.

Q17:	What are the material U.S. federal income tax consequences of the merger to me?

A17:	The merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code. As a result, we expect that, for U.S. federal income tax purposes, Northern Empire shareholders receiving part cash and part Sterling common stock generally will recognize gain, but not loss, equal to the lesser of (i) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received over the adjusted tax basis in the Northern Empire common stock exchanged in the merger or (ii) the amount of cash received in the merger.

For further information concerning U.S. federal income tax consequences of the merger, please see the

v

section entitled “The Merger — Material United States Federal Income Tax Considerations of the Merger” beginning on page 54 of this joint proxy statement/prospectus.

Q18:	What risks should I consider before I vote on the merger?

A18:	We encourage you to read carefully the detailed information about Sterling, Northern Empire and the merger contained and incorporated by reference in this document, including the section entitled “Risk Factors” beginning on page 10.

Q19:	When do you expect to complete the merger?

A19:	We are working to complete the merger by no later than April 2, 2007. We must first obtain the necessary regulatory approvals and the approval of Sterling’s and Northern Empire’s shareholders at their respective special meetings. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q20:	Whom should I contact with questions or to obtain additional copies of this document?

A20:	Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

Northern Empire Bancshares
801 Fourth Street
Santa Rosa, California 95404
Attn: Deborah A. Meekins or Jane M. Baker
(707) 579-2265

SUMMARY

This summary highlights selected information about the merger but may not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matters being considered at the Sterling and Northern Empire special meetings. See the section entitled “Where You Can Find More Information” beginning on page 82. Unless we have stated otherwise, all references in this document to Sterling are to Sterling Financial Corporation, all references to Northern Empire are to Northern Empire Bancshares, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of September 17, 2006, between Sterling and Northern Empire, a copy of which is attached as Appendix A to this document. In this document, we often refer to the “combined company,” which means, following the merger, Sterling and its subsidiaries, including Northern Empire’s sole subsidiary, Sonoma National Bank (“Sonoma”). References to “we,” “us” and “our” in this document mean Sterling and Northern Empire together.

The Companies

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

Sterling Financial Corporation (“Sterling”) is a bank holding company, the significant operating subsidiaries of which are Sterling Savings Bank and Golf Savings Bank. The principal operating subsidiaries of Sterling Savings Bank are Action Mortgage Company (“Action Mortgage”), INTERVEST-Mortgage Investment Company (“INTERVEST”) and Harbor Financial Services, Inc. (“Harbor Financial”). Sterling Savings Bank commenced operations in 1983 as a Washington State-chartered federally insured stock savings and loan association headquartered in Spokane, Washington. On July 8, 2005, Sterling Savings Bank converted to a commercial bank. The main focus of Golf Savings Bank, a Washington State-chartered savings bank acquired by Sterling in July 2006, is the origination and sale of single-family residential mortgage loans.

Sterling provides personalized, quality financial services and “Perfect Fit” banking products to its customers consistent with its “Hometown Helpful” philosophy. Sterling believes that its dedication to personalized service has enabled it to grow both its retail deposit base and its lending portfolio in the western United States. With $8.91 billion in total assets at September 30, 2006, Sterling originates loans and attracts Federal Deposit Insurance Corporation (“FDIC”) insured deposits from the general public through 145 financial service centers located throughout the west. In addition, Sterling originates loans through Golf Savings Bank and Action Mortgage residential loan production offices and through INTERVEST commercial real estate lending offices in the west. Sterling also markets fixed income and equity products, mutual funds, fixed and variable annuities and other financial products through Harbor Financial service representatives located throughout Sterling’s financial service center network. As of September 30, 2006, Sterling had total assets of $8.91 billion, net loans receivable of $6.24 billion, deposits of $5.95 billion and shareholders’ equity of $608.7 million. On November 30, 2006, Sterling completed the acquisition of FirstBank NW Corp. (“FirstBank”), which included the merger of FirstBank’s wholly owned banking subsidiary with and into Sterling Savings Bank. As of September 30, 2006, FirstBank had total assets of $884.2 million, net loans receivable of $671.2 million, deposits of $633.4 million and shareholders’ equity of $82.8 million. Sterling trades on the Nasdaq Global Select Market under the symbol of “STSA.”

Northern Empire Bancshares
801 Fourth Street
Santa Rosa, California 95404
Attn: Deborah A. Meekins or Jane M. Baker
(707) 579-2265

Northern Empire was incorporated as a California corporation on June 8, 1982 for the purpose of becoming a bank holding company of Sonoma. Northern Empire is a bank holding company registered under the Bank Holding Company Act of 1956 and is subject to supervision by the Board of Governors of the Federal Reserve System. On

April 27, 2000, Northern Empire also elected to become a financial holding company under the Gramm-Leach-Bliley Act of 1999. Northern Empire’s sole subsidiary is Sonoma and its activities are the commercial banking activities engaged in through Sonoma and some lending through loan participations with Sonoma. As of September 30, 2006, Northern Empire had total assets of $1.37 billion, net loans receivable of $1.21 billion, deposits of $962.1 million and shareholders’ equity of $121.5 million.

Sonoma was organized as a national banking association on March 27, 1984 and commenced operations on January 25, 1985. It currently has twelve banking offices operating in Sonoma, Marin and Contra Costa Counties, California. As a national bank, Sonoma is subject to supervision, regulation and regular examination by the Office of the Comptroller of Currency (“OCC”). It is also a member of the Federal Reserve System and, as such, is subject to applicable provisions of the Federal Reserve Act and regulations issued thereunder. The deposits of Sonoma are insured by the FDIC, and Sonoma is therefore subject to applicable provisions of the Federal Deposit Insurance Act and regulations of the FDIC. Sonoma is also subject to applicable provisions of California law, insofar as they do not conflict with or are not pre-empted by Federal law. The statutes and regulations administered by these agencies govern most aspects of Sonoma’s business, including required reserves against deposits, loans, investments, dividends, deposit insurance premiums, mergers and acquisitions, the establishment of new branches and other banking facilities, disclosure obligations to depositors and borrower and customer privacy.

Sonoma engages in the general commercial banking business. It accepts checking and savings deposits, offers money market deposit accounts and certificates of deposit, makes secured and unsecured commercial, construction, other installment and term loans, and offers other customary banking services. Sonoma makes commercial loans guaranteed by the Small Business Administration, (“SBA”), which may be sold in the secondary market.

Within Sonoma’s Loan Department are groups of lenders specializing in commercial, construction and SBA lending. SBA loans are funded by Sonoma and then Sonoma may, at its option, sell the portion of the loan guaranteed by the SBA (generally 75% to 85% of the total loan amount, depending on the purpose and term of the loan). When a SBA loan is sold, Sonoma retains the unguaranteed portion of that loan and the right to service the loan. Income from loan sales is recorded in non-interest income. The SBA program is subject to budgetary restrictions and other revisions by the government which could have a negative impact on Sonoma’s profit. Sonoma is designated as a “Preferred Lender” by the SBA. This means that it may fund a loan without credit review and underwriting performed by the SBA.

Sonoma’s primary market area and source of most of its loan business is Sonoma County, the greater Bay Area in California, and Arizona (mainly in the area surrounding Phoenix). Sonoma has expanded its lending territory for construction loans, commercial real estate loans and loans made under the programs of the SBA. Sonoma has loan production facilities in Phoenix, Arizona and San Rafael, Sacramento, San Francisco and Walnut Creek, California. The primary market area for deposit business is Sonoma and Marin Counties.

The Merger (Page 34)

We propose a merger in which Northern Empire will merge with and into Sterling. The merger agreement also provides that Sterling may elect to merge Sonoma with and into Sterling Savings Bank. As a result of the merger, Northern Empire will cease to exist as a separate corporation, and Sonoma may cease to exist as a separate financial institution.

Immediately after the merger, based on shares of Sterling common stock outstanding as of December 31, 2006, of 42,042,740, former Northern Empire shareholders are expected to own approximately 18% of the outstanding shares of Sterling common stock as a result of the issuance of shares of Sterling common stock to the former Northern Empire shareholders. We expect the merger of Northern Empire and Sterling to be completed by no later than April 2, 2007, after which Northern Empire and Sterling would need to mutually agree to extend the closing date of the merger.

After careful consideration, the boards of directors of Sterling and Northern Empire unanimously approved and adopted the merger agreement. The Sterling and Northern Empire boards of directors unanimously recommend that the holders of Sterling and Northern Empire common stock, respectively, vote “FOR” approval of the merger agreement.

Under the terms of the merger agreement, its approval requires the affirmative vote, in person or by proxy, of a majority of the votes cast at the special meeting of Sterling. In addition, approval of the merger agreement requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of Northern Empire common stock. See the section entitled “The Merger Agreement — Voting Agreements.”

Our boards of directors recommend that you vote for the merger (Pages 36 and 47)

The Sterling and Northern Empire boards of directors believe the merger is in the best interests of their respective shareholders. The Sterling board and Northern Empire board have each, by unanimous votes of their members, approved the merger agreement and the transactions contemplated thereby and unanimously recommend that their respective shareholders vote “FOR” the approval of the merger agreement. In approving and adopting the merger agreement and making their recommendations, the Sterling and Northern Empire boards of directors consulted with their respective senior management as well as their financial and legal advisors and considered a number of strategic, financial and other considerations referred to under the sections entitled “The Merger — Recommendation of the Sterling Board of Directors and Reasons of Sterling for the Merger” and “The Merger — Recommendation of the Northern Empire Board of Directors and Reasons of Northern Empire for the Merger.”

Our financial advisors say the merger consideration is fair from a financial point of view (Pages 39 and 48 and Appendices B and C)

In connection with the proposed merger, Northern Empire’s board of directors considered a written opinion, dated September 15, 2006 from its financial advisor, Sandler O’Neill, that the consideration to be received by Northern Empire shareholders in the merger was fair from a financial point of view to the Northern Empire shareholders. The opinion was updated as of January 10, 2007. The full text of the written opinion of Sandler O’Neill, as updated, is attached as Appendix B to this document. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation to any shareholder as to how they should vote or act on any matter relating to the merger.

In connection with the proposed merger, Sterling’s board of directors considered a written opinion, dated September 17, 2006 from its financial advisor, KBW, that the consideration to be received by Northern Empire shareholders in the merger was fair from a financial point of view to Sterling and its shareholders. The opinion was updated as of January 10, 2007. The full text of the written opinion of KBW, as updated, is attached as Appendix C to this document. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation to any shareholder as to how they should vote or act on any matter relating to the merger.

Consideration to be received in the merger (Page 53)

At the effective time, by virtue of the merger and without any action on your part, each share of Northern Empire common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.8050 shares of Sterling common stock and $2.71 of cash consideration. Because the market price of Sterling common stock is subject to fluctuation, the value of the shares of Sterling common stock that you receive in the merger may increase or decrease prior to and after the merger. Furthermore, at the effective date of the merger, Northern Empire options to purchase Northern Empire common stock held by Northern Empire employees and directors will be converted into options to purchase Sterling common stock at a fixed exchange ratio of 0.8873. As of January 8, 2007, there were outstanding options to purchase an aggregate of 707,431 shares of Northern Empire common stock at a weighted average exercise price of $10.80 per share. See the section entitled “The Merger — Interests of Certain Persons in the Merger — Stock Options.” The shares of Sterling common stock to be received by those persons deemed to be affiliates of Northern Empire will be subject to certain sale and transfer restrictions. See the section entitled “The Merger Agreement — Restrictions on Resales by Affiliates.” Sterling common stock received by all other Northern Empire shareholders will be unrestricted, publicly tradable stock.

Northern Empire shareholders will own approximately 18% of the outstanding shares of Sterling common stock after the merger (Page 53)

The maximum number of shares that will be issued by Sterling in the merger has been fixed at 9,434,960 shares. Based on the number of shares of Sterling common stock and Northern Empire common stock outstanding as of December 31, 2006, Northern Empire shareholders are expected to collectively own up to approximately 18% of the outstanding shares of Sterling common stock after the merger. See the section entitled “The Merger — Consideration to be Received in the Merger.”

Stock price information (Page 19)

Sterling common stock is listed on the Nasdaq Global Select Market under the symbol “STSA.” Northern Empire common stock is traded on The Nasdaq Global Market under the symbol “NREB.”

The following table sets forth the last reported sale prices per share of Sterling common stock and Northern Empire common stock and the equivalent price per Northern Empire share, giving effect to the merger on (i) September 15, 2006, the last trading day preceding public announcement of the signing of the merger agreement and (ii) January 8, 2007, the latest practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

		Northern	Equivalent
	Sterling	Empire	Price per
	Common	Common	Northern
	Stock	Stock	Empire Share

September 15, 2006	$33.04	$23.98	$29.31
January 8, 2007	$33.47	$29.35	$29.65

The equivalent price per share data for Northern Empire common stock is the sum of (i) the last reported sale price of a share of Sterling common stock on the date indicated in the table multiplied by 0.8050, the number of Sterling shares to be issued in the merger for each outstanding share of Northern Empire common stock, plus (ii) $2.71, the amount of cash to be paid in the merger for each outstanding share of Northern Empire common stock. Because the price of Sterling common stock at the time of completion of the merger may be higher or lower than the sale price indicated in the table, the actual equivalent price per Northern Empire share received by shareholders at the effective time may be more or less than the equivalent price per Northern Empire share indicated in the table. See the section entitled “Risk Factors — Our stock price can be volatile.”

Northern Empire’s directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page 57)

You should be aware that some of the directors and executive officers of Northern Empire have interests in the merger that are different from, or are in addition to, the interests of Northern Empire shareholders. These interests include, but are not limited to, the continued employment of and retention benefits payable to certain executive officers after the merger, severance benefits payable to certain executive officers whose employment is not continued after the merger, and the indemnification of former Northern Empire officers and directors by Sterling. The Northern Empire and Sterling boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Material United States federal income tax considerations of the merger (Page 54)

The merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, we expect that, for U.S. federal income tax purposes, Northern Empire shareholders generally will not recognize any of the gain or loss in their Northern Empire common stock for the shares of Sterling common stock that they receive as a result of the merger but will generally recognize gain, but not loss, equal to the lesser of (i) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received over the adjusted tax basis in the Northern Empire common stock exchanged in the merger or

(ii) the amount of cash received in the merger. Any gain recognized may be treated as a dividend or capital gain, depending on the shareholder’s particular circumstances.

For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “The Merger — Material United States Federal Income Tax Considerations of the Merger” beginning on page 54 of this joint proxy statement/prospectus.

Tax matters are very complicated and the consequences of the merger to any particular Northern Empire shareholder will depend on that shareholder’s particular facts and circumstances. Northern Empire shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Following the merger, you will be entitled to receive any dividends that Sterling pays on its common stock (Page 19)

After the merger, you will receive dividends, if any, that Sterling pays on its common stock. Sterling paid quarterly cash dividends consisting of $0.055 per share on January 13, 2006, $0.06 per share on April 13, 2006, $0.065 per share on July 14, 2006, and $0.07 on October 13, 2006. On October 24, 2006, Sterling issued a press release announcing a quarterly cash dividend of $0.075 per share of common stock payable to shareholders of record as of December 29, 2006. The dividend is expected to be paid on January 12, 2007.

Accounting treatment (Page 56)

The merger will be accounted for as an acquisition of Northern Empire by Sterling under the purchase method of accounting in accordance with U.S. generally accepted accounting principles.

In order to complete the merger, we must first obtain certain regulatory approvals (Page 54)

In order to complete the merger, Sterling must first obtain the prior written approval of the Federal Reserve Board. The acquisition of Northern Empire is also subject to the receipt of prior approval from the OCC, the FDIC and the WDFI. Applications for prior approval of the merger by the Federal Reserve Board, the OCC, the FDIC and the WDFI were filed on or about December 11, 2006.

Northern Empire shareholders have limited dissenters’ rights of appraisal (Page 78)

The shareholders of Northern Empire have dissenters’ rights of appraisal under limited circumstances. Under California law, no dissenters’ rights are available for shares, such as Northern Empire’s, that are listed on the Nasdaq National Market unless there exists with respect to such shares any restriction on transfer imposed by Northern Empire or by any law or regulation, or unless demands for payment are filed with respect to 5% or more of the outstanding shares.

If you dissent from the merger agreement and the conditions outlined above are met, then your shares of Northern Empire will not be exchanged for a combination of shares of Sterling common stock and cash in the merger. Your only right will be to receive the fair value of your common stock as determined by mutual agreement between you and Northern Empire or by appraisal if you are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement, and will be based upon the value of shares of Northern Empire common stock without giving effect to the merger. If you exercise dissenters’ rights, any cash you receive for your Northern Empire shares that results in a gain or loss will be immediately recognizable for federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger agreement and a waiver of your dissenters’ rights. A vote “AGAINST” the merger agreement does not dispense with the other requirements to exercise dissenters’ rights under California law. If your shares are held in “street name,” and you wish to exercise dissenter’s rights, it is very important that you instruct the street name holder, in a timely manner, that your shares are to be voted “AGAINST” the merger or, in the alternative, that you request, in a timely manner, a proxy from your street name holder that enables you to attend the special meeting and vote your shares in person.

A shareholder electing to dissent from the merger agreement must strictly comply with all procedures required under California law. These procedures are described more fully beginning on page 78 of this joint proxy statement/prospectus under the caption “Dissenters’ Rights,” and a copy of the relevant California statutory provisions regarding dissenters’ rights is included as Appendix D to this joint proxy statement/prospectus.

The merger agreement (Page 60)

The merger agreement is described beginning on page 61. The merger agreement is also attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

Additional conditions to consummation of the merger (Page 67)

In addition to the regulatory approvals, the consummation of the merger depends on a number of conditions being met, including, among others:

•	approval of the merger agreement by the requisite vote of the Sterling and Northern Empire shareholders, respectively;

•	authorization of the shares of Sterling common stock to be issued in the merger for quotation on the Nasdaq stock market;

•	the filing and effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of Sterling common stock in the merger;

•	absence of any order, injunction, or regulatory prohibition to completion of the merger;

•	receipt by each party of an opinion from such party’s tax counsel that the merger will qualify as a tax-free reorganization;

•	accuracy of the representations and warranties of Northern Empire and Sterling, except those that would not have or are not reasonably likely to have a material adverse effect on Sterling or Northern Empire, respectively;

•	performance in all material respects by Northern Empire and Sterling of all obligations required to be performed by each of them under the merger agreement;

•	the continued effectiveness of voting agreements entered into by the eleven directors and/or executive officers of Northern Empire and Sonoma: Clement C. Carinalli, Dennis R. Hunter, James B. Keegan, Jr., William E. Geary, Patrick R. Gallaher, Michael Wright, Kevin Carinalli, Deborah A. Meekins, David Titus, Jane M. Baker, and Joann Barton; and

•	receipt by Sterling of resignations from each director of Northern Empire and of Sonoma.

Where the law permits, either Sterling or Northern Empire may, but is not obligated to, elect to waive a condition to its obligation to complete the merger. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, and there is no guarantee that the merger will be completed.

In addition, after Northern Empire’s shareholders have approved the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by the Northern Empire shareholders in the merger without the approval of Northern Empire shareholders as required by law.

We may decide not to complete the merger (Page 69)

Northern Empire and Sterling, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Northern Empire and/or Sterling have voted to approve the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	if any governmental entity that must grant a required regulatory approval has denied such approval and such denial has become final and nonappealable;

•	if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless the denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•	failure to complete the merger on or before April 2, 2007, unless the failure of the closing to occur by that date is due to the material breach by the party seeking to terminate the merger agreement to perform or observe the covenants or obligations of that party;

•	if the other party has materially breached any of the covenants, agreements, representations or warranties contained in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date; and

•	if the approval of the shareholders of Sterling or Northern Empire contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the Sterling or Northern Empire special meeting, provided, however, that Northern Empire will not have a right to terminate the merger agreement if failure to obtain the vote required was caused by Northern Empire or a party to a voting agreement entered into in connection with the merger agreement.

Sterling, without the consent of Northern Empire, can terminate:

•	if the board of directors of Northern Empire fails to recommend to its shareholders the approval of the merger, or changes, or publicly announces its intention to change its recommendation and the shareholders of Northern Empire fail to approve the merger at the Northern Empire special meeting; or

•	if a tender offer or exchange offer for 25% or more of the outstanding shares of Northern Empire common stock is commenced (other than by Sterling or a subsidiary thereof), and the board of directors of Northern Empire recommends that the shareholders of Northern Empire tender their shares in the tender or exchange offer or otherwise fails to recommend that such shareholders reject the tender offer or exchange offer within a ten-business day period.

Northern Empire, without the consent of Sterling, can terminate:

•	if the average closing price of Sterling’s common stock during a specified period just prior to the closing date is less than $27.97 and the Sterling common stock price has also declined from a price of $32.91 per share such that the percentage decline of the Sterling common stock price from $32.91 reflects underperformance of Sterling’s common stock by at least 15% relative to the price performance of a weighted average index of a certain group of financial institution holding companies. However, Sterling would then have the option to avoid the termination by increasing the consideration paid to Northern Empire shareholders, as provided in the merger agreement.

Under some circumstances, either Northern Empire or Sterling will be required to pay a termination fee to the other if the merger agreement is terminated (Page 70)

•	Northern Empire must pay Sterling a termination fee of $12.5 million if Sterling terminates the merger agreement and elects to receive the fee as a result of: (i) the Northern Empire board of directors failing to recommend the approval of the merger or changing or publicly announcing its intention to change its recommendation and the Northern Empire shareholders failing to approve the merger; (ii) Northern Empire breaching its nonsolicitation or related obligations as provided in the merger agreement; or (iii) the board of directors recommending that Northern Empire shareholders tender their shares in a tender or exchange offer or failing to recommend that the Northern Empire shareholders reject such an offer.

•	Northern Empire must pay Sterling a termination fee of $3.0 million (which amount may be increased to $12.5 million in certain circumstances) if Sterling terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by Northern Empire of any of the covenants and agreements or representations or warranties it made in the merger agreement, such that any of its closing conditions would not be satisfied by the closing date, and the breach is not cured within 30 days following written notice to Northern Empire, or which breach, by its nature, cannot be cured prior to the closing date; and

•	Sterling must pay Northern Empire a termination fee of $3.0 million if Northern Empire terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by Sterling of any of the covenants and agreements or representations or warranties it made in the merger agreement, such that any of its closing conditions would not be satisfied by the closing date, and the breach is not cured within 30 days following written notice to Sterling, or which breach, by its nature, cannot be cured prior to the closing date.

Comparison of Shareholder Rights (Page 75)

The conversion of your shares of Northern Empire common stock into the right to receive shares of Sterling common stock in the merger will result in differences between your rights as a Northern Empire shareholder, which are governed by the California Corporations Code and Northern Empire’s articles of incorporation and bylaws, and your rights as a Sterling shareholder, which are governed by the Washington Business Corporation Act and Sterling’s amended and restated articles of incorporation and bylaws.

Sterling’s Special Meeting (Page 26)

Meeting Information and Vote Requirements

The special meeting of Sterling’s shareholders will be held on February 21, 2007, at 10:00 A.M., local time, at the 4th Floor Boardroom, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington, unless adjourned or postponed. At this meeting, Sterling’s shareholders will be asked to:

1. approve the merger agreement;

2. approve any proposal of the Sterling board of directors to adjourn or postpone the special meeting; and

3. act on any other business that may be properly submitted to a vote at the special meeting or any adjournments or postponements of the special meeting.

You may vote at the special meeting if you owned Sterling common stock as of the close of business on January 12, 2007. You may cast one vote for each share of Sterling common stock you owned at that time.

The required quorum for the transaction of business at the special meeting is a majority of the shares of Sterling common stock outstanding on the record date, represented in person or by proxy. For the merger agreement to be approved by Sterling shareholders, a majority of the votes cast in person or by proxy at the special meeting must vote FOR approval of the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Sterling common stock present in person or by proxy and voting on the matter may authorize the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional proxies, whether or not a quorum is present. No proxy that is voted against the approval of the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for that proposal.

Northern Empire’s Special Meeting (Page 30)

Meeting Information and Vote Requirements

The special meeting of Northern Empire’s shareholders will be held on February 20, 2007, at 5:00 p.m., local time, at 801 Fourth Street, Santa Rosa, California, unless adjourned or postponed. At this meeting, Northern Empire’s shareholders will be asked to:

1. approve the merger agreement;

2. approve any proposal of the Northern Empire board of directors to adjourn or postpone the special meeting; and

3. act on any other business that may be properly submitted to a vote at the special meeting or any adjournments or postponements of the special meeting.

You may vote at the special meeting if you owned Northern Empire common stock as of the close of business on January 12, 2007. You may cast one vote for each share of Northern Empire common stock you owned at that time.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Northern Empire common stock. The affirmative vote of the holders of a majority of the outstanding shares of Northern Empire common stock present in person or by proxy and voting on the matter may authorize the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional proxies, whether or not a quorum is present. No proxy that is voted against the approval of the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for that proposal.

RISK FACTORS

By voting in favor of the merger, you will be choosing to invest in the common stock of Sterling, into which Northern Empire will merge under the terms of the merger agreement. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 14, you should carefully consider the matters described below in determining whether to approve the principal terms of the merger agreement.

Risks Related to the Merger

Because the market price of Sterling common stock will fluctuate, Northern Empire shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each share of Northern Empire common stock will be converted into the right to receive merger consideration equal to 0.8050 shares of Sterling common stock and $2.71 in cash pursuant to the terms of the merger agreement. Any change in the market price of Sterling common stock prior to completion of the merger will affect the value of the merger consideration that Northern Empire shareholders will receive upon completion of the merger. Accordingly, at the time of the Northern Empire special meeting and prior to the closing of the merger, Northern Empire shareholders will not necessarily know or be able to calculate the actual value of the merger consideration they would receive upon completion of the merger. Although Northern Empire will have the right to terminate the merger agreement in the event of a specified decline in the market value of Sterling common stock and a specified decline relative to the performance of a designated market index unless Sterling elects to increase the aggregate merger consideration (see “The Merger Agreement — Termination of the Merger Agreement”), neither company is otherwise permitted to terminate the merger agreement or resolicit the vote of Northern Empire’s shareholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of our companies. You should obtain current market prices for shares of Sterling common stock and for shares of Northern Empire common stock.

If Sterling is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.

The merger involves the integration of companies that have previously operated independently. Successful integration of Northern Empire’s operations will depend primarily on Sterling’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Sterling will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses, or possible differences in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from areas that Sterling’s management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If Sterling has difficulties with the integration, or if Sterling’s estimates and/or projections are incorrect, it might not fully achieve the economic benefits it expects to result from the merger. In addition, Sterling may experience greater than expected costs or difficulties relating to the integration of the business of Northern Empire and/or may not realize expected cost savings from the merger within the expected time frame. The fairness opinion obtained by Northern Empire from its financial advisor will not reflect changes in circumstances between the date of this joint proxy statement/prospectus and the time the merger is completed.

The fairness opinions obtained by Sterling and Northern Empire from their financial advisors will not reflect changes in circumstances between the date of this joint proxy statement/prospectus and the completion of the merger.

Changes in the operations and prospects of Sterling or Northern Empire’s general market and economic conditions, and other factors that may be beyond the control of Sterling and Northern Empire and on which the fairness opinions of KBW and Sandler O’Neill were based, may alter the value of Sterling or Northern Empire or the market prices of shares of Sterling common stock or Northern Empire common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Because neither Sterling nor Northern Empire currently anticipate asking its respective financial advisor to update its opinion as of the closing, the KBW and Sandler O’Neill opinions, as updated as of the date of this joint proxy statement/prospectus, do not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Sterling received from its financial advisor, please refer to “The Merger — Opinion of Sterling’s Financial Advisor.” For a description of the opinion that Northern Empire received from its financial advisor, please refer to “The Merger — Opinion of Northern Empire’s Financial Advisor.” For a description of other factors considered by the board of directors of Sterling in determining to approve the merger, please refer to “The Merger — Recommendation of the Sterling Board of Directors and Reasons for the Merger.” For a description of other factors considered by the board of directors of Northern Empire in determining to approve the merger, please refer to “The Merger — Recommendation of the Northern Empire Board of Directors and Reasons for the Merger.”

The merger agreement limits Northern Empire’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit Northern Empire’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Northern Empire. Although Northern Empire’s board of directors is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would violate its fiduciary duties, taking such actions could, and other actions (such as withdrawing or modifying its recommendation to Northern Empire shareholders that they vote in favor of approval of the merger agreement) would, entitle Sterling to terminate the merger agreement and receive a termination fee of $12.5 million. See “The Merger — Termination of the Merger Agreement” and “— Termination Fee.” These provisions might discourage a potential competing acquiror with an interest in acquiring all or a significant part of Northern Empire from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with Sterling, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Northern Empire than it might otherwise have proposed to pay.

Northern Empire’s directors and executive officers might have additional interests in the merger.

In deciding how to vote on the proposal to approve the merger agreement, you should be aware that Northern Empire’s directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of Northern Empire shareholders generally. See the section entitled “The Merger — Interests of Certain Persons in the Merger.” Northern Empire’s board of directors was aware of these interests and considered them when it recommended approval of the merger agreement.

The merger is subject to the receipt of consents and approvals from regulatory and other authorities that may impose conditions that could have an adverse effect on Sterling.

Before the merger may be completed, various approvals or consents must be obtained from various bank regulatory and other authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. While Sterling and Northern Empire do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Sterling following the merger, any of which might have a material adverse effect on Sterling following the merger.

Risks Related to Sterling Following Completion of the Merger

Unless otherwise specified, references to “we,” “our” and “us” in this subsection mean Sterling and its subsidiaries on a consolidated basis.

As a bank holding company, our earnings are dependent upon the performance of our bank and non-bank subsidiaries as well as by business, economic and political conditions.

Sterling is a legal entity separate and distinct from its subsidiaries, including Sterling Savings Bank and Golf Savings Bank, although the principal source of Sterling’s cash is dividends from Sterling Savings Bank and Golf Savings Bank. Our right to participate in the assets of any subsidiary upon that subsidiary’s liquidation, reorganization or otherwise will be subject to the claims of the subsidiary’s creditors, which will take priority except to the extent that we may be a creditor with a recognized claim.

Sterling Savings Bank and Golf Savings Bank are also subject to restrictions under federal law that limit the transfer of funds to us or to other affiliates, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by Sterling Savings Bank or Golf Savings Bank to us or any other affiliate are limited in amount to 10% of each bank’s capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized.

Earnings are impacted by business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we operate. Business and economic conditions that negatively impact household or corporate incomes could decrease the demand for our products and increase the number of customers who fail to pay their loans.

We have shifted our focus to commercial banking.

We are increasing our business, consumer and construction lending, while placing an increased emphasis on attracting greater volumes of retail deposits. Business, consumer and construction loans generally produce higher yields than residential mortgage loans. Such loans, however, generally involve a higher degree of risk than the financing of residential real estate, primarily because the collateral may be difficult to liquidate in the event of default. Construction lending is subject to risks such as construction delays, cost overruns, insufficient collateral and the inability to obtain permanent financing in a timely manner. Business banking and construction loans are more expensive to originate than residential mortgage loans. As a result, our operating expenses are likely to increase as we increase our lending in these areas. Additionally, we are likely to experience higher levels of loan losses than we would on residential mortgage loans. There can be no assurance that our emphasis on community banking will be successful or that any increase in the yields on business, consumer and construction loans will offset higher levels of expense and losses on such loans.

We have a high concentration of loans secured by real estate.

Our loans, with limited exceptions, are secured by either real estate, marketable securities or corporate assets. A significant portion of our loans are residential construction loans. At September 30, 2006, approximately 31% of Sterling Savings Bank’s total loan portfolio consisted of construction loans, approximately 35% of which were for speculative endeavors. Additionally, at September 30, 2006, 18% of Sterling Savings Bank’s loan portfolio consisted of multifamily residential and commercial property loans. A reduction in the demand for new construction or multifamily residential and commercial property loans or a decline in residential or commercial real estate values could have a negative impact on Sterling Savings Bank. At September 30, 2006, $1.20 billion, or 98% of Sonoma’s loans, were secured by real estate as the principal source of collateral. A decline in real estate values could have an adverse effect on our financial condition.

Our ability to continue to originate such loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature. Due to the concentration of real estate collateral, these events could have a material adverse impact on the value of the collateral, resulting in losses or delinquencies. Our residential mortgage and home equity loans are primarily secured by residential property in the Pacific Northwest. As a result, conditions in the real estate markets specifically, and the Pacific Northwest economy generally, can materially impact the ability of our borrowers to repay their loans and affect the value of the collateral securing these loans. Customer demand for loans secured by real estate could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.

The banking authorities have recently adopted final Guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices.” The Guidance applies to institutions that have a high concentration of real estate and related loans in their portfolio. The Guidance provides that such institutions may be required in the future to maintain higher capital ratios than other institutions with lower such concentrations. Based on the Guidance as adopted, we may be subject to increased regulatory oversight and guidance. While Sterling believes that the combined company following the merger will be well capitalized under current policies of the banking authorities, we could become subject to higher capital requirements under the Guidance.

Changes in Federal Home Loan Bank (“FHLB”) borrowing policies may affect our funding ability and financial results.

Sonoma relies upon advances from the FHLB for a large portion of the funding for its loans. FHLB advances are collateralized by loan assets. At September 30, 2006, the total amount of FHLB advances to Sonoma were $274.4 million. Based upon the current policies of the FHLB, we believe the advances are renewable. Changes in the requirements of the FHLB could materially affect our business and financial statements, and changes in the rates or duration of advances could make them less advantageous.

Competition may adversely affect our ability to attract and retain customers at current levels.

The banking and financial services businesses in our market areas are highly competitive. Competition in the banking, mortgage and finance industries may limit our ability to attract and retain customers. We face competition from other banking institutions, savings banks, credit unions and other financial institutions. We also compete with non-bank financial service companies within the states that we serve and out-of-state financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. There also has been a general consolidation of financial institutions in recent years, which results in new competitors and larger competitors in our market areas.

In particular, our competitors include major financial companies whose greater resources may provide them a marketplace advantage. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and the range and quality of services provided. Because we have fewer financial and other resources than larger institutions with which we compete, we may be limited in our ability to attract customers. In addition, some of our current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we can accommodate. If we are unable to attract and retain customers, we may be unable to continue our loan and deposit growth, and our results of operations and financial condition may otherwise be negatively impacted.

We may not be able to successfully implement our internal growth strategy.

We have pursued and intend to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in non-interest expenses. There can be no assurance that we will be successful in implementing our internal growth strategy. Furthermore, the success of our growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in the western region.

There are risks associated with integrating acquisitions.

On July 5, 2006, Sterling completed the acquisition of Golf Savings Bank and on November 30, 2006 Sterling completed the acquisition of FirstBank. Risks associated with the integration of multiple acquisitions within a relatively short time period that may affect Sterling include, without limitation: the businesses might not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the expected growth opportunities and cost savings from the acquisitions may not be fully realized or may take longer to realize than expected; operating costs, customer losses and business disruption following the acquisitions, including adverse effects on relationships with employees, may be greater than expected; adverse governmental or regulatory policies may be enacted; the interest rate environment may further compress margins and adversely affect net interest income; results may be adversely affected by continued diversification of assets and adverse changes to credit quality; competition from other financial services companies in Sterling’s markets could adversely affect operations; and an economic slowdown could adversely affect credit quality and loan originations.

There are risks associated with potential acquisitions.

We may make opportunistic acquisitions of other banks or financial institutions from time to time that further our business strategy. These acquisitions could involve numerous risks including lower than expected performance or higher than expected costs, difficulties in the integration of operations, services, products and personnel, the diversion of management’s attention from other business concerns, changes in relationships with customers and the potential loss of key employees. Any acquisitions will be subject to regulatory approval, and there can be no assurance that we will be able to obtain such approvals. We may not be successful in identifying further acquisition candidates, integrating acquired institutions or preventing deposit erosion or loan quality deterioration at acquired institutions. Competition for acquisitions is highly competitive, and we may not be able to acquire other institutions on attractive terms. There can be no assurance that we will be successful in completing future acquisitions, or if such transactions are completed, that we will be successful in integrating acquired businesses into our operations. Our ability to grow may be limited if we are unable to successfully make future acquisitions.

We are expanding our lending activities in riskier areas.

We have identified commercial real estate, business and consumer loans as areas for increased lending emphasis. While increased lending diversification is expected to increase interest income, commercial real estate, business and consumer loans carry greater risk of payment default than residential real estate loans. As the volume of these loans increases, credit risk increases. In the event of substantial borrower defaults, our provision for loan losses would increase and therefore earnings would be reduced.

Shares eligible for future sale could have a dilutive effect.

Shares of Sterling common stock eligible for future sale, including those that may be issued in the acquisition of Northern Empire, in future acquisitions and any other offering of Sterling common stock for cash, could have a dilutive effect on the market for Sterling common stock and could adversely affect its market price. On July 25, 2006, Sterling filed a “shelf” registration statement on Form S-3 that provides for the issuance by Sterling of up to $100 million in Sterling common stock and preferred stock. This will enable Sterling to offer additional shares of common and/or preferred stock for such consideration, on such terms and at such times as is determined by Sterling’s board of directors.

There are 60,000,000 shares of Sterling common stock authorized, of which 42,085,948 shares were outstanding as of January 8, 2007, including 4,822,120 shares issued to the shareholders of FirstBank in connection with Sterling’s acquisition of FirstBank completed on November 30, 2006. As a result of the merger of Sterling and Northern Empire, a maximum of 9,434,960 shares of Sterling common stock may be issued to Northern Empire shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Sterling and Northern Empire intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Sterling’s and Northern Empire’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Sterling’s and Northern Empire’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or the combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the global financial markets may experience increased volatility;

•	we may experience adverse changes in our credit rating;

•	we may experience competition from other financial services companies in our markets; and

•	an economic slowdown may adversely affect collateral values, credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under “Risk Factors” beginning on page 10 and in Sterling’s and Northern Empire’s reports filed with the SEC.

ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS CONCERNING THE PROPOSED TRANSACTION OR OTHER MATTERS ATTRIBUTABLE TO STERLING OR NORTHERN EMPIRE OR ANY PERSON ACTING ON BEHALF OF STERLING OR NORTHERN EMPIRE ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS ABOVE. NEITHER STERLING NOR NORTHERN EMPIRE UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT CIRCUMSTANCES OR EVENTS THAT OCCUR AFTER THE DATE THE FORWARD-LOOKING STATEMENTS ARE MADE.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF STERLING

Sterling is providing the following information to aid you in your analysis of the financial aspects of the merger. Sterling derived the information as of and for the five years ended December 31, 2005 from its historical audited consolidated financial statements for these fiscal years. The audited consolidated financial information contained herein is the same historical information that Sterling has presented in its prior filings with the SEC. The historical consolidated financial data for the nine months ended September 30, 2006 and 2005 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made.

The operating results for the nine months ended September 30, 2006 are not necessarily indicative of the operating results that may be expected for any future interim period or the year ending December 31, 2006. This information is only a summary, and you should read it in conjunction with Sterling’s consolidated financial statements and notes thereto contained in Sterling’s 2005 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled “Where You Can Find More Information” on page 81.

	Nine Months Ended Sept 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)

Income Statement Data:
Interest income	$391,107	$281,896	$387,811	$319,761	$214,727	$197,313	$201,385
Interest expense	(201,069)	(122,176)	(171,276)	(122,945)	(89,807)	(96,965)	(116,516)

Net interest income	190,038	159,720	216,535	196,816	124,920	100,348	84,869
Provision for losses on loans	(13,998)	(10,550)	(15,200)	(12,150)	(10,500)	(11,867)	(8,000)

Net interest income after provision for losses on loans	176,040	149,170	201,335	184,666	114,420	88,481	76,869
Non-interest income	46,498	43,350	59,569	47,799	33,735	29,080	21,021
Merger and acquisition costs	(191)	0	0	(4,835)	(792)	0	(283)
Amortization of goodwill and core deposit intangibles	(1,697)	(1,667)	(2,222)	(2,222)	(262)	(644)	(5,377)
Goodwill litigation	(245)	(189)	(179)	(141)	(600)	(1,100)	(890)
Non-interest expenses	(144,398)	(121,992)	(167,880)	(141,172)	(92,910)	(79,199)	(66,743)

Income before income taxes	76,007	68,672	90,623	84,095	53,591	36,618	24,597
Income tax provision	(24,321)	(22,883)	(29,404)	(27,790)	(18,678)	(11,031)	(8,409)

Net income	$51,686	$45,789	$61,219	$56,305	$34,913	$25,587	$16,188

Earnings per share:
Basic	$1.45	$1.32	$1.77	$1.66	$1.45	$1.19	$0.81
Diluted	1.44	1.31	1.75	1.62	1.42	1.16	0.79
Cash dividends declared per share	$0.195	$0.050	$0.105	$0.000	$0.000	$0.000	$0.000
Weighted average shares outstanding:
Basic	35,645,887	34,581,606	34,633,952	33,931,509	23,980,113	21,496,008	19,974,152
Diluted	35,992,764	35,033,011	35,035,029	34,708,794	24,590,172	22,115,723	20,372,423
Financial Ratios:
Book value per share	$16.44	$14.39	$14.54	$13.65	$10.21	$9.38	$7.87
Return on average assets	0.85%	0.88%	0.87%	0.88%	0.88%	0.80%	0.58%
Return on average shareholders’ equity	12.9%	12.5%	12.4%	13.2%	14.4%	13.9%	10.5%
Shareholders’ equity to total assets	6.8%	7.4%	6.7%	6.8%	5.9%	5.8%	5.5%
Operating efficiency	61.9%	61.0%	61.7%	60.7%	59.6%	62.5%	69.2%
Net interest margin	3.29%	3.27%	3.28%	3.32%	3.35%	3.37%	3.27%
Nonperforming assets to total assets	0.21%	0.17%	0.11%	0.20%	0.50%	0.59%	0.82%

	Nine Months Ended Sept 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)

Statistical Data:
Number of:
Employees (full-time equivalent)	2,100	1,770	1,789	1,624	1,121	953	890
Full service branches	145	138	140	135	86	79	77

	Nine Months Ended
	September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)

Reported net income	$51,686	$45,789	$61,219	$56,305	$34,913	$25,587	$16,188
Add back: goodwill amortization net of tax(1)	0	0	0	0	0	0	2,538

Total	$51,686	$45,789	$61,219	$56,305	$34,913	$25,587	$18,726

Basic earnings per share:
Reported net income	$1.45	$1.32	$1.77	$1.66	$1.45	$1.19	$0.81
Goodwill amortization	0.00	0.00	0.00	0.00	0.00	0.00	0.13

Adjusted net income	$1.45	$1.32	$1.77	$1.66	$1.45	$1.19	$0.94

Diluted earnings per share:
Reported net income	$1.44	$1.31	$1.75	$1.62	$1.42	$1.16	$0.79
Goodwill amortization	0.00	0.00	0.00	0.00	0.00	0.00	0.13

Adjusted net income	$1.44	$1.31	$1.75	$1.62	$1.42	$1.16	$0.92

	September 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands)

Balance Sheet Data:
Total assets	$8,912,717	$6,796,048	$7,558,928	$6,942,224	$4,279,321	$3,507,021	$3,038,593
Loans receivable, net	6,240,512	4,287,684	4,885,916	4,251,877	2,906,426	2,390,422	2,109,479
Mortgage-backed securities	1,746,734	1,798,849	1,960,582	2,036,920	983,736	743,610	617,569
Investments	201,870	166,154	167,957	167,665	89,448	86,558	76,479
Deposits	5,953,767	4,390,757	4,806,301	3,863,296	2,455,076	2,014,096	1,853,536
FHLB Seattle advances	1,373,513	1,266,874	1,443,462	1,635,933	1,026,031	874,515	633,054
Reverse repurchase agreements and funds purchased	623,612	461,594	611,676	780,012	363,137	249,769	218,549
Other borrowings	237,222	110,683	110,688	131,822	137,998	127,682	127,500
Shareholders’ equity	608,721	499,683	506,685	469,844	250,348	203,656	165,690
Capital Ratios(2):
Total (to risk-weighted assets)
Sterling	10.9%	11.1%	10.5%	N/A	N/A	N/A	N/A
Sterling Savings Bank	10.7%	10.9%	10.2%	10.7%	10.9%	11.0%	11.7%
Golf Savings Bank	11.3%	N/A	N/A	N/A	N/A	N/A	N/A
Tier I (to risk-weighted assets)
Sterling	9.9%	10.0%	9.5%	N/A	N/A	N/A	N/A
Sterling Savings Bank	9.7%	9.8%	9.2%	9.7%	9.9%	10.0%	10.8%
Golf Savings Bank	10.7%	N/A	N/A	N/A	N/A	N/A	N/A
Tier I leverage (to average assets)
Sterling	8.1%	7.7%	7.4%	N/A	N/A	N/A	N/A
Sterling Savings Bank	8.1%	7.4%	7.2%	6.6%	7.4%	7.6%	8.0%
Golf Savings Bank	5.9%	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Sterling adopted SFAS No. 142 “Goodwill and Intangible Assets” on January 1, 2002. The tabular presentation reflects retroactive application of SFAS No. 142, even though SFAS No. 142 by its terms applies prospectively.

(2)	Sterling did not have regulatory capital ratio requirements prior to its conversion to a bank holding company. Golf Savings Bank’s capital ratios have not been disclosed for periods prior to Sterling’s acquisition of Golf Savings Bank in July 2006.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF NORTHERN EMPIRE

Northern Empire is providing the following information to aid you in your analysis of the financial aspects of the merger. Northern Empire derived the information as of and for the five years ended December 31, 2005 from its historical audited consolidated financial statements for these fiscal years. The audited consolidated financial information contained herein is the same historical information that Northern Empire has presented in its prior filings with the SEC. The historical consolidated financial data for the nine months ended September 30, 2006 and 2005 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made.

The operating results for the nine months ended September 30, 2006 are not necessarily indicative of the operating results that may be expected for any future interim period or the year ending December 31, 2006. This information is only a summary, and you should read it in conjunction with Northern Empire’s consolidated financial statements and notes thereto contained in Northern Empire’s 2005 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled “Where You Can Find More Information” on page 81.

	Nine Months Ended Sept 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)

Income Statement Data:
Interest income	$69,567	$54,101	$74,338	$54,402	$44,732	$41,456	$44,345
Interest expense	(33,293)	(20,120)	(28,646)	(15,286)	(13,924)	(15,841)	(20,803)

Net interest income	36,274	33,981	45,692	39,116	30,808	25,615	23,542
Provision for losses on loans	(1,400)	(1,650)	(2,250)	(1,550)	(900)	(840)	(960)

Net interest income after provision for losses on loans	34,874	32,331	43,442	37,566	29,908	24,775	22,582
Non-interest income	3,550	3,198	4,392	2,862	2,894	2,334	1,677
Non-interest expenses	(15,397)	(14,085)	(18,514)	(16,640)	(14,165)	(11,678)	(10,521)

Income before income taxes	23,027	21,444	29,320	23,788	18,637	15,431	13,738
Income tax provision	(9,346)	(8,806)	(12,073)	(9,468)	(7,366)	(6,096)	(5,651)

Net income	$13,681	$12,638	$17,247	$14,320	$11,271	$9,335	$8,087

Earnings per share:
Basic	$1.25	$1.16	$1.58	$1.33	$1.10	$0.92	$0.80
Diluted	1.21	1.11	1.52	1.18	0.97	0.81	0.73
Cash dividends declared per share	$0	$0	$0	$0	$0	$0	$0
Weighted average shares outstanding:
Basic	10,933,702	10,890,334	10,896,884	10,780,141	10,202,012	10,150,714	10,124,625
Diluted	11,310,776	11,366,085	11,370,323	12,181,860	11,671,815	11,534,279	11,031,741
Financial Ratios:
Book value per share	$11.10	$9.41	$9.83	$8.27	$6.45	$5.29	$4.59
Return on average assets	1.40%	1.45%	1.47%	1.49%	1.52%	1.50%	1.54%
Return on average shareholders’ equity	15.8%	17.4%	17.3%	18.2%	18.8%	18.9%	19.8%
Shareholders’ equity to total assets	8.9%	8.4%	8.7%	8.3%	7.8%	7.8%	7.9%
Operating efficiency	36.0%	37.9%	37.0%	39.6%	42.0%	41.8%	41.7%
Net interest margin	3.79%	4.01%	3.99%	4.20%	4.25%	4.23%	4.61%
Nonperforming assets to total assets	0.04%	0.09%	0.05%	0.10%	0.15%	0.44%	0.38%
Statistical Data:
Number of:
Employees (full-time equivalent)	184	166	172	153	142	128	107
Full service branches	12	11	11	8	7	7	6

	September 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands)

Balance Sheet Data:
Total assets	$1,365,356	$1,217,101	$1,231,734	$1,080,924	$848,226	$689,380	$561,004
Loans receivable, net	1,210,855	1,051,476	1,090,772	938,104	733,857	586,461	466,529
Investments	16,289	62,194	62,385	10,356	6,758	3,557	1,760
Deposits	962,121	898,554	888,027	791,025	658,320	577,585	502,137
FHLB San Francisco advances	274,351	210,389	230,379	191,912	119,211	54,776	11,802
Shareholders’ equity	121,506	102,675	107,307	89,878	67,533	53,738	44,297
Capital Ratios:
Total (to risk-weighted assets)
Northern Empire Bancshares	11.9%	12.2%	12.2%	12.1%	11.7%	11.6%	12.1%
Sonoma National Bank	10.9%	11.0%	11.1%	10.8%	11.4%	11.5%	12.1%
Tier I (to risk-weighted assets)
Northern Empire Bancshares	10.8%	11.1%	11.0%	11.1%	10.6%	10.3%	10.9%
Sonoma National Bank	9.8%	9.9%	9.9%	9.7%	10.3%	10.3%	10.8%
Tier I leverage (to average assets)
Northern Empire Bancshares	9.0%	8.5%	8.8%	8.6%	8.4%	7.9%	8.0%
Sonoma National Bank	8.2%	7.6%	7.9%	7.6%	8.2%	7.8%	8.0%

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information

The following table presents trading information for Sterling common stock on the Nasdaq Global Select Market System and Northern Empire common stock on the Nasdaq Global Market System on September 15, 2006, the last trading day prior to the announcement of the signing of the merger agreement, and on January 8, 2007, the latest practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

	Closing Sales Price
			Northern Empire
	Sterling	Northern Empire	Equivalent(1)

Price per share:
September 15, 2006	$33.04	$23.98	$29.31
January 8, 2007	$33.47	$29.35	$29.65

(1)	The equivalent price per share data for Northern Empire common stock is the sum of (i) the last reported sale price of a share of Sterling common stock on September 15, 2006 multiplied by 0.8050, the number of Sterling shares to be issued in the merger for each outstanding share of Northern Empire common stock, plus (ii) $2.71, the amount of cash to be paid in the merger for each outstanding share of Northern Empire common stock.

You should obtain current market quotations for Sterling and Northern Empire common stock. The market price of Sterling common stock will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Sterling common stock is subject to fluctuation, the value of the shares of Sterling common stock that you receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

Sterling

Sterling common stock is listed on the Nasdaq Global Select Market System under the symbol “STSA.” As of January 8, 2007, there were 42,085,948 outstanding shares of Sterling common stock held by approximately 2,021 shareholders of record.

The board of directors of Sterling from time to time evaluates the payment of cash dividends. If the merger is completed, dividends will be paid only as and when declared by the Sterling board of directors. The timing and amount of any future dividends will depend upon earnings, cash and capital requirements, the financial condition of Sterling and its subsidiaries, applicable government regulations and other factors deemed relevant by Sterling’s board of directors. Sterling has paid the following cash dividends:

	Per Share
Date Paid	Amount	Total

October 2005	$0.050	$1.7 million
January 2006	0.055	1.9 million
April 2006	0.060	2.1 million
July 2006	0.065	2.3 million
October 2006	0.070	2.6 million

On October 24, 2006, Sterling announced a quarterly cash dividend of $0.075 per share of common stock payable to shareholders of record as of December 29, 2006. The dividend is expected to be paid on January 12, 2007.

Northern Empire

Since May 2005, Northern Empire common stock has been listed on the Nasdaq Global Market System under the symbol “NREB.” Prior to that time, the stock was traded on the over-the-counter market. As of January 10, 2007, there were 11,013,017 outstanding shares of Northern Empire common stock held by approximately 213 holders of record.

Northern Empire last paid a cash dividend in March 1995, and it has paid a 5% stock dividend in each year beginning in 1995 through and including 2006. Two-for-one stock splits were effected in August 1998 and in December 2003. If the merger is not completed, shareholders of Northern Empire will continue to receive dividends only as and when declared by the Northern Empire board of directors. The timing and amount of any future dividends by Northern Empire will depend upon earnings, cash requirements, capital requirements, the financial condition of Northern Empire and its subsidiaries, applicable government regulations and other factors deemed relevant by Northern Empire’s board of directors.

Sterling and Northern Empire Quarterly Stock Price and Dividend Paid Information.

The following table sets forth for the calendar quarters indicated, the high and low sales prices per share of Sterling and Northern Empire common stock, as reported on the NASDAQ Global Select Market System and the NASDAQ Global Market System, respectively, as well as historical cash dividends paid during the same period.

	Sterling			Northern Empire
	Common Stock			Common Stock
	High	Low	Dividends	High	Low	Dividends

2006
Quarter ended December 31	$35.04	$31.68	$0.075	$30.49	$27.24	$0.000
Quarter ended September 30	33.78	29.50	0.070	28.51	22.99	0.000
Quarter ended June 30	32.35	28.31	0.065	25.65	22.80	0.000
Quarter ended March 31	29.91	24.50	0.060	25.15	22.02	0.000
2005
Quarter ended December 31	26.78	21.86	0.055	26.43	21.57	0.000
Quarter ended September 30	27.39	21.66	0.050	29.71	22.76	0.000
Quarter ended June 30	25.12	21.69	0.000	29.65	23.13	0.000
Quarter ended March 31	26.75	23.36	0.000	24.72	19.55	0.000
2004
Quarter ended December 31	27.50	23.26	0.000	21.32	19.08	0.000
Quarter ended September 30	23.87	20.45	0.000	20.41	17.91	0.000
Quarter ended June 30	22.57	19.05	0.000	20.85	18.14	0.000
Quarter ended March 31	23.61	20.12	0.000	19.00	15.03	0.000

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma balance sheet combines the historical balance sheet of Sterling and the historical balance sheet of Northern Empire giving effect to the consummation of the merger as if the merger had become/been effective as of September 30, 2006, and giving effect to the related pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

The following unaudited pro forma statements of income for the nine months ended September 30, 2006 and the year ended December 31, 2005 combine the historical statements of income of Sterling and Northern Empire giving effect to the merger as if the merger had become effective at the beginning of the periods presented, and giving effect to the related pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial information. This unaudited pro forma condensed consolidated financial information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the periods indicated or which may be obtained in the future.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with and is qualified in its entirety by reference to the historical financial statements and related notes thereto of Sterling and of Northern Empire incorporated by reference herein.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma balance sheet as of September 30, 2006 and the unaudited pro forma statements of income for the nine months ended September 30, 2006 and the year ended December 31, 2005 do not reflect Sterling’s acquisition of FirstBank on November 30, 2006, or Golf Savings Bank prior to its acquisition on July 5, 2006. Separate financial information for FirstBank, or for Golf Savings Bank prior to its acquisition on July 5, 2006, is not included in or incorporated by reference in this proxy statement/prospectus. The following sets forth unaudited selected financial information regarding FirstBank, derived from financial statements of FirstBank for the period ended September 30, 2006. The pro forma condensed consolidated financial information with respect to Sterling and Northern Empire should be read in conjunction with the following selected information for FirstBank.

FirstBank
(Unaudited)

September 30, 2006
(in thousands)
Loans receivable, net	$671,157
Total assets	$884,167
Deposits	$633,418
Shareholders’ Equity	$82,764
For the Six Months Ended September 30, 2006 (in thousands)
Interest income	$31,088
Net interest income	$18,253
Net income	$4,965

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	September 30, 2006
		Northern	Pro Forma		Pro Forma
	Sterling(1)	Empire	Adjustments		Combined(1)
	(Dollars in thousands)

Assets:
Cash and due from banks	$144,975	$117,208	$(9,676	)(a)	$252,507
Mortgage-backed securities	1,746,734	0			1,746,734
Investments	201,870	16,289			218,159
Loans receivable, net	6,359,918	1,210,855			7,570,773
Goodwill	144,861	0	205,607	(b)	350,468
Other intangible assets	16,634	0	12,718	(c)	29,352
Other assets	297,725	21,004			318,729

Total assets	$8,912,717	$1,365,356	$208,649		$10,486,722

Liabilities:
Deposits	$5,953,767	$962,121	$(2,880	)(d)	$6,913,008
Advances from FHLB	1,373,513	274,351			1,647,864
Securities sold subject to repurchase agreements and funds purchased	623,612	0			623,612
Other borrowings	237,222	0	20,000	(a)	257,222
Other liabilities	115,882	7,378	10,985	(e)	134,245

Total liabilities	8,303,996	1,243,850	28,105		9,575,951

Shareholders’ Equity:
Common stock	37,024	73,855	(65,040	)(f)	45,839
Additional paid-in capital	441,547	7,895	285,340	(f)	734,782
Retained earnings	165,399	39,763	(39,763	)(f)	165,399
Accumulated other comprehensive income (loss), net of tax effect	(35,249)	(7)	7	(f)	(35,249)

Total shareholders’ equity	608,721	121,506	180,544		910,771

Total liabilities and shareholders’ equity	$8,912,717	$1,365,356	$208,649		$10,486,722

(1)	Includes adjustments and operations of Golf Savings Bank since its acquisition in July 2006; does not include adjustments to reflect the acquisition of FirstBank in November 2006.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Nine Months Ended
	September 30, 2006
		Northern	Pro Forma		Pro Forma
	Sterling(1)	Empire	Adjustments		Combined(1)
	(Dollars in thousands, except shares and per share data)

Interest income:
Loans	$321,021	$65,743	$0		$386,764
Mortgage-backed securities	67,444	0	0		67,444
Investments	2,642	3,824	0		6,466

Total interest income	391,107	69,567	0		460,674

Interest expense:
Deposits	127,372	23,289	540	(d)	151,201
Borrowed funds	73,697	10,004	1,050	(a)	84,751

Total interest expense	201,069	33,293	1,590		235,952

Net interest income	190,038	36,274	(1,590)		224,722
Provision for losses on loans	(13,998)	(1,400)	0		(15,398)

Net interest income after provision for losses on loans	176,040	34,874	(1,590)		209,324

Other operating income:
Net gains on sales of securities	0	0	0		0
Fee and other	46,498	3,550	0		50,048

Total non-interest income	46,498	3,550	0		50,048

Non-interest expense
General and administrative expense:
Compensation and benefits	82,278	9,505	0		91,783
Occupancy and equipment and other	62,556	5,892	0		68,448
Amortization of intangibles	1,697	0	1,192	(c)	2,889

Total non-interest expense	146,531	15,397	1,192		163,120

Income before income tax expense	76,007	23,027	(2,782)		96,252
Income tax expense	(24,321)	(9,346)	1,029	(g)	(32,638)

Net income	$51,686	$13,681	$(1,753)		$63,614

Earnings per share:
Basic	$1.45	$1.25			$1.43
Diluted	1.44	1.21			1.41
Weighted average common shares:
Basic	35,645,887	10,933,702			44,461,198
Diluted	35,992,764	11,310,776			44,972,221

(1)	Includes adjustments and operations of Golf Savings Bank since its acquisition in July 2006; does not include adjustments to reflect the acquisition of FirstBank in November 2006.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

	For the Year Ended
	December 31, 2005
		Northern	Pro Forma		Pro Forma
	Sterling(1)	Empire	Adjustments		Combined(1)
	(Dollars in thousands, except shares and per share data)

Interest income:
Loans	$296,306	$70,621	$0		$366,927
Asset-backed securities	88,682	0	0		88,682
Investments	2,823	3,717	0		6,540

Total interest income	387,811	74,338	0		462,149

Interest expense:
Deposits	91,990	21,533	2,160	(d)	115,683
Borrowed funds	79,286	7,113	1,400	(a)	87,799

Total interest expense	171,276	28,646	3,560		203,482

Net interest income	216,535	45,692	(3,560)		258,667
Provision for losses on loans	(15,200)	(2,250)	0		(17,450)

Net interest income after provision for losses on loans	201,335	43,442	(3,560)		241,217

Other operating income:
Net gains on sales of securities	(57)	0	0		(57)
Fee and other	59,626	4,392	0		64,018

Total non-interest income	59,569	4,392	0		63,961

Non-interest expense
General and administrative expense:
Compensation and benefits	93,367	11,078	0		104,445
Occupancy and equipment and other	74,692	7,436	0		82,128
Amortization of intangibles	2,222	0	1,590	(c)	3,812

Total non-interest expense	170,281	18,514	1,590		190,385

Income before income tax expense	90,623	29,320	(5,150)		114,793
Income tax expense	(29,404)	(12,073)	1,906	(g)	(39,571)

Net income	$61,219	$17,247	$(3,244)		$75,222

Earning per share:
Basic	$1.77	$1.58			$1.73
Diluted	1.75	1.52			1.71
Weighted average common shares:
Basic	34,633,952	10,896,884			43,449,263
Diluted	35,035,029	11,370,323			44,014,486

(1)	Does not include adjustments to reflect the acquisitions of FirstBank or Golf Savings Bank.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Basis of Pro Forma Presentation

The pro forma information related to the merger has been prepared in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets.

The following is an estimate of the purchase price for Northern Empire, the preliminary purchase price allocation and resulting goodwill:

(Dollars in thousands)

Purchase Price:
Cash	$29,676
Stock	287,188
Stock options exchanged	14,862

Total purchase price	331,726

Northern Empire’s net assets	121,506
Core deposit intangible	12,718
Premium on time deposits	2,880
Tax effect of fair value adjustments	(2,710)
Accrued transaction costs	(8,275)

Net assets acquired	126,119

Goodwill	$205,607

The estimated core deposit intangible is projected to amortize as follows:

		Tax Effect of
	Core Deposit	CDI
	Intangible	Amortization
	(Dollars in thousands)

2006	$(132)	$49
2007	(1,590)	588
2008	(1,590)	588
2009	(1,590)	588
2010	(1,590)	588
2011 and thereafter	(6,227)	2,304

Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements have been adjusted for the following:

(a) Acquisition financing inflow of $20.0 million and $29.7 million outflow for cash portion of purchase price of Northern Empire. Interest expense has been projected at 7%.

(b) Unidentifiable intangible asset includes transaction costs of $5.2 million, net of tax.

(c) Identifiable intangible asset on core deposits amortized straight line over eight years.

(d) Premium on time deposits amortized to interest expense over two years, $180,000 per month year one, and $60,000 per month year two.

(e) Transaction costs of $8.3 million consisting of investment banking fees, employee related fees and other direct transaction costs; deferred tax liability of $4.7 million from core deposit intangible; deferred tax liability of $1.1 million from time deposit premium; and $3.1 million deferred tax asset on accrued transaction costs.

(f) Issuance of 8.8 million shares of Sterling as part of purchase price for Northern Empire. Share valuation at $32.58, the average closing price of Sterling’s common stock a few days before and after announcement of transaction. Sterling common stock options totaling 683,000 exchanged for all Northern Empire options outstanding for total value of $14.9 million. Close Northern Empire equity accounts.

(g) Tax effect of: (1) core deposit intangible amortization, (2) deposit premium amortization and, (3) interest expense on acquisition financing.

Comparative Per Share Information

The following is derived from unaudited pro forma condensed consolidated financial information. Pro forma combined amounts multiplied by the exchange ratio of 0.805 equal per equivalent Northern Empire share amounts. This table is a relative comparison of Northern Empire stock and the Sterling stock consideration to be received by Northern Empire shareholders in the merger. This comparison does not account for the value of $2.71 in per share cash consideration to be received by Northern Empire shareholders.

				Per
				Equivalent
		Northern	Pro Forma	Northern
	Sterling	Empire	Combined	Empire Share

Earnings for the nine months ended September 30, 2006:
Basic	$1.45	$1.25	$1.43	$1.15
Diluted	1.44	1.21	1.41	1.14
Earnings for the year ended December 31, 2005:
Basic	1.77	1.58	1.73	1.39
Diluted	1.75	1.52	1.71	1.38
Cash dividends declared per share:
For the nine months ended September 30, 2006	0.20	0.00	0.15	0.12
For the year ended December 31, 2005	0.11	0.00	0.08	0.07
Book value:
As of September 30, 2006	16.44	11.10	19.87	15.99
As of December 31, 2005	14.54	9.83	18.52	14.91

THE SPECIAL MEETING OF STERLING SHAREHOLDERS

Date, time, place and purpose of Sterling’s special meeting

The special meeting of Sterling’s shareholders will be held at 10:00 am., local time, on February 21, 2007, at the 4th Floor Boardroom, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201. At the special meeting, the shareholders of Sterling will consider and vote upon (i) approval of the merger of Northern Empire into Sterling, as provided in the merger agreement, which is included as Appendix A; and (ii) approval of any proposal by the Sterling board of directors to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger agreement.

Pursuant to the merger agreement, Northern Empire will merge with and into Sterling, and Sterling may elect to merge Northern Empire’s wholly owned subsidiary, Sonoma, with and into Sterling Savings Bank or to retain it as an independent, wholly owned operating subsidiary of Sterling. We expect to complete the merger of Northern Empire with and into Sterling by no later than April 2, 2007.

All information contained in this joint proxy statement/prospectus with respect to Northern Empire has been supplied by Northern Empire. All information contained in this joint proxy statement/prospectus with respect to Sterling has been supplied by Sterling.

This joint proxy statement/prospectus is first being sent to holders of Sterling common stock on or about January 17, 2007 and is accompanied by a form of proxy that is being solicited by the Sterling board of directors for use at the special meeting and any adjournment or postponement thereof.

Voting and Proxy Procedure

Shareholders Entitled to Vote.

The close of business on January 12, 2007 was the record date for determining Sterling shareholders entitled to receive notice of and to vote at the special meeting. On January 8, 2007, the latest practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus, there were 42,085,948 shares of Sterling common stock outstanding held by 2,021 holders of record. Each holder of Sterling common stock is entitled to one vote for each share of Sterling common stock in that holder’s name on Sterling’s books as of the record date on any matter submitted to the vote of the Sterling shareholders at the special meeting.

If you are a beneficial owner of Sterling common stock held of record by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Sterling common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting Your Shares.

If you are the record owner of your shares (i.e., your shares are not held in street name), you can vote your shares using one of the following methods:

•	Complete and return a written proxy card;

•	Vote by telephone using the toll-free number shown on the proxy card; or

•	Vote through the Internet at www.proxyvote.com.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on February 20, 2007. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

If your shares are held in street name, you must instruct your street name holder regarding how to vote your shares, by following the procedures set forth by your street name holder.

You can also vote in person at the special meeting. Submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote in person, provided you follow the proxy revocation procedures set forth below or, if your shares are held in street name, you obtain a written proxy in your name from the broker, bank or other street name holder who holds your shares.

Quorum.

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Sterling common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum.

Proxies; Proxy Revocation Procedures.

The Sterling board of directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Sterling board of directors. The board recommends a vote:

•	FOR approval of the merger agreement;

•	FOR any proposal of the Sterling board of directors to adjourn or postpone the special meeting; and

•	FOR any other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Sterling shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of Sterling prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.

Proxies that do not provide the proxy holders with direction in voting on the merger agreement or with respect to adjournments will be voted in favor of the merger agreement and granting authority to adjourn or postpone the special meeting, in accordance with the recommendation of the board of directors of Sterling.

Participants in the Sterling 401(k) Employment Savings and Incentive Plan and Trust.

If you hold shares through the Sterling 401(k) Employment Savings and Incentive Plan and Trust, the proxy card represents a voting instruction to the trustees as to the number of shares in your plan account. Each participant in the Sterling 401(k) Employment Savings and Incentive Plan and Trust Profit Sharing Plan may direct the trustees as to the manner in which shares of Sterling common stock allocated to the participant’s plan account are to be voted. Allocated shares for which no voting instructions are received will be voted by the Plan’s investment committee. The deadline for returning your voting instructions to the trustees is February 14, 2007.

Quorum and Vote Required.

The required quorum for the transaction of business at the special meeting is a majority of the shares of Sterling common stock outstanding on the record date, represented in person or by proxy. For the merger agreement to be approved by Sterling shareholders, a majority of the votes cast in person or by proxy at the special meeting must vote FOR approval of the merger agreement. As of the record date, the directors and executive officers of Sterling and their affiliates hold 7.4% of the outstanding shares entitled to vote.

The affirmative vote of the holders of a majority of the shares of Sterling common stock present in person or by proxy at the special meeting and voting on the matter may authorize the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional proxies, whether or not a quorum is present. No proxy that is voted against the approval of the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for that proposal.

Brokers who hold shares of Sterling common stock in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer’s shares without specific instructions from the customer. These non-voted shares are referred to as broker non-votes. If your broker holds your Sterling stock in street name, your broker will vote your shares only if you provide instructions on how to vote by completing the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Abstentions and broker non-votes will be included in determining the presence of a quorum, but will not count toward the shares voting on the proposal to approve the merger agreement or any proposal to adjourn or postpone the special meeting, and will have the effect of reducing the number of votes required to approve these proposals.

Adjournments

Although it is not anticipated, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies in favor of the merger agreement. Any adjournment or postponement of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of Sterling common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Sterling’s shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of Sterling. Sterling will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Sterling, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Sterling will pay printing, postage and mailing costs for preparation and mailing of the joint proxy statement/prospectus. All other costs related to the proposed merger, including legal and accounting fees, shall be borne by the party incurring such costs. In addition, Sterling has engaged the Altman Group, Inc. to assist in distributing proxy materials and contacting record and beneficial owners of Sterling common stock, and has agreed to pay a fee of $6,500, including out-of-pocket expenses, for its services to be rendered on behalf of Sterling.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information as of December 31, 2006 regarding the shares of Sterling common stock beneficially owned by (i) each person known by Sterling to own beneficially more than 5% of Sterling’s common stock; (ii) each director of Sterling; (iii) certain named executive officers of Sterling; and (iv) all directors and named executive officers of Sterling as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Sterling common stock listed as owned by that person.

	Shares of
	Common Stock		Percent of
	Beneficially		Common
Name of Beneficial Owner	Owned(1)		Stock(2)

Beneficial owners of more than 5%
Private Capital Management(3)	3,138,077		9.0%
8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108
Earnest Partners LLC(4)	2,118,655		6.1%
75 Fourteenth Street, Suite 2300 Atlanta, GA 30309
Directors and Executive Officers
Rodney W. Barnett	65,300	(5)	*
Donald N. Bauhofer	30,228	(6)	*
William “Ike” L. Eisenhart	17,450	(7)	*
James P. Fugate	26,273	(8)	*
Harold B. Gilkey	493,693	(9)	1.17%
John M. Harlow	140,126	(10)	*
Robert D. Larrabee	37,259	(11)	*
Donald J. Lukes	6,622	(12)	*
Michael F. Reuling	11,994
Heidi B. Stanley	258,525	(13)	*
William W. Zuppe	222,292	(14)	*
All Directors and Executive Officers as a Group (26 persons)	2,618,964	(15)	6.09%

*	Less than 1%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Sterling common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of December 31, 2006. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	Based on shares outstanding at December 31, 2006, of 42,042,740, plus options included in beneficial ownership.

(3)	Based on Schedule 13G/A filed on February 14, 2006, by Private Capital Management, which states that it has shared voting and dispositive power as to 3,138,077 shares.

(4)	Based on Schedule 13G filed on February 14, 2006, by Earnest Partners LLC, which states that it has shared voting power as to 101,725 shares, sole voting power as to 915,730 shares and sole dispositive power as to 2,118,655 shares.

(5)	Includes 23,000 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(6)	Includes 22,846 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(7)	Includes 12,500 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(8)	Includes 17,000 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(9)	Includes 200,000 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006, and 19,621 shares held for Mr. Gilkey’s individual account under the 401(k) Plan. Excludes 268,045 shares held by Sterling’s Deferred Compensation Plan (as of September 30, 2006) and 11,367 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of Mr. Gilkey, as to which shares Mr. Gilkey disclaims beneficial ownership.

(10)	Includes 105,250 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006. Excludes 48,825 shares (as of September 30, 2006) held by Sterling’s Deferred Compensation Plan and 7,485 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of Mr. Harlow, as to which shares Mr. Harlow disclaims beneficial ownership.

(11)	Includes 11,000 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(12)	Includes 5,000 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(13)	Includes 201,400 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006, and 7,481 shares held for Ms. Stanley’s individual account under the 401(k) Plan. Excludes 48,237 shares (as of September 30, 2006) held by Sterling’s Deferred Compensation Plan and 6,686 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of Ms. Stanley, as to which shares Ms. Stanley disclaims beneficial ownership.

(14)	Includes 155,000 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006, and 20,455 shares held for Mr. Zuppe’s individual account under the 401(k) Plan. Excludes 184,392 held by Sterling’s Deferred Compensation Plan and 10,746 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of Mr. Zuppe, as to which shares Mr. Zuppe disclaims beneficial ownership.

(15)	In addition to the information supplied in footnotes 1-12, includes 982,347 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006, and 82,783 shares held in individual accounts under the 401(k) Plan. Excludes 582,883 shares (as of September 30, 2006) held by Sterling’s Deferred Compensation Plan and 47,589 shares (as of December 31, 2006) held by the 401(k) Plan for the benefit of members of the group, as to which shares such members disclaim beneficial ownership.

THE SPECIAL MEETING OF NORTHERN EMPIRE SHAREHOLDERS

Date, time, place and purpose of Northern Empire’s special meeting

The special meeting of Northern Empire’s shareholders will be held at 5:00 p.m., local time, on February 20, 2007, at 801 Fourth Street, Santa Rosa, California 95404. At the special meeting, the shareholders of Northern Empire will consider and vote upon (i) approval of the merger of Northern Empire into Sterling, as provided in the merger agreement, which is included as Appendix A; and (ii) approval of any proposal by the Northern Empire board of directors to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger agreement.

Pursuant to the merger agreement, Northern Empire will merge with and into Sterling. The merger agreement also provides that Sterling may elect to merge Sonoma with and into Sterling Savings Bank. We expect to complete the merger of Northern Empire with and into Sterling by no later than April 2, 2007.

When we complete the merger, Northern Empire shareholders will receive a combination of cash and shares of Sterling common stock as merger consideration for each share of Northern Empire common stock they own, as described in “The Merger — Consideration to be Received in the Merger.” Sterling common stock received by certain affiliates of Northern Empire will be subject to certain sale and transfer restrictions as described in “The Merger — Restrictions on Resales by Affiliates.” Sterling common stock received by all other Northern Empire shareholders will be unrestricted publicly traded stock.

All information contained in this joint proxy statement/prospectus with respect to Northern Empire has been supplied by Northern Empire. All information contained in this joint proxy statement/prospectus with respect to Sterling has been supplied by Sterling.

This joint proxy statement/prospectus is first being sent to holders of Northern Empire common stock on or about January 17, 2007 and is accompanied by a form of proxy that is being solicited by the Northern Empire board of directors for use at the special meeting and any adjournment or postponement thereof.

Voting and Proxy Procedure

Shareholders Entitled to Vote.

The close of business on January 12, 2007 is the record date for determining Northern Empire shareholders entitled to receive notice of and to vote at the special meeting. On January 10, 2007, there were 11,013,017 shares of Northern Empire common stock outstanding held by 213 holders of record. Northern Empire has no other class of voting securities outstanding. Each holder of Northern Empire common stock is entitled to one vote for each share of Northern Empire common stock in that holder’s name on Northern Empire’s books as of the record date on any matter submitted to the vote of the Northern Empire shareholders at the special meeting.

If you are a beneficial owner of Northern Empire common stock held of record by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Northern Empire common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting Your Shares.

If you are the record owner of your shares (i.e., your shares are not held in street name), you can vote your shares using one of the following methods:

•	Complete and return a written proxy card;

•	Vote by telephone using the toll-free number shown on the proxy card; or

•	Vote through the Internet by following the instructions shown on the proxy card.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on February 19, 2007. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

If your shares are held in street name, you must instruct your street name holder regarding how to vote your shares by following the procedures set forth by your street name holder.

You can also vote in person at the special meeting. Submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote in person, provided you follow the proxy revocation procedures set forth below or, if your shares are held in street name, you obtain a written proxy in your name from the broker, bank or other street name holder who holds your shares.

Quorum.

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Northern Empire common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum.

Proxies; Proxy Revocation Procedures.

The Northern Empire board of directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Northern Empire board of directors. The board recommends a vote:

•	FOR approval of the merger agreement;

•	FOR any proposal of the Northern Empire board of directors to adjourn or postpone the special meeting; and

•	FOR any other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Northern Empire shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of Northern Empire prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.

Proxies that do not provide the proxy holders with direction in voting on the merger agreement or with respect to adjournments will be voted in favor of the merger agreement and granting authority to adjourn the special meeting, in accordance with the recommendation of the board of directors of Northern Empire. Northern Empire shareholders who provide no instruction with respect to the merger agreement will not be eligible to assert their dissenters’ rights.

Participants in the Northern Empire 401(k) Profit Sharing Plan.

If you hold shares through the Northern Empire 401(k) Profit Sharing Plan, the proxy card represents a voting instruction to the trustees as to the number of shares in your plan account. Each participant in the Northern Empire 401(k) Profit Sharing Plan may direct the trustees as to the manner in which shares of Northern Empire common stock allocated to the participant’s plan account are to be voted. Allocated shares for which no voting instructions are received will be voted by the trustees in the same proportion as shares for which voting instructions are received.

Vote Required.

Under the terms of the merger agreement, and as required by California law, approval of the merger agreement requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of Northern Empire common stock. As of the date of this joint proxy statement/prospectus, the eleven directors and/or executive officers of Northern Empire and Sonoma and their affiliates hold 14% of the outstanding shares of Northern Empire common stock entitled to vote. The eleven directors and/or executive officers of Northern Empire and Sonoma have agreed to vote an aggregate of 14% of Northern Empire’s outstanding common stock in favor of the merger agreement. See the section entitled “The Merger Agreement — Voting Agreements.” Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Northern Empire common stock, abstentions and broker non-votes will have the same effect as a vote against the merger.

The affirmative vote of the holders of a majority of the shares of Northern Empire common stock present in person or by proxy may authorize the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional proxies, or for any other reason, whether or not a quorum is present. No proxy that is voted against the approval of the merger agreement will be voted in favor of adjournment or postponement for the purpose of soliciting further proxies for the merger proposal.

Adjournments

Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the merger agreement. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of Northern Empire common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Northern Empire’s shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of Northern Empire. Northern Empire will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Northern Empire, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Northern Empire will pay printing, postage and mailing costs for preparation and mailing of the joint proxy statement/prospectus. All other costs related to the proposed merger including legal and accounting fees, shall be borne by the party incurring such costs. In addition, Northern Empire intends to engage Mellon Investor Services to assist in distributing proxy materials and contacting record and beneficial owners of Northern Empire common stock. It is anticipated that the fees for such services to be rendered on behalf of Northern Empire will be approximately $15,000.

Security Ownership of Management

Northern Empire knows of no person who is the beneficial owner of more than 5.0% of its outstanding shares as of December 31, 2006.

The following table sets forth information as of December 31, 2006 regarding the shares of Northern Empire common stock beneficially owned by (i) each director of Northern Empire and/or Sonoma; (ii) each executive officer of Northern Empire and/or Sonoma; and (iii) all directors and executive officers of Northern Empire and Sonoma as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Northern Empire common stock listed as owned by that person.

	Shares of Common		Percent of
	Stock Beneficially		Common
Name of Beneficial Owner	Owned(1)		Stock

Clement C. Carinalli	189,106		1.72%
Patrick R. Gallaher	181,989	(2)	1.65%
William E. Geary	400,453	(3)	3.64%
Dennis R. Hunter	330,068	(4)	3.00%
James B. Keegan, Jr.	216,280	(5)	1.96%
Deborah A. Meekins	393,090	(6)	3.57%
David Titus	79,507	(7)	0.72%
Kevin Carinalli	290,755	(8)	2.64%
Michael Wright	12,195	(9)	0.11%
Joann Barton	76,267	(10)	0.69%
Jane M. Baker	38,599	(11)	0.35%

All Directors and Executive Officers as a Group (11 persons)	2,208,309		20.05%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Northern Empire common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of

December 31, 2006. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	Includes 11,812 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(3)	Includes 27,562 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(4)	Including 164,577 shares held in trust accounts for which Mr. Hunter serves as a trustee and shares voting and investment powers, but does not have a beneficial interest.

(5)	Includes 39,375 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(6)	Includes 256,241 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(7)	Includes 67,703 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(8)	Includes 12,140 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(9)	Includes 5,250 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(10)	Includes 14,602 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

(11)	Includes 22,913 shares issuable pursuant to stock options exercisable within 60 days of December 31, 2006.

THE MERGER

General

The boards of directors of Sterling and Northern Empire have unanimously approved the merger agreement providing for the merger of Northern Empire with and into Sterling, with Sterling being the surviving entity. The merger agreement also provides that Sterling may elect to merge Sonoma with and into Sterling Savings Bank. We expect to complete the merger of Northern Empire with and into Sterling by no later than April 2, 2007.

Background of the Merger

Northern Empire was incorporated as a California corporation on June 8, 1982 for the purpose of becoming a bank holding company of Sonoma. As a bank holding company registered under the Bank Holding Company Act of 1956, Northern Empire is subject to supervision by the Board of Governors of the Federal Reserve System. On April 27, 2000, Northern Empire also elected to become a financial holding company under the Gramm-Leach-Bliley Act of 1999, although it has not engaged in any of the activities permitted to financial holding companies under applicable law and regulations. Northern Empire’s sole subsidiary is Sonoma and its activities are the commercial banking activities engaged in through Sonoma and some lending through loan participations with Sonoma. As of September 30, 2006, Northern Empire had total assets of $1.37 billion, net loans receivable of $1.21 billion, deposits of $962.1 million and shareholders’ equity of $121.5 million.

Sonoma was organized as a national banking association on March 27, 1984 and commenced operations on January 25, 1985. It currently has twelve banking offices operating in Sonoma, Marin and Contra Costa Counties, California. Sonoma’s primary market area and source of most of its loan business is Sonoma County, the greater Bay Area in California, and Arizona (mainly in the area surrounding Phoenix). Sonoma has expanded its lending territory for construction loans, commercial real estate loans and loans made under the programs of the SBA. Sonoma has loan production facilities in Phoenix, Arizona and San Francisco, San Rafael, Sacramento, and Walnut Creek, California. A branch in Novato, California, is scheduled to open in the first quarter of 2007. The primary market area for deposit business is Sonoma and Marin Counties.

As part of its analysis of the prospects and banking strategies of Northern Empire and Sonoma, the Northern Empire board of directors has, from time to time, considered the advantages and disadvantages of a combination with another financial institution. Beginning in the fourth quarter of 2005, the board began internal preliminary discussions regarding the specific possibility of combining with another financial institution. At that time, the board requested the assistance of Sandler O’Neill to advise the board concerning a possible combination and to assist the board in moving forward in the most advantageous manner. These discussions centered on the banking environment in which Sonoma operates, including the increased cost of conforming to regulatory and compliance guidelines, increased competition in Sonoma’s market area for deposits and loans, and the interest rate environment for commercial banks in general. The board considered the importance of operational scale and financial resources in maintaining efficiency to enable Northern Empire to remain competitive over the long term. The board also took into account Sonoma’s performance, particularly its low loan loss experience, its consistent growth in earnings and assets, growth without sacrificing quality customer service, its expertise in commercial real estate and SBA lending and its efficiency of operations. The board recognized that a business combination between Northern Empire and another financial institution would be expected to increase value for Northern Empire shareholders by producing a stronger institution with a broader array of products, services and resources, larger lending limits, a more diversified customer base and the possibility of greater liquidity for shareholders.

On January 6, 2006, the board approved the engagement of Sandler O’Neill to advise the board of directors regarding a possible business combination, and an engagement letter with Sandler O’Neill was entered into on that date.

From late January 2006 through mid July 2006, Sandler O’Neill contacted financial institutions, including Sterling, to determine their interest in a possible business combination with Northern Empire. After executing confidentiality agreements, interested parties were provided with confidential information about the financial results and business prospects of Northern Empire.

On March 4, 2006, Sandler O’Neill contacted Harold Gilkey, Sterling’s Chairman and Chief Executive Officer, to determine Sterling’s interest in submitting an indication of interest in connection with a potential business combination with Northern Empire. On March 4, 2006, a confidentiality agreement was executed with Sterling and Sandler O’Neill provided confidential materials to Sterling. On March 18, 2006, Harold Gilkey and Deborah Meekins, President and Chief Executive Officer of Northern Empire, met and held preliminary discussions regarding a possible transaction.

In early April 2006, Northern Empire executives met with executives of three institutions, not including Sterling, for the purpose of exploring the possibility of a merger transaction. Conversations with these institutions as well as Sterling regarding the possible structure and mechanics of a business combination generally continued until July 2006.

On July 24, 2006, Sterling’s board of directors discussed the proposed acquisition of Northern Empire at a regularly scheduled board meeting, and on July 25, 2006, Sterling Savings Bank’s board of directors discussed the proposed combination at a regularly scheduled board meeting.

On July 27, 2006, Northern Empire received a written preliminary non-binding indication of interest from Sterling for a consideration mix of approximately 90% stock, 10% cash with a value of approximately $27 per share based on Sterling’s average stock price at that time.

On July 31, 2006, the Northern Empire board met with Sandler O’Neill and Northern Empire’s legal counsel, Haines & Lea, to review the pricing and terms of the preliminary non-binding indication of interest. Haines & Lea discussed with the board its fiduciary duties as they relate to a proposal of this kind. After discussion with the board and its counsel, the board determined that the preliminary non-binding expression of interest from Sterling warranted further consideration by Northern Empire.

Sterling retained Keefe, Bruyette & Woods, Inc. as an investment banker in connection with the transaction. KBW first became involved on August 2, 2006, and Sterling entered into an engagement letter with KBW on August 21, 2006. From August 14, 2006 through August 18, 2006, Sterling conducted on-site due diligence of Northern Empire. Sterling also conducted additional due diligence investigation of Northern Empire materials provided to Sterling and its counsel. Following its due diligence investigation of Northern Empire, Sterling determined that it was still interested in an acquisition of Northern Empire.

On August 24, 2006, Sterling’s legal counsel delivered a draft of the merger agreement to Haines & Lea. From August 24, 2006 to September 15, 2006, draft versions of the merger agreement were exchanged, reviewed and discussed between the parties, including the Northern Empire directors, Sandler O’Neill and Haines & Lea.

From August 28, 2006 through August 30, 2006, Northern Empire and its representatives performed additional on-site due diligence on Sterling.

On September 15, 2006, the Northern Empire board met with Sandler O’Neill and Haines & Lea. Prior to this meeting, the proposed definitive merger agreement and related materials between Northern Empire and Sterling had been distributed to the board. During the meeting due diligence reports from Northern Empire management, Sandler O’Neill and Haines & Lea were presented to the board. The board received an extensive presentation from Sandler O’Neill regarding the financial terms of the transaction. Haines & Lea reviewed with the board of directors their fiduciary duties, the terms of the definitive agreement and other relevant documents pertaining to the contemplated transaction. Sandler O’Neill reviewed the fairness of the proposed transaction and delivered its oral opinion, which was subsequently confirmed in writing, that the merger consideration was fair, from a financial point of view, to the holders of Northern Empire common stock. After a thorough discussion of the transaction, the Northern Empire board voted unanimously to approve the definitive agreement, authorize the execution of the definitive agreement and related documents, and recommend that the Northern Empire shareholders approve and adopt the agreement with Sterling.

The Sterling board of directors met on September 17, 2006. Prior to the meeting, the proposed definitive agreement and related materials had been distributed to Sterling’s board for its review. During this meeting, Sterling’s chief executive officer, chief financial officer and legal counsel summarized the material terms of the proposed transaction, and Sterling’s chief executive officer led Sterling’s board of directors in a discussion of the merits, risks and the strategic reasons for and against the transaction. The board received an oral opinion from KBW, which was subsequently confirmed in writing, that the consideration offered in the merger is fair, from a financial point of view, to the shareholders of Sterling. After a thorough discussion, Sterling’s board of directors unanimously approved the definitive merger agreement and other relevant documents and the contemplated transaction. At the conclusion of the arm’s length negotiations between representatives of Sterling and Northern Empire, and pursuant to the resolutions adopted by each company’s board of directors, Sterling and Northern Empire entered into the definitive agreement, dated as of September 17, 2006, and publicly announced entry into the definitive agreement in a joint press release dated September 18, 2006.

Recommendation of the Northern Empire Board of Directors and Reasons of Northern Empire for the Merger

The Northern Empire board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors before it unanimously determined that the merger is in the best interests of Northern Empire and the Northern Empire shareholders. The board unanimously recommends that Northern Empire shareholders vote for the approval of the merger agreement and the consummation of the merger and other transactions contemplated by that agreement.

In reaching its determination to approve the merger agreement, the Northern Empire board of directors considered a number of factors. The material factors that the Northern Empire board of directors believes favor the merger include, but are not limited to, the following:

•	Growth Opportunities. The approximately 90% stock consideration to be received as merger consideration offers Northern Empire shareholders the opportunity to participate in the growth and opportunities of the combined company.

•	Future Prospects of Northern Empire. Based on its understanding of the business, operations, financial condition, earnings, management and future prospects of Northern Empire, and in consultation with its financial advisor, the Northern Empire board of directors believes that a business combination with Sterling will enable Northern Empire shareholders to participate in a combined company that would have enhanced future prospects compared to those that Northern Empire is likely to achieve on a stand-alone basis. The board believes that a larger company will provide additional products and services to better grow and retain Northern Empire’s customers, that the combined, more diversified, customer base will improve and diversify future revenue sources, and that future earnings prospects will be stronger on a combined basis, in a financial institution with offices in Washington, Oregon, Idaho, Montana and California.

•	Results of Due Diligence by Northern Empire. The Northern Empire board’s understanding of the business, operations, financial condition, earnings, management and future prospects of Sterling, taking into account Northern Empire’s due diligence investigation of Sterling, including, but not limited to, debt service and other existing financial obligations, the financial obligations to be incurred in connection with the proposed transaction and other likely financial obligations of Sterling and the possible effect of such obligations.

•	Competitive Issues. The current and prospective economic and competitive environment facing the financial services industry generally, including the continued consolidation in the industry and the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term.

•	Terms of the Merger. The review by the Northern Empire board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and cash consideration offered by Sterling.

•	Complementary Business. The complementary nature of the respective markets, customers and asset/liability mix of Northern Empire and Sterling.

•	Impact on Constituencies. The economic effects of the proposed transaction on Northern Empire, Sonoma, their employees, depositors, loan and deposit customers, creditors, and other elements of the communities in which Sonoma operates.

•	Continuity of Operations and Personnel. The likelihood of Sterling retaining key officers and employees and the resulting continuity of banking operations after the merger because Sterling and Sonoma do not have overlapping branches.

•	Financial Presentations. The reports of Northern Empire’s management and the financial presentation by Sandler O’Neill to the Northern Empire board of directors concerning the operations, financial condition and prospects of Sterling and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics.

•	Approvals. The likelihood of receiving regulatory approvals in a timely fashion and the likelihood that the merger would be completed.

•	Value. The value to be received by holders of Northern Empire common stock pursuant to the merger agreement in relation to the historical trading prices of Northern Empire common stock, as compared to other similar transactions of a comparable nature in the view of the board of directors’ financial advisors, as well as the possibility of a more active trading market, providing increased liquidity for holders of Sterling common stock.

•	Cash Dividends. Sterling has for the past six consecutive quarters offered its shareholders a cash dividend. Receiving Sterling stock as consideration in the merger, Northern Empire shareholders would benefit from anticipated future cash dividends paid by Sterling.

•	Fairness Opinion. The opinion delivered to the Northern Empire board of directors by Sandler O’Neill that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the merger consideration was fair, from a financial point of view, to holders of Northern Empire common stock.

•	Products & Services. Sonoma’s customers would be afforded new or enhanced products and services not previously available, including expanded SBA lending in which Sonoma has substantial expertise and experience. Examples of other enhancements include larger credit relationships, more advanced cash management services, a broader array of commercial real estate conduits, and all-in-one residential construction loans.

•	Corporate Values. The Northern Empire board of directors’ belief that the two companies share a common vision of the importance of customer service and that management and employees of Northern Empire and Sterling possess complementary skills and expertise.

•	Reorganization. The expectation that the merger will constitute a reorganization under Section 368(a) of the Code.

In the course of its deliberations regarding the merger, the Northern Empire board of directors also considered the following factors, which the board of directors determined did not outweigh the benefits to Northern Empire and its shareholders expected to be generated by the merger:

•	Integration Issues. The challenges of combining the businesses, assets and workforces of Northern Empire and Sterling, which could affect our post-merger success, and the ability to achieve anticipated cost savings and other potential synergies, as well as the challenges to Sterling of combining its operations with those of Golf Savings Bank, acquired in July 2006, and FirstBank, announced in June 2006 and pending at the time of the board’s deliberations.

•	Fixed Exchange Ratio. The fixed exchange ratio component of the merger consideration will not adjust to compensate for potential declines in the stock price of Sterling or Northern Empire prior to completion of the merger except under certain circumstances which would require that, among other things, Sterling’s common stock decreases in value to a greater extent than a predetermined weighted average index of a certain group of financial institution holding companies specified in the merger agreement.

•	Insider Interests. The interests of Northern Empire executive officers and directors with respect to the merger apart from their interests as holders of Northern Empire common stock, and the risk that these interests might influence their decision with respect to the merger, as described below in “The Merger — Interests of Certain Persons in the Merger.”

•	Competing Transaction. The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Sterling as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Northern Empire from proposing such a transaction.

•	Operational Restrictions. The restrictions contained in the merger agreement on the operation of Northern Empire’s business during the period between the signing of the merger agreement and completion of the merger.

•	Risk of Termination. The possibility that the merger might not be completed and the effect of the resulting public announcement of the termination of the merger agreement on, among other things, the market price of Northern Empire common stock and Northern Empire operating results, particularly in light of the costs incurred in connection with the transaction.

The discussion of the information and factors considered by the Northern Empire board of directors is not exhaustive, but includes all material factors considered by the board. In view of the wide variety of factors considered by the Northern Empire board of directors in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Northern Empire board of directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the merger was in the best interests of Northern Empire and its shareholders. In considering the factors described above, individual members of the board may have given different weights to different factors. The Northern Empire board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination. It should be noted that this explanation of the Northern Empire board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

After carefully evaluating the above factors, Northern Empire’s board of directors has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Northern Empire and its shareholders. The board of directors also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Northern Empire’s and its shareholders’ long-term best interests. Accordingly, Northern Empire’s board of directors unanimously approved the merger agreement and unanimously recommends that Northern Empire shareholders vote “FOR” approval of the merger agreement.

Fairness Opinion of Northern Empire Bancshares’ Financial Advisor

By letter dated January 6, 2006, Northern Empire retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Northern Empire in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the September 15, 2006 meeting at which Northern Empire’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Northern Empire’s shareholders from a financial point of view. Sandler O’Neill updated its opinion as of January 10, 2007. The full text of Sandler O’Neill’s updated opinion is attached as Appendix B to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Northern Empire shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion, as updated, speaks only as of the date of the opinion. The opinion is directed to the Northern Empire board and speaks only to the fairness from a financial point of view of the merger consideration to Northern Empire shareholders. It does not address the underlying business decision of Northern Empire to engage in the merger or any other aspect of the merger and is not a recommendation to any Northern Empire shareholder as to how such shareholder should vote at the special meeting with respect to the merger, or any other matter.

In connection with rendering its September 15, 2006 opinion, Sandler O’Neill reviewed and considered, among other things:

(1) the merger agreement;

(2) certain publicly available financial statements and other historical financial information of Northern Empire that Sandler O’Neill deemed relevant;

(3) certain publicly available financial statements and other historical financial information of Sterling that Sandler O’Neill deemed relevant;

(4) internal financial projections for Northern Empire for the year ending December 31, 2006 as prepared by and reviewed with senior management of Northern Empire and earnings guidance for the years ended December 31, 2007, 2008 and 2009 as provided by and discussed with the senior management of Northern Empire;

(5) earnings per share estimates consistent with publicly available estimates for Sterling for the years ending December 31, 2006 and 2007 as discussed with the senior management of Sterling and earnings guidance for the years ended December 31, 2008 and 2009 as provided by and discussed with the senior management of Sterling;

(6) the pro forma financial impact of the merger on Sterling, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior managements of Sterling and Northern Empire;

(7) the publicly reported historical price and trading activity for Northern Empire’s and Sterling’s common stock, including a comparison of certain financial and stock market information for Northern Empire and Sterling with similar publicly available information for certain other companies the securities of which are publicly traded;

(8) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

(9) the current market environment generally and the banking environment in particular; and

(10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Northern Empire the business, financial condition, results of operations and prospects of Northern Empire and held similar discussions with certain members of the senior management of Sterling regarding the business, financial condition, results of operations and prospects of both Sterling and the combined entity.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Northern Empire or Sterling or their respective representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of senior management of Northern Empire and Sterling that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Northern Empire or Sterling or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Northern Empire or Sterling, nor did Sandler O’Neill review any individual credit files relating to Northern Empire or Sterling. Sandler O’Neill assumed, with Northern Empire’s consent, that the respective allowances for loan losses for both Northern Empire and Sterling were adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement had not been waived. Sandler O’Neill also assumed that there had been no material change in Northern Empire’s and Sterling’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Northern Empire and Sterling would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Northern Empire’s consent, Sandler O’Neill relied upon the advice received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

The earnings forecasts and estimates used and relied upon by Sandler O’Neill in its analyses for Northern Empire and Sterling, projections of transaction costs, estimates of purchase accounting adjustments, expected cost savings, and other synergies relating to the merger were reviewed with the senior managements of Northern Empire and Sterling, and such managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Northern Empire and Sterling, both respectively and related to the combined entity, and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. Those projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

Financial Analysis of Sandler O’Neill.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying their respective opinions. Also, no company included in the comparative analyses described below is identical to Northern Empire or Sterling and no transaction is identical to the merger. In performing its analysis, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Northern Empire, Sterling and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analysis solely for purposes of rendering its opinion and provided such analysis to the Northern Empire board at the board’s September 15, 2006 meeting. Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Northern Empire’s common stock or Sterling’s common stock or the prices at which Northern Empire’s or Sterling’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Northern Empire’s board in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of Northern Empire’s board or management with respect to the fairness of the merger.

The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, the deal value per share is equal to the sum of (1) $2.71 cash plus (2) the product of 0.8050 times the Sterling closing price. Based on Sterling’s closing price of $32.97 on September 14, 2006, Sandler O’Neill calculated an implied transaction value of $29.25 per share. Based upon per-share financial information for Northern Empire for the twelve months ended June 30, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction price / last 12 months’ earnings per share	18.3	x
Transaction price / stated book value per share	274%
Transaction price / tangible book value per share	274%
Tangible book premium/core deposits(1)	34.7%
1 Day market premium(2)	21.9%

(1)	Core deposits exclude time deposits with account balances greater than $100,000 and brokered CDs. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $334 million over tangible book value by core deposits.

(2)	Based on Northern Empire’s closing price of $24.00 on September 14, 2006

The aggregate transaction value was approximately $334 million. Sandler O’Neill calculated that Northern Empire shareholders would own approximately 18% of Sterling’s common shares outstanding upon consummation of the merger, taking into account the impact of shares to be issued in conjunction with Sterling’s acquisition of FirstBank.

Stock Trading History.  Sandler O’Neill reviewed the history of the publicly reported trading prices of Northern Empire’s and Sterling’s common stock.

For the one-year period and three-year period ended September 14, 2006, Sandler O’Neill compared the relative performance of Northern Empire’s and Sterling’s common stock with the following:

•	the S&P 500 Index,

•	the S&P Bank Index,

•	the NASDAQ Bank Index,

•	a Northern Empire comparable peer group(1) — a weighted average (by market capitalization) composite of publicly traded comparable regional commercial banks selected by Sandler O’Neill, and

•	a Sterling comparable peer group(2) — a weighted average (by market capitalization) composite of publicly traded comparable western commercial banks selected by Sandler O’Neill.

During the one-year period ended September 14, 2006, Northern Empire generally outperformed its comparable peer group and underperformed the S&P 500 Index, S&P Bank Index and NASDAQ Bank Index. Sterling generally outperformed all of the indices to which it was compared. The relative performances were as follows:

Northern Empire’s Stock Performance Since September 13, 2005

	Beginning Index Value	Ending Index Value
	September 13, 2005	September 14, 2006

Northern Empire	100.00%	100.92%
Northern Empire comparable peer group(1)	100.00	99.70
Sterling	100.00	126.76
Sterling comparable peer group(2)	100.00	102.74
S&P 500 Index	100.00	106.91
S&P Bank Index	100.00	112.42
NASDAQ Bank Index	100.00	105.97

During the three-year period ended September 14, 2006, Northern Empire and Sterling generally outperformed all the indices to which they were compared. The relative performances were as follows:

Northern Empire’s Stock Performance Since September 12, 2003

	Beginning Index Value	Ending Index Value
	September 12, 2003	September 14, 2006

Northern Empire	100.00%	213.72%
Northern Empire comparable peer group(1)	100.00	141.67
Sterling	100.00	190.48
Sterling comparable peer group(2)	100.00	142.12
S&P 500 Index	100.00	129.22
S&P Bank Index	100.00	133.98
NASDAQ Bank Index	100.00	124.49

(1)	Selected Northern Empire comparable regional commercial banks peer group includes American River Bankshares, Bank of Marin, Bank of Commerce Holdings, Capital Corp of the West, Exchange Bank of Santa Rosa, Farmers & Merchants Bancorp, First Northern Community Bancorp, Heritage Commerce Corp, North Bay Bancorp, North Valley Bancorp, Placer Sierra Bancshares, TriCo Bancshares and Westamerica Bancorp.

(2)	Selected peer group includes Bank of Hawaii Corp., Cathay General Bancorp, Central Pacific Financial Corp., CVB Financial Corp., City National Corp., East West Bancorp Inc., First Republic Bank, Greater Bay Bancorp, Pacific Capital Bancorp, SVB Financial Group, UCBH Holdings Inc. and Umpqua Holdings Corp.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for Northern Empire and Sterling to comparable peer groups selected by Sandler O’Neill.

The selected Northern Empire peer group consisted of the following companies:

American River Bankshares	Heritage Commerce Corp
Bank of Marin	North Bay Bancorp
Bank of Commerce Holdings(1)	North Valley Bancorp
Capital Corp of the West	Placer Sierra Bancshares
Exchange Bank of Santa Rosa	TriCo Bancshares
Farmers & Merchants Bancorp	Westamerica Bancorp
First Northern Community Bancorp

(1)	Goodwill & intangibles data as of March 31, 2006

The analysis compared publicly available financial information as of and for the twelve-month period ended June 30, 2006 and market trading information as of September 14, 2006. The table below compares the data for Northern Empire and the median data for the comparable peer group.

Northern Empire Comparable Peer Group Analysis

			Northern Empire
			Peer Group
	Northern Empire		Median

Market capitalization (in millions)	$262.4		$225.4
Total assets (in millions)	$1,328.8		$1,094.7
Tangible equity/tangible assets	8.79%		7.49%
Real estate loans/total loans	78.4%		44.9%
Transaction accounts/total deposits(1)	4.4%		42.6%
LTM return on average assets	1.47%		1.42%
LTM return on average equity	16.8%		15.2%
Price/Tangible book value per share	2.25	x	2.78	x
Price/LTM earnings per share	15.0	x	15.4	x

(1)	Transaction accounts include noninterest bearing deposits and checking accounts.

The selected Sterling peer group consisted of the following companies:

Bank of Hawaii Corp	First Republic Bank
Cathay General Bancorp	Greater Bay Bancorp
Central Pacific Financial Corp	Pacific Capital Bancorp(1)
CVB Financial Corp	SVB Financial Group
City National Corp	UCBH Holdings Inc
East West Bancorp Inc	Umpqua Holdings Corp

(1)	Goodwill & intangibles data as of March 31, 2006.

The analysis compared publicly available financial information as of and for the twelve-month period ended June 30, 2005 and market trading information as of September 14, 2006. The table below compares the data for Sterling and the median data for the comparable peer group.

Sterling Comparable Peer Group Analysis

			Sterling
			Peer Group
	Sterling		Median

Market capitalization (in millions)	$1,157.0		$1,601.3
Total assets (in millions)	$8,044.3		$7,413.7
Tangible equity/tangible assets	4.86%		6.74%
Total risk based capital ratio	10.9%		11.7%
LTM return on average assets	0.83%		1.52%
LTM return on average equity	12.0%		15.7%
Price/tangible book value per share	3.01	x	3.17	x
Price/LTM earnings per share	18.7	x	16.4	x
Price/estimated 2006 earnings per share	16.3	x	16.0	x
Price/estimated 2007 earnings per share	14.1	x	14.5	x
5 1/2 year core earnings per share compound annual growth rate	18.2%		14.3%
Price/52-week high	97.6%		90.9%
Dividend yield (last quarter annualized)	0.70%		1.87%

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 43 merger transactions announced from January 1, 2005 through September 14, 2006 involving commercial banks in the United States with announced transaction values greater than $100 million and less than $500 million. Sandler O’Neill also reviewed eight merger transactions announced from January 1, 2005 through September 14, 2006 involving commercial banks in California with announced transaction values greater than $100 million and less than $500 million.

Sandler O’Neill reviewed the following multiples:

•	transaction price at announcement to last twelve months’ reported earnings per share,

•	transaction price to book value per share,

•	transaction price to tangible book value per share,

•	tangible book premium to core deposits,

•	current market price premium,

As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Transaction Multiples

			Median		Median
	Northern		Nationwide		California
	Empire/		Group		Group
	Sterling		Multiple		Multiple

Transaction price/Last twelve months earnings per share	18.3	x	23.2	x	19.1	x
Transaction price/book value per share	274%		299%		282%
Transaction price/tangible book value per share	274%		325%		325%
Tangible book premium/core deposits(1)	34.7%		28.2%		30.7%
Premium to current market price(2)	21.9%		20.7%		15.7%

(1)	Core deposits exclude time deposits with account balances greater than $100,000 and brokered CDs. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $334.4 million over tangible book value by core deposits.

(2)	Based on Northern Empire’s closing price of $24.00 per share as of September 14, 2006

Net Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the present value of the projected future stream of after-tax net income of Northern Empire through December 31, 2009 under various circumstances, assuming that Northern Empire performed in accordance with the internal financial projections and earnings guidance prepared by and reviewed with the Northern Empire senior management. The analysis assumed that Northern Empire did not pay a cash dividend to its shareholders. To approximate the terminal value of Northern Empire common stock at December 31, 2009, Sandler O’Neill applied price to earnings multiples ranging from 14x to 20x. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11% to 17% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Northern Empire common stock. Sandler O’Neill also varied Northern Empire’s forecasted net income using a range of 25% under forecast to 25% over forecast, and used a discount rate of 13.13% for this analysis.

This analysis resulted in the following reference ranges of indicated per share values for Northern Empire common stock:

Terminal Value — Earnings per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x

11.0%	$24.13	$27.57	$31.02	$34.47
12.0%	$23.38	$26.72	$30.06	$33.40
13.0%	$22.67	$25.90	$29.14	$32.38
14.0%	$21.98	$25.12	$28.26	$31.40
15.0%	$21.32	$24.36	$27.41	$30.45
16.0%	$20.68	$23.63	$26.59	$29.54
17.0%	$20.07	$22.93	$25.80	$28.67

Terminal Value — earnings per share multiples

(analysis assumes a 13.13% discount rate)

		14.0x	16.0x	18.0x	20.0x

Under Budget	(25.0)%	$16.93	$19.35	$21.77	$24.19
	(20.0)%	$18.06	$20.64	$23.22	$25.80
	(15.0)%	$19.19	$21.93	$24.67	$27.41
	(10.0)%	$20.32	$23.22	$26.12	$29.02
Match Budget	(5.0)%	$21.45	$24.51	$27.57	$30.64
	0.0%	$22.57	$25.80	$29.02	$32.25
	5.0%	$23.70	$27.09	$30.48	$33.86
	10.0%	$24.83	$28.38	$31.93	$35.47
Exceed Budget	15.0%	$25.96	$29.67	$33.38	$37.09
	20.0%	$27.09	$30.96	$34.83	$38.70
	25.0%	$28.22	$32.25	$36.28	$40.31

Sandler O’Neill also performed an analysis that estimated the present value of the projected future stream of after-tax net income of Sterling through December 31, 2009 under various circumstances, assuming that Sterling performed in accordance with internal earnings per share estimates consistent with publicly available earnings per share estimates and long-term growth projections discussed with the Sterling senior management. The analysis assumed that Sterling paid an annual cash dividend to its shareholders equivalent to 11% of the year’s earnings. To approximate the terminal value of Sterling common stock at December 31, 2009, Sandler O’Neill applied price to earnings multiples ranging from 12x to 18x. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sterling common stock. Sandler O’Neill also varied Sterling’s forecasted net income using a range of 25% under forecast to 25% over forecast, and used a discount rate of 10.99% for this analysis.

This analysis resulted in the following reference ranges of indicated per share values for Sterling common stock:

Terminal Value — earnings per share multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x

9.0%	$26.70	$31.01	$35.31	$39.62
10.0%	$25.81	$29.97	$34.14	$38.30
11.0%	$24.96	$28.98	$33.01	$37.03
12.0%	$24.15	$28.04	$31.93	$35.82
13.0%	$23.36	$27.13	$30.89	$34.65
14.0%	$22.62	$26.26	$29.89	$33.53
15.0%	$21.90	$25.42	$28.94	$32.46

Terminal Value — earnings per share multiples

(analysis assumes a 10.99% discount rate)

		12.0x	14.0x	16.0x	18.0x

Under Budget	(25.0)%	$18.93	$21.95	$24.97	$27.99
	(20.0)%	$20.14	$23.36	$26.58	$29.80
	(15.0)%	$21.35	$24.77	$28.19	$31.61
	(10.0)%	$22.56	$26.18	$29.80	$33.42
Match Budget	(5.0)%	$23.76	$27.59	$31.41	$35.23
	0.0%	$24.97	$28.99	$33.02	$37.04
	5.0%	$26.18	$30.40	$34.63	$38.85
	10.0%	$27.38	$31.81	$36.24	$40.66
Exceed Budget	15.0%	$28.59	$33.22	$37.85	$42.47
	20.0%	$29.80	$34.63	$39.46	$44.29
	25.0%	$31.01	$36.04	$41.07	$46.10

In connection with its analysis, Sandler O’Neill considered and discussed with the Northern Empire board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming:

•	the merger closes December 31, 2006,

•	Northern Empire’s shares are exchanged for aggregate consideration of approximately 8.8 million shares of Sterling common stock and approximately $30 million in cash,

•	unexercised stock options to purchase shares of Northern Empire common stock are converted into options to purchase Sterling common stock,

•	Northern Empire’s internal financial projections for the year ended December 31, 2006, and internal earnings guidance for the years ended December 31, 2007, 2008 and 2009 as provided by and discussed with Northern Empire senior management,

•	Sterling’s earnings per share estimates for the years ended December 31, 2006 and 2007 and earnings guidance for the years ended December 31, 2008 and 2009 that are consistent with publicly available per share estimates and long-term growth rates for those years published by First Call and discussed with Sterling senior management,

•	certain purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), charges and transaction costs associated with the merger, and

•	synergies are consistent with the estimates of the senior managements of Northern Empire and Sterling.

For each of the years ended December 31, 2007, 2008 and 2009, Sandler O’Neill compared the earnings per share of Sterling common stock to the earnings per share of the combined company common stock using the foregoing assumptions. The analyses indicated that the merger would be neutral to Sterling’s projected 2007 earnings per share and accretive to Sterling’s projected 2008 and 2009 earnings per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous.  Northern Empire has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $3,350,576, of which $200,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Northern Empire has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

Sandler O’Neill has in the past provided other investment banking services to Sterling. Sandler O’Neill may provide investment banking services to Sterling, and receive compensation for such services in the future, including during the period prior to the closing of the merger. In the ordinary course of its broker and dealer business, Sandler O’Neill may purchase securities from and sell securities to Northern Empire or Sterling and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Northern Empire or Sterling or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Recommendation of the Sterling Board of Directors and Reasons of Sterling for the Merger

The Sterling board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors before it unanimously determined that the merger is in the best interests of Sterling and the Sterling shareholders. The board unanimously recommends that Sterling shareholders vote for the approval of the merger agreement and the consummation of the transactions contemplated by that agreement.

The merger will enable Sterling to expand and strengthen its community banking presence in the western region. During its deliberation regarding the approval of the merger agreement, the board of directors of Sterling considered a number of factors, including, but not limited to, the following:

•	the opportunity to expand Sterling’s footprint in the California market;

•	Northern Empire’s strong existing customer base, established SBA lending platform and reputation for providing quality customer service;

•	the compatibility of the merger with Sterling’s long-term community banking strategy;

•	the ability of the combined company to offer a broader array of products and services to Northern Empire’s customers;

•	that Northern Empire’s financial performance is expected to make the transaction accretive to earnings in 2007;

•	potential opportunities to reduce operating costs and enhance revenue; and

•	Sterling management’s prior record of integrating acquired financial institutions.

In reaching its decision to approve the merger agreement, Sterling’s board of directors also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.

The foregoing information and factors considered by Sterling’s board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, Sterling’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of Sterling’s board of directors may have given different weights to different factors. Sterling’s board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

Fairness Opinion of Sterling’s Financial Advisor

Sterling engaged KBW to render an opinion to the shareholders of Sterling, as to the fairness from a financial point of view of the consideration paid in the merger of Northern Empire into Sterling. Sterling selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Sterling and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On September 17, 2006, Sterling board held a meeting to evaluate the proposed merger of Northern Empire with and into Sterling. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion to Sterling, and will subsequently confirm in writing, as of such date, as to the fairness from a financial point of view of the consideration to be offered in the merger.

The text of KBW’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. Sterling’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the Sterling board and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Sterling shareholder as to how the shareholder should vote at the special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of Sterling,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of Northern Empire,

•	Quarterly Reports on Form 10-Q of Sterling, and

•	Quarterly Reports on Form 10-Q of Northern Empire;

•	held discussions with members of senior management of Sterling and Northern Empire regarding:

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Sterling and, publicly reported financial conditions and results of operations of Northern Empire and compared them with those of certain publicly traded companies that KBW deemed to be relevant; and

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Sterling and Northern Empire as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and bases for those projections, provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Sterling and Northern Empire are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Sterling or Northern Empire, and KBW did not examine any books and records or review individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Sterling’s and Northern Empire’s senior management teams. Sterling and Northern Empire do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications that will be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Sterling common stock will trade following the announcement of the merger or the actual value of the Sterling common shares or Northern Empire common shares when issued pursuant to the merger, or the prices at which the Sterling common shares will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Sterling and Northern Empire. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Sterling board in making its determination to adopt the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Sterling board or management of Sterling with respect to the fairness of the consideration offered in the merger.

Summary of Analyses by KBW.

The following is a summary of the material analyses presented by KBW to the Sterling board on September 17, 2006, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Sterling board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not complete description of the financial analyses.

Calculation of Implied Value of Consideration.  Based upon the closing price for Sterling common stock on September 15, 2006 (the last trading day prior to the public announcement of the merger) of $33.04 per share, the 0.8050 exchange ratio represented approximately $29.31 in value for each share of Northern Empire common stock or approximately $335 million.

Contribution Analysis.  KBW analyzed the relative contribution of each of Sterling and Northern Empire to the pro forma balance sheet and income statement items of the combined entity as of June 30, 2006, including 2007 estimated net income, stockholder’s equity, tangible equity, assets, deposits, loans, and market capitalization. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Sterling and Northern Empire. The results of KBW’s analysis are set forth in the following table.

		STSA
Category	NREB	Pro Forma

2007 Estimated Net Income	18.6%	81.4%
Stockholder’s Equity	13.4%	86.6%
Tangible Equity	20.0%	80.0%
Assets	11.7%	88.3%
Deposits	11.9%	88.1%
Loans	14.4%	85.6%
Market Capitalization	16.7%	83.3%

Selected Transaction Analysis.  KBW reviewed certain financial data related to comparably sized Nationwide bank transactions announced between September 15, 2005 and September 15, 2006 with aggregate transaction values between $100 and $500 as well as to comparably sized Western bank transactions announced between September 15, 2005 and September 15, 2006 with aggregate transaction values between $100 and $500 million.

Nationwide Bank Transactions — September 15, 2005 and September 15, 2006

Acquirer	Acquiree

Royal Bank of Canada	FLAG Financial Corp.
IBERIABANK Corp.	Pulaski Investment Corp.
NewAlliance Bancshares Inc.	Westbank Corp.
Prosperity Bancshares Inc.	Texas United Bancshares Inc.
Cullen/Frost Bankers Inc.	Summit Bancshares Inc.
Community Bancorp	Valley Bancorp
Banco Bilbao Vizcaya Argent SA	State National Bancshares Inc.
Castle Creek Capital III LLC	BB&T Bancshares Corp.
First Charter Corp.	GBC Bancorp Inc
Alabama National BanCorp.	PB Financial Services Corp.
First Republic Bank	BWC Financial Corp.
First Community Bancorp	Community Bancorp Inc.
MB Financial Inc.	First Oak Brook Bancshares
TD Banknorth Inc.	Interchange Financial Services
Trustmark Corp.	Republic Bancshares of Texas
Mercantile Bankshares Corp.	James Monroe Bancorp Inc.
Cathay General Bancorp Inc.	Great Eastern Bank
Placer Sierra Bancshares	Southwest Community Bancorp
Midwest Banc Holdings Inc.	Royal American Corporation
Umpqua Holdings Corp.	Western Sierra Bancorp
Grupo Financiero Banorte	INB Financial Corporation
BB&T Corp.	First Citizens Bancorp
Western Alliance Bancorp	Intermountain First Bancorp
Cascade Bancorp	F & M Holding Company
Marshall & Ilsley Corp.	Trustcorp Financial Inc.
First Community Bancorp	Foothill Independent Bancorp
First Midwest Bancorp Inc.	Bank Calumet Inc.
Wintrust Financial Corp.	Hinsbrook Bancshares Inc.
Prosperity Bancshares Inc.	SNB Bancshares Inc.
Susquehanna Bancshares Inc.	Minotola National Bank
Alabama National BanCorp.	Florida Choice Bankshares Inc.
Rabobank Nederland	Central Coast Bancorp
New York Community Bancorp	Atlantic Bank of New York
Pinnacle Financial Partners	Cavalry Bancorp Inc.
FNB Corp.	Integrity Financial Corp
Compass Bancshares Inc.	TexasBanc Holding Company
First Community Bancorp	Cedars Bank
Synovus Financial Corp.	Riverside Bancshares Inc.

Western Bank Transactions — September 15, 2005 and September 15, 2006

Acquirer	Acquiree

Community Bancorp	Valley Bancorp
First Republic	BWC Financial Corp.
First Community Bancorp	Community Bancorp
Placer Sierra Bancshares	Southwest Community Bancorp
Umpqua Holdings Corp.	Western Sierra Bancorp
Western Alliance Bancorp	Intermountain First Bancorp
Cascade Bancorp	F & M Holding Company
First Community Bancorp	Foothill Independent Bancorp
Rabobank Nederland	Central Coast Bancorp
First Community Bancorp	Cedars Bank

Transaction multiples from the merger were derived from the deal price based upon the closing price for Sterling common stock on September 15, 2006 (the last trading day prior to the public announcement of the merger) of $33.04 per share, and financial data as of June 30, 2006. KBW compared these results with announced multiples.

For the purpose of this analysis, transaction multiples from the merger were derived from the estimated $29.31 per share price of Northern Empire Bancshares common stock and financial data as of June 30, 2006.

The results of the analysis are set forth in the following table.

			Prior		Prior
	NREB/Sterling		Western Bank		National Bank
	Transaction		Median		Median

Deal Price/Book Value	274%		311%		300%
Deal Price/Tangible Book Value	274%		339%		330%
Deal Price/Trailing 12 Months Earnings per Share	18.3	x	20.9	x	22.8	x
Deal Premium/Core Deposits	34.9%		30.5%		28.5%
Market Premium	22.2%		16.8%		20.7%

No company or transaction used as a comparison in the above analysis is identical to Sterling, Northern Empire or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Selected Peer Group Analysis.  KBW compared the financial performance and market performance of Northern Empire Bancshares to those of a selected group of bank holding companies with Assets between $1 and $2 billion. The group included:

First Regional Bancorp
Nara Bancorp
TriCo Bancshares
Capital Corp of the West
Center Financial Corporation
Beverly Hills Bancorp Inc.
AmericanWest Bancorporation
Cascade Financial Corporation
Preferred Bank
Sierra Bancorp
First Mutual Bancshares, Inc.
Heritage Commerce Corp
Temecula Valley Bancorp, Inc.
Pacific Mercantile Bancorp
Community Bancorp

To perform this analysis, KBW used the financial information as of and for the period ended June 30, 2006. Market price information was as of September 15, 2006 and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

KBW’s analysis showed the following concerning Northern Empire’s financial performance:

		Peer Group	Peer Group
Performance Measure	NREB	Average	Median

Return on Assets	1.45%	1.39%	1.49%
Return on Equity	16.39%	16.92%	16.59%
Net Interest Margin	3.84%	4.69%	4.98%
Efficiency Ratio	37.77%	51.63%	51.98%
Equity/Assets	8.79%	8.64%	8.28%
Tangible Equity/Tangible Assets	8.79%	8.09%	7.72%
Non-Performing Assets/Loans + OREO	0.01%	0.22%	0.19%
Non-Interest Income/Average Assets	0.37%	0.74%	0.65%
Loan Loss Reserves/Non-Performing Loans	NM	574.38%	564.39%

Other Analyses.  KBW reviewed the relative financial and market performance of Sterling and Northern Empire to a variety of relevant industry peer groups and indices. KBW also reviewed balance sheet composition, historical performance and other financial data for Northern Empire.

KBW’s analysis also showed the following concerning Northern Empire Bancshares’s financial performance:

			Peer Group		Peer Group
Performance Measure	NREB		Average		Median

Price to Book Multiple Value per Share	2.16	x	2.42	x	2.40	x
Price to Tangible Book Multiple Value per Share	2.16	x	2.58	x	2.66	x
Price to Earnings Multiple, Trailing 12 Months Earnings per Share	14.91	x	16.15	x	15.10	x
Dividend Yield	0.00%		1.17%		0.76%

KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith.

The Sterling board has retained KBW as an independent contractor to act as financial advisor to Sterling regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Sterling. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sterling for KBW’s own account and for the accounts of its customers.

Sterling and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Sterling will pay to KBW at the time the Proxy Statement is mailed to shareholders, a cash fee of $200,000. Pursuant to the KBW engagement agreement, Sterling also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Consideration to be Received in the Merger

At the effective time of the merger, Sterling will issue 0.8050 shares of Sterling common stock and $2.71 in cash for each outstanding share of Northern Empire common stock, provided, however, that the maximum number of shares of Sterling common stock that may be issued shall be 9,434,960. A Northern Empire shareholder may also receive cash in lieu of a fractional share of common stock of Sterling. Except for the shares to be received by certain Northern Empire affiliates, which will have certain sale restrictions as described below in “The Merger — Restrictions on Resales by Affiliates,” the Sterling shares of common stock received by Northern Empire shareholders will be unrestricted publicly tradable shares.

Conversion of Shares; Exchange of Certificates

As soon as reasonably practicable after the effective time of the merger, each holder of a certificate formerly representing shares of Northern Empire common stock who surrenders the certificate, and upon receipt and acceptance of the certificate together with duly executed transmittal materials by American Stock Transfer & Trust Company, as exchange agent, shall be entitled to a certificate representing Sterling common stock and cash as merger consideration.

Regulatory Approvals Required for the Merger

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger. Under the terms of the merger agreement, Sterling and Northern Empire have agreed to use their reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger.

The merger of Sterling and Northern Empire is subject to prior approval by the Federal Reserve Board. In addition, the acquisition of Northern Empire is subject to the receipt of prior approval from the OCC, the FDIC, and the WDFI. Applications for prior approval of the merger by the Federal Reserve Board, the OCC, the FDIC and the WDFI were filed on or about December 11, 2006.

Material United States Federal Income Tax Considerations of the Merger

The following is a discussion of the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of Northern Empire common stock who exchange such shares for cash and shares of Sterling common stock in the merger. This discussion addresses only those holders who hold their shares of Northern Empire common stock as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special rules, such as, without limitation:

•	a partnership, subchapter S corporation or other pass-through entity;

•	a foreign person, foreign entity or U.S. expatriate;

•	a mutual fund, bank, thrift or other financial institution;

•	a tax-exempt organization or pension fund;

•	an insurance company;

•	a trader in securities that elects mark-to-market;

•	a dealer in securities or foreign currencies;

•	a person who received his or her shares of Northern Empire common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	a person who may be subject to the alternative minimum tax provisions of the Code;

•	a person whose functional currency is not the U.S. dollar;

•	a person who exercises dissenters’ rights; and

•	a person who holds Northern Empire common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the Internal Revenue Service, referred to as the IRS. In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Northern Empire common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

Holders of Northern Empire common stock should consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

In the opinion of Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and Moss Adams, LLP, special tax counsel to Northern Empire, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Northern Empire will be a party to the reorganization within the meaning of Section 368(b) of the Code. The resulting tax consequences, subject to the reservations noted above, are as follows:

Exchange of Northern Empire Common Stock for Sterling Common Stock and Cash.

•	A U.S. holder who receives shares of Sterling common stock in exchange for shares of Northern Empire common stock will not recognize gain or loss as a result of the merger, except with respect to any cash received whether received in lieu of fractional share interests in Sterling common stock or otherwise; and

•	the aggregate tax basis of the Sterling common stock received by in U.S. holder in the merger will be the same as the aggregate tax basis of the Northern Empire common stock for which it is exchanged, increased by the amount of gain (if any) recognized by such holder and decreased by the amount of any cash received (excluding any cash received in lieu of fractional shares).

Potential Treatment of Cash as a Dividend.

In general, the determination of whether gain recognized by a U.S. holder of Northern Empire common stock will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces such holder’s deemed percentage stock ownership interest in Sterling. For purposes of this determination, a U.S. holder of Northern Empire common stock will be treated as if it first exchanged all of the shareholder’s Northern Empire common stock solely for Sterling common stock (instead of the combination of Sterling common stock and cash actually received) and then Sterling immediately redeemed a portion of that Sterling common stock in exchange for the cash the holder received in the merger. The gain recognized by such holder by the deemed redemption will be treated as capital gain if, with respect to the holder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder of Northern Empire common stock if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder of Northern Empire common stock will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in such holder’s deemed percentage stock ownership of Sterling common stock. In general, that determination requires a comparison of (i) the percentage of the outstanding voting stock of Sterling that the U.S. holder of Northern Empire common stock is deemed actually and constructively to have owned immediately before the deemed redemption by Sterling and (ii) the percentage of the outstanding voting stock of Sterling actually and constructively owned by such holder immediately after the deemed redemption by Sterling. In applying the foregoing tests, a U.S. holder of Northern Empire common stock may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by it, including stock owned by other persons and stock subject to an option held by such holder or by other persons. Because the constructive ownership rules are complex, each U.S. holder of Northern Empire common stock should consult his or her own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the foregoing analysis.

Cash Received in Lieu of a Fractional Share.

To the extent that a Northern Empire shareholder receives cash in lieu of a fractional share of common stock of Sterling, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of Northern Empire common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for the applicable share of Northern Empire common stock is more than one year as of the date of the merger.

Backup Withholding.

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements.

A Northern Empire shareholder will be required to retain records pertaining to the merger and will be required to file with the shareholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR NORTHERN EMPIRE SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. NORTHERN EMPIRE SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

Accounting Treatment

The costs related to the merger are expected to be approximately $8.3 million and the merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing Sterling’s consolidated financial statements, Sterling will establish a new accounting basis for Northern Empire’s assets and liabilities based upon their fair values, the merger consideration and the costs of the merger as of the acquisition date. Sterling will record any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of Northern Empire as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Sterling will determine the fair value of Northern Empire’s assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment. Other intangible assets will be amortized against the combined company’s earnings following completion of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the Northern Empire board of directors, you should be aware that some members of Northern Empire management have certain interests in the transactions contemplated by the merger agreement, as described below, that are different from or in addition to the interests of shareholders generally and that may create potential conflicts of interest. The Northern Empire board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Board of Directors.

The merger agreement provides that Sterling shall appoint one member of Northern Empire’s board of directors, selected by Sterling, to Sterling’s board of directors and one member of Northern Empire’s board of directors, selected by Sterling, to Sterling Savings Bank’s board of directors. All other Northern Empire directors will be invited to serve as advisory board members to Sterling Savings Bank for at least one year.

Stock Ownership.

As of the date of this joint proxy statement/prospectus, the directors and executive officers of Northern Empire, together with their affiliates, beneficially owned (assuming the exercise of their outstanding options) a total of 2,208,309 shares of Northern Empire common stock, including options exercisable within 60 days of the record date representing approximately 20.05% of all outstanding shares of Northern Empire common stock. The directors and executive officers of Northern Empire will receive the same consideration in the merger for their shares as the other shareholders of Northern Empire and, as optionees under Northern Empire’s Stock Option Plan, their options to purchase Northern Empire shares will be converted into options to purchase Sterling shares.

Stock Options.

All outstanding Northern Empire options at the time of the merger shall be automatically converted into options to purchase shares of Sterling common stock subject to the terms of the Northern Empire Stock Option Plan, under which such options were granted. The merger agreement provides that the amount and exercise price of the converted options shall be determined based upon the Option Exchange Ratio of 0.8873. See “The Merger — Treatment of Options.” The Northern Empire Stock Option Plan provides that all outstanding options become fully vested and exercisable upon a change of control, which shall occur at the time of the merger. As of January 8, 2007, there were options outstanding to purchase 707,431 shares of Northern Empire common stock at a weighted average exercise price of $10.80, of which options for 698,944 shares are fully vested and options for 8,487 shares will become fully vested upon a change of control which will occur as a result of the merger with Sterling.

Northern Empire Change of Control Obligations

Sonoma is a party to an employment agreement with Deborah A. Meekins, which provides for a change in control payment based upon a comparison of the merger consideration to the book value of Northern Empire at the time of the merger. Sterling has entered into a new employment agreement with Ms. Meekins, as described below under “— Employment Agreements.” providing for a payment of $240,000 on the closing of the merger as a complete discharge of the change in control obligations to Ms. Meekins under the employment agreement with Sonoma.

Severance Policy

Northern Empire and Sonoma have adopted a severance policy in connection with the merger with Sterling. The severance policy applies to any Northern Empire and/or Sonoma employee whose employment is terminated within 180 days after the effective date of the merger. Pursuant to the severance policy and the merger agreement, such employees, who are not otherwise entitled to receive severance payments under any employment or severance agreement, will receive severance in the amount of one year’s salary for certain executives and one week’s salary for each year of service, up to a maximum of six months’ salary, for all other employees.

Salary Continuation Agreements.

Sonoma maintains salary continuation agreements for Deborah A. Meekins and David F. Titus. These agreements provide for the acceleration of vesting upon a change in control, entitling both Ms. Meekins and Mr. Titus to annual benefits of $100,000 for 15 and 20 years, respectively. Sterling will assume the agreements and distribute the benefits provided thereunder in accordance with their terms, which generally provide for annual payments for 15 to 20 years commencing at retirement.

Deferred Fee Agreements

Sonoma also maintains deferred fee agreements with Directors James B. Keegan, Jr., William E. Geary and Patrick R. Gallaher. These agreements allow directors to defer fees, which deferrals shall earn interest at an annual interest rate to be determined by the board of directors upon the anniversary of the execution of the agreements and before any benefits are paid thereunder. Upon a change in control, each director’s deferral account shall be paid in lump sum within 30 days following the change in control. As of December 31, 2006, the amounts accrued for Messrs. Keegan, Geary and Gallaher under these agreements is $260,253, $120,218, and $223,074, respectively.

Protection of Northern Empire Directors, Officers and Employees against Claims.

The merger agreement provides that, upon completion of the merger, Sterling will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Northern Empire and Sonoma, to the fullest extent permitted by applicable laws, relating to lawsuits or claims arising from facts and events occurring prior to completion of the merger.

The merger agreement also provides that Sterling will maintain for a period of six years after completion of the merger the current or comparable directors’ and officers’ liability insurance policies maintained by Northern Empire, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to lawsuits or claims arising from facts and events occurring prior to completion of the merger.

The merger agreement also provides that Sterling will assume the obligations of Northern Empire and Sonoma under Indemnification Agreements with the present and certain former directors of Northern Empire and Sonoma and certain officers of Sonoma: Clement C. Carinalli, James B. Keegan, Jr., Dennis R. Hunter, William E. Geary, Patrick R. Gallaher, Kevin E. Carinalli, Michael J. Wright, Deborah A. Meekins, and David Titus.

Employment Agreements.

Deborah A. Meekins has executed an employment agreement with Sterling that shall be effective as of the closing date of the merger and shall continue until terminated by either party for any or no reason. Ms. Meekins will be entitled to an annual base salary of $200,000 and will be eligible for discretionary bonuses in accordance with Sterling’s standard practices for employees at the senior vice president level. Additionally, as consideration for entering into the employment agreement and taking a salary reduction from her base salary while at Sonoma, Sterling will contribute $600,000 to its deferred compensation plan on behalf of Ms. Meekins, which shall vest ratably over three years to become 100% vested on December 31, 2009, if Ms. Meekins is still employed by Sterling as of that date. Ms. Meekins is also entitled to no less than four weeks paid vacation and to participate in Sterling’s employee benefit plans and perquisite programs that are commensurate with other employees at the senior vice president level. In consideration for the merger payment that would have become due to Ms. Meekins under her employment agreement with Sonoma, Sterling has agreed to pay $240,000 on the closing date of the merger as payment for the obligations due to Ms. Meekins under her prior employment agreement with Sonoma. The employment agreement also contains confidentiality, noncompetition and nonsolicitation provisions.

It is expected that David Titus will also enter into an employment agreement with Sterling or Sterling Savings Bank prior to the closing date of the merger.

Restrictions on Resales by Affiliates

The shares of Sterling common stock to be issued to Northern Empire shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Northern Empire. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation and generally may include Northern Empire’s and Sonoma’s directors and executive officers. Any subsequent transfer of Sterling common stock by an affiliate of Northern Empire must be either made in compliance with the resale provisions of Rule 145 promulgated under the Securities Act or otherwise permitted under the Securities Act.

Method of Effecting the Acquisition

Sterling may at any time change the method of effecting the acquisition of Northern Empire and its subsidiary. However, no change may: (i) alter or change the amount or kind of consideration or other benefits to be issued to holders of the common stock of Northern Empire, as provided for in the merger agreement; (ii) have an adverse effect on the tax treatment of Northern Empire’s shareholders as a result of receiving the merger consideration; or (iii) prevent or materially impede or delay completion of the transactions contemplated by the merger agreement.

Effective Time

The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Washington Secretary of State and the California Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by Sterling and Northern Empire. Subject to applicable law, this date will be no later than the tenth day after the satisfaction or waiver of the latest to occur of: (i) receipt of all required regulatory approvals and the expiration of all required waiting periods; or (ii) the approval of the merger by the shareholders of Northern Empire and Sterling; provided, however that in no event shall such date be earlier than February 1, 2007, with such date to be specified in writing by Sterling to Northern Empire at least five business days prior to such closing, or such other date, place and time as the parties may agree. Sterling and Northern Empire shall each use their reasonable best efforts to cause all conditions to the closing to be satisfied (unless waived) on or before February 28, 2007.

We anticipate that the merger of Northern Empire with and into Sterling will be completed by no later than April 2, 2007. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as April 2, 2007, after which Northern Empire or Sterling would need to mutually agree to extend the closing date of the merger. See the sections entitled “The Merger — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to Consummation of the Merger.”

Treatment of Options

The Northern Empire Stock Option Plan provides for acceleration of vesting for outstanding options, effective at the effective time of the merger. At that time any outstanding unvested option will become fully vested and exercisable. Prior to the effective time, any vested option holder exercising his or her vested options will thereafter participate in the merger on the same basis as other Northern Empire shareholders in the merger. At the effective time, each Northern Empire’s stock option then outstanding will be converted into a fully vested option to acquire a number of shares of Sterling’s common stock equal to the product of the number of Northern Empire’s common stock subject to the stock option multiplied by 0.8873, at an exercise price per share equal to the exercise price of the stock option divided by 0.8873.

Declaration and Payment of Dividends

Holders of Northern Empire common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to Sterling common stock into which their shares have been converted until they surrender their Northern Empire stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Northern Empire of shares of Northern Empire common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of Northern Empire common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of Sterling common stock.

No Fractional Shares

No fractional shares of Sterling common stock will be issued to any shareholder of Northern Empire upon completion of the merger. For each fractional share that would otherwise be issued, Sterling will pay cash in an amount equal to the fraction of a share of Sterling common stock which the holder would otherwise be entitled to receive, multiplied by the average closing price of Sterling common stock over a five consecutive trading-day period ending on the later of (i) the date on which Northern Empire receives written notice that the last regulatory approval has been received and (ii) the date immediately following the date of approval of the merger by the Northern Empire shareholders. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.

Stock Matters

None of Sterling, Northern Empire, the exchange agent or any other person will be liable to any former shareholder of Northern Empire for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for Northern Empire stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against Sterling with respect to that lost certificate.

For a description of Sterling common stock and a description of the differences between the rights of the holders of Northern Empire common stock compared to the rights of the holders of Sterling common stock, see the sections entitled “Description of Sterling Capital Stock” and “Comparison of Rights of Northern Empire Common Stock and Sterling Common Stock.”

THE MERGER AGREEMENT

The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the Agreement and Plan of Merger by and between Sterling and Northern Empire, which is dated as of September 17, 2006. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein.

Representations and Warranties

The merger agreement contains substantially similar representations and warranties of Sterling and Northern Empire as to, among other things:

•	corporate organization and existence;

•	the corporate organization and existence of any subsidiaries;

•	capitalization;

•	corporate power and authority;

•	governmental and third-party approvals required to complete the merger;

•	timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

•	availability, accuracy and compliance of reports and filings with the Securities and Exchange Commission;

•	broker’s fees;

•	absence of certain changes or events;

•	legal proceedings;

•	payment of taxes and filing of tax returns;

•	regulatory agreements;

•	state takeover laws;

•	environmental matters;

•	allowances for losses;

•	compliance with applicable laws;

•	loans;

•	undisclosed material liabilities;

•	tax treatment of the merger; and

•	information to be contained in securities filings or other documents filed with governmental entities.

In addition, the merger agreement contains further representations and warranties of Northern Empire as to, among other things:

•	employee benefit matters;

•	validity of, and the absence of defaults under, certain material contracts;

•	properties and assets;

•	insurance coverage;

•	intellectual property rights;

•	indemnification;

•	insiders’ interests; and

•	fairness opinion.

Conduct of Sterling Pending the Merger

From the signing of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement, Sterling has agreed that it will not:

•	take any action that is intended or may reasonably be expected to result in: (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue; (ii) any of the conditions to the merger not being satisfied; or (iii) a violation of any provision of the merger agreement, except, in each case, as may be required by applicable law;

•	take any action, or amend its articles of incorporation or bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

•	take or omit to take any action that would materially adversely affect or materially delay the ability of Sterling and Northern Empire to obtain the required regulatory approvals or otherwise materially adversely affect Sterling’s ability to consummate the transactions contemplated by the merger agreement; or

•	agree or commit to take any such prohibited action.

Conduct of Northern Empire Pending the Merger

From the signing of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement, Northern Empire has agreed that it and its sole subsidiary, Sonoma, shall, among other things:

Ordinary Course of Business.

•	conduct business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	pay all debts, taxes and other obligations when due, in each case subject to good faith disputes;

•	use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve relationships with customers, suppliers, distributors, licensors, licensees, and other business contacts;

•	promptly notify Sterling of any change, occurrence or event not in the ordinary course of its or any subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in the merger agreement not to be satisfied;

•	use its commercially reasonable efforts to assure that each of its contracts entered into after September 17, 2006 will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the merger, or, if it occurs, the merger of Sonoma with and into Sterling Savings Bank, and to give reasonable advance notice to Sterling prior to allowing any material contract or right thereunder to lapse or terminate by its terms;

•	maintain each of its leased premises in accordance with the terms of the applicable lease; and

•	maintain procedures for credit administration of real estate loans greater than $500,000 that Northern Empire and Sonoma have agreed with the OCC that they will follow, including annual reviews, receipt of annual financial statements, debt service coverage analysis and annual property inspections.

In addition, from the signing of the merger agreement to the effective time of the merger, except as expressly contemplated by the merger agreement, Northern Empire has agreed that it shall not, and shall not permit Sonoma to, among other things:

Dividends and Capital Stock.

•	declare or pay any dividends on, or make other distributions in respect of, any capital stock, except cash dividends from Sonoma to Northern Empire, in conformity with past practice and applicable law;

•	split, combine or reclassify any shares of capital stock or issue, authorize or propose the issuance of any other securities for shares of its capital stock, except upon the exercise or fulfillment of options issued and outstanding as of September 17, 2006, pursuant to the Northern Empire Stock Option Plan;

•	repurchase, redeem or otherwise acquire, except as provided in the merger agreement, any shares of the capital stock of Northern Empire or Sonoma, or any securities convertible into or exercisable for any shares of the capital stock of Northern Empire or Sonoma; or

•	issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of

Northern Empire common stock pursuant to stock options or similar rights to acquire Northern Empire common stock granted pursuant to the Northern Empire Stock Option Plan outstanding prior to September 17, 2006.

Amendments to Governing Documents.

•	amend its articles of incorporation, bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive.

Alternative Proposals.

•	authorize or permit its representatives to solicit or engage in negotiations relating to an alternative merger or acquisition proposal, except as provided in the merger agreement.

Capital Expenditures.

•	make capital expenditures aggregating in excess of $50,000, except as provided in the merger agreement.

Other Business.

•	enter into any new line of business; and

•	acquire or agree to acquire any business or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business.

Representations and Warranties.

•	take any action that is intended or may reasonably be expected to result in: (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue; (ii) any of the conditions to the merger not being satisfied; or (iii) a violation of any provision of the merger agreement, except, in each case as may be required by applicable law.

Accounting Methods.

•	change its methods of accounting in effect at December 31, 2005, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred to by Northern Empire’s independent auditors.

Compensation and Benefits.

•	except as required by applicable law or the merger agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any benefit plan or any agreement, arrangement, plan or policy between Northern Empire or Sonoma and one or more of its current or former directors, officers or employees;

•	other than normal, budgeted annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as on September 17, 2006;

•	enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement;

•	hire any new employee at an annual compensation in excess of $75,000, except to fill open positions consistent with past practices;

•	pay aggregate expenses of more than $3,000 per person of employees or directors who attend conventions or similar meetings after September 17, 2006;

•	promote any employee to a rank of vice president or more senior; or

•	except as provided in the merger agreement, pay any retention or other bonuses in excess of $35,000 to any individual employee or in the aggregate in excess of $250,000 per calendar quarter.

Indebtedness.

•	incur any indebtedness, with a term greater than two years, for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

•	sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office, or file an application pertaining to such action with any governmental entity, except as provided in the merger agreement; and

•	make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices.

Loans.

•	make any new loans to, modify the terms of any existing loan to, or engage in any other transactions, other than routine banking transactions, with, any officer, director or greater than 5% shareholder of Northern Empire or Sonoma (or any of their affiliates), or to or with any of their employees, except for loans, including loan renewals to officers, directors or employees that are in the ordinary course of business consistent with past practices and in compliance with applicable law including FBR Regulation O;

•	make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices;

•	purchase or originate any: (i) loans except in accordance with existing Sonoma lending policies; (ii) unsecured consumer loans in excess of $200,000; (iii) residential construction loans to any one borrower in excess of $3,000,000 in the aggregate; (iv) residential permanent loans in excess of $1,000,000; (v) raw land loans or acquisition and development loans in excess of $500,000; (vi) individual lot loans in excess of $500,000; (vii) letters of credit in excess of $250,000; (viii) commercial owner-occupied real estate loans, including SBA 7(a) loans and SBA 504 loans, to any one borrower in excess of $2,000,000 per loan and $4,000,000 in the aggregate; (ix) non-mortgage loans to any one borrower in excess of $500,000 per loan and $2,500,000 in the aggregate; or (x) income property loans in excess of $3,000,000, except in each case, as provided in the merger agreement; or

•	allow any overadvances for any construction loans.

Investments.

•	make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one year at the time of purchase other than obligations of state and political subdivisions; or

•	sell any “held for investment” loans or servicing rights related thereto, other than Small Business Administration loans sold in the secondary market in the ordinary course of business consistent with past practice and in accordance with the Northern Empire/Sonoma 2006 budget, or purchase any mortgage loan servicing rights.

Commitments.

•	take or omit to take any action that would materially adversely affect or materially delay the ability of Northern Empire and Sterling to obtain the required regulatory approvals or otherwise materially adversely affect Northern Empire’s or Sonoma’s ability to consummate the transactions contemplated by the merger agreement.

Benefit Plans.

•	use its reasonable best efforts to terminate or withdraw from all employee benefits plans maintained by Northern Empire or Sonoma at or as soon as reasonably practicable after the effective time of the merger, except for the Northern Empire Bancshares 401(k) Profit Sharing Plan and the Northern Empire Stock Option Plan, as provided in the merger agreement. At Sterling’s request, Northern Empire shall use its reasonable best efforts to take steps to amend, merge, terminate, withdraw from or take such other actions with respect to such employee benefit plans, at or as soon as reasonably practicable after the effective time of the merger, in accordance with the applicable plan documents and laws.

Additional Covenants

Northern Empire and Sterling have agreed to:

•	promptly advise each other of any change or event not in the ordinary course of business that, individually or in the aggregate, would reasonably be expected to cause any of the closing conditions set forth in the merger agreement not to be satisfied;

•	consult and cooperate with each other in order to formulate the plan of integration for the merger, including, among other things, with respect to conforming immediately prior to the effective time, based upon such consultation, Northern Empire’s loan, accrual and allowance policies to those policies of Sterling to the extent consistent with generally accepted accounting principles;

•	promptly cause a registration statement for the merger to be prepared and filed with the SEC and to use their reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible after the filing thereof. The parties have also agreed to cooperate in responding to any questions or comments from the SEC and in amending the registration statement as necessary;

•	cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement and to keep the other apprised of the status of matters relating to such transactions;

•	furnish each other all information concerning each other and their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the registration statement, this joint proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of Sterling or Northern Empire to any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement;

•	promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement which causes such party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed;

•	pursuant to a confidentiality agreement dated February 25, 2006 between Northern Empire and Sterling, keep confidential information they provide each other pursuant to the merger agreement;

•	use their reasonable best efforts (i) to comply with all legal requirements that may be imposed on them with respect to the merger; and (ii) obtain (and cooperate with each other to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained in connection with the merger;

•	promptly advise each other of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on it or cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement;

•	promptly notify each other of any material change in the normal course of business or in the operation of their properties and of any governmental complaints, investigations or hearings, or the institution or the threat of litigation involving it or its subsidiary;

•	cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other and to report the general status of the ongoing operations of that party; and

•	prior to the effective time of the merger, at Sterling’s election, approve, execute and deliver an institution merger agreement for the merger of Sonoma with and into Sterling Savings Bank.

Northern Empire and Sterling also agree that:

•	Sterling may elect to modify the structure of the transactions contemplated by the merger agreement so long as: (i) there are no adverse tax consequences to the Northern Empire shareholders; (ii) the consideration and other benefits to be paid to or received by Northern Empire’s shareholders and optionees, and Northern Empire and Sonoma directors, officers and employees are not changed or reduced; and (iii) such modification will not delay or jeopardize receipt of any required regulatory approvals; and

•	Sterling and Northern Empire shall each take all steps necessary to duly call, give notice of, convene and hold a special meeting of shareholders within 40 days after this joint proxy statement/prospectus becomes effective for the purpose of voting upon the adoption or approval of the merger agreement and the merger, and that the board of directors of Northern Empire shall recommend approval of the merger unless a change of recommendation is permitted as provided in the merger agreement.

Northern Empire has further agreed to:

•	afford to the representatives of Sterling, access, during normal business hours throughout the period prior to the effective time of the merger agreement, to all of its and Sonoma’s properties, books, contracts, commitments and records during such period, and to give Sterling notice of all meetings of their respective boards of directors so that a Sterling representative may attend such portions of such meetings that do not pertain to (i) confidential matters as determined by such board of directors or (ii) the merger agreement or any of the transactions contemplated thereby;

•	not submit to a vote of the Northern Empire shareholders at or prior to the special shareholders’ meeting any other acquisition proposal;

•	take any further action that is necessary or desirable to effect the purposes of the merger, or to vest Sterling with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger;

•	provide to Sterling an estimate of the expenses Northern Empire expects to incur in connection with the merger, and keep Sterling reasonably informed of material changes in such estimate; and

•	use its reasonable best efforts to cause each person who may be deemed to be an affiliate of Northern Empire to execute and deliver to Sterling an affiliate agreement. Such agreements were executed on September 15, 2006.

Sterling has further agreed that it or its subsidiaries, as appropriate, will:

•	prior to the effective time, adopt a resolution providing that the receipt by the Northern Empire insiders of Sterling common stock in exchange for shares of Northern Empire common stock, and of options to purchase Sterling common stock, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law;

•	afford to the representatives of Northern Empire such access, during normal business hours during the period prior to the effective time, to Sterling’s representatives as Northern Empire shall reasonably request, and shall make available to Northern Empire a copy of each report, schedule, and other document filed by it (including by its subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws;

•	credit employees of Northern Empire or Sonoma with periods of service with Northern Empire or Sonoma before the effective time of the merger as if such service had been with Sterling or a Sterling subsidiary, as applicable for participation and vesting in employee benefit pension plans of Sterling;

•	provide credit to employees of Northern Empire and of Sonoma, with respect to the satisfaction of the waiting periods for participation and coverage that are applicable under the welfare benefit plans of Sterling or its applicable subsidiary, equal to the credit that any such employee had received as of the effective time of the merger towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Northern Empire and of Sonoma;

•	provide each employee of Northern Empire and of Sonoma with credit for any co-payment and deductibles paid prior to the effective time of the merger in satisfying any deductible or out-of-pocket requirements;

•	allow each employee of Northern Empire and Sonoma to have credit for all unused sick leave as of the effective time of the merger;

•	provide coverage for all pre-existing conditions that were covered under any welfare plan of Northern Empire or Sonoma;

•	provide Northern Empire employees credit for prior service for vacation accruals after the effective time of the merger;

•	provide severance benefits to those employees of Northern Empire and of Sonoma whose employment is involuntarily terminated without cause at or within 180 days after the effective time of the merger unless such employees are entitled to receive severance payments under employment, severance or similar agreements;

•	indemnify and hold harmless the officers, directors and employees of Northern Empire and of Sonoma for any liabilities incurred in connection with any matters arising prior to the merger out of their service as an officer, director or employee of Northern Empire or of Sonoma or the merger agreement for a period of six years after the merger;

•	use commercially reasonable efforts to cause the persons serving as officers and directors of Northern Empire and of Sonoma immediately prior to the effective time of the merger to be covered by a directors’ and officers’ liability insurance tail policy with respect to acts or omissions occurring prior to the effective time for a period of six years; and

•	take all action necessary to appoint one member of Northern Empire’s board of directors to Sterling’s board of directors and one member of Northern Empire’s board of directors to Sterling Savings Bank’s board of directors, each as selected by Sterling, and to invite other members of Northern Empire’s board of directors to serve on an advisory board to Sterling Savings Bank for a term of at least one year from the closing date.

Conditions to Consummation of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	approval of the merger agreement by the requisite vote of Sterling and Northern Empire shareholders;

•	approval for quotation on Nasdaq of the shares of Sterling common stock that are to be issued to Northern Empire shareholders in the merger;

•	receipt of required regulatory approvals for the merger and the related transactions and the expiration of all statutory waiting periods in respect thereof;

•	effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part, under the Securities Act, with no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

•	absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt by each party of the opinion of its tax counsel in form and substance reasonably satisfactory to it, dated as of the effective time, that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code;

•	accuracy of the representations and warranties of the other party in all material respects as of the closing date of the merger, and, to the extent representations and warranties speak as of some other date, then those representations and warranties shall be true and correct as of such date, provided, however, that the representations and warranties will be deemed to be true and correct, unless, with certain exceptions, the failure or failures of the representations and warranties to be true and correct have had or can reasonably be expected to have a material adverse effect on the party making the representation;

•	performance by each party in all material respects of all covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

•	all corporate and other proceedings in connection with the transactions contemplated at the closing of the merger and all documents incident thereto must be reasonably satisfactory in form and substance to each party’s counsel, and each party shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

Sterling’s obligation to effect the merger is also subject to satisfaction, or waiver, of the following conditions:

•	receipt by Sterling of voting agreements from Messrs./Mdmes. C. Carinalli, Gallaher, Geary, Hunter, Keegan, Jr., Meekins, Titus, K. Carinalli, Wright, Barton and Baker. These agreements were executed and delivered to Sterling concurrently with the merger agreement;

•	receipt by Sterling of an employment agreement from Ms. Meekins, President and Chief Executive Officer of Northern Empire and Sonoma. The employment agreement with Ms. Meekins was executed and delivered to Sterling on September 17, 2006. Ms. Meekins must also remain employed by Northern Empire or Sonoma from September 17, 2006 through the closing date of the merger and not have taken any action to rescind such agreement;

•	receipt by Sterling of noncompetition agreements from Messrs. Hunter, C. Carinalli, Keegan, Jr., Gallaher and Geary. These agreements were executed and delivered to Sterling concurrently with the merger agreement; and

•	Sterling shall have received resignations from each director of Northern Empire and Sonoma.

We cannot assure you if or when the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before April 2, 2007, either Sterling or Northern Empire may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

Nonsolicitation

Under the terms of the merger agreement, Northern Empire has agreed that it shall not authorize or permit its officers, directors, employees, agents, advisors and affiliates to, and that it shall direct Sonoma to not, initiate, solicit, encourage or knowingly facilitate any takeover proposals or other forms of business combination with a third party. In addition, Northern Empire has agreed that it shall not, and that it shall direct Sonoma to not, negotiate or furnish any nonpublic information in any way in connection with any competing takeover proposals by third parties, unless Northern Empire’s board of directors determines in good faith that (i) the takeover proposal, if consummated, is reasonably likely to result in a transaction more favorable to holders of Northern Empire common stock than the merger; and (ii) after considering the advice of counsel, it has a fiduciary duty to negotiate with or provide nonpublic information to the party who submitted the competing proposal.

Termination of the Merger Agreement

Northern Empire and Sterling, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Sterling and Northern Empire have approved the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	any governmental entity which must grant a required regulatory approval has denied such approval and the denial has become final and nonappealable;

•	any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless the denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	failure to complete the merger by April 2, 2007, provided that a party that is then in material breach of any of its covenants or obligations under the merger agreement will not be entitled to terminate the merger agreement;

•	if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and the other party shall have materially breached any of the covenants, agreements, representations or warranties contained in the merger agreement such that the closing conditions would not be satisfied and the breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date; and

•	if the approval of the shareholders of Sterling or Northern Empire contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the Sterling or Northern Empire special meeting, unless the failure was caused by Northern Empire or a party to a voting agreement as provided by the merger agreement.

Sterling, without the consent of Northern Empire, can terminate:

•	if: (i) the board of directors of Northern Empire fails to recommend to its shareholders the approval of the merger, or changes, or publicly announces its intention to change its recommendation and the Northern Empire shareholders fail to approve the merger at the meeting held for that purpose; or (ii) the board of directors recommends that the Northern Empire shareholders tender their shares in a tender or exchange offer or fails to recommend that the Northern Empire shareholders reject such an offer.

Northern Empire, without the consent of Sterling, can terminate:

•	if the average closing price of Sterling’s common stock during a specified period just prior to the closing date of the merger is less than $27.97 per share and the Sterling common stock price has also declined from a price of $32.91 per share by 15% or more relative to a weighted average index of a certain group of financial institution holding companies. Sterling, however, will then have the option to avoid the termination by increasing the consideration paid to the Northern Empire shareholders, as provided in the merger agreement.

Waiver and Amendment to the Merger Agreement

At any time prior to the effective time of the merger, Sterling or Northern Empire, by action taken or authorized by its board of directors, may, to the extent legally allowed, waive compliance with any provision in the merger agreement that benefits such party or extend the time for performance by the other party. Any such waiver or extension shall be valid only if set forth in a written instrument signed on behalf of such party. Sterling and Northern Empire, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, amend the merger agreement by a written instrument signed on behalf of both parties. However, after the receipt of approval of the merger agreement by the Northern Empire shareholders, no amendment may be made that reduces the amount or changes the form of the consideration to be received by the Northern Empire shareholders without their subsequent approval.

Termination Fee

Sterling and Northern Empire have agreed to pay termination fees in certain events.

•	Northern Empire must pay Sterling a termination fee of $12.5 million if Sterling terminates the merger agreement and elects to receive the fee as a result of: (i) the Northern Empire board of directors failing to recommend the approval of the merger or changing, or publicly announcing its intention to change its recommendation and the Northern Empire shareholders fail to approve the merger; (ii) Northern Empire breaching its nonsolicitation or related obligations as provided in the merger agreement; or (iii) the board of directors recommending that the Northern Empire shareholders tender their shares in a tender or exchange offer or failing to recommend that the Northern Empire shareholders reject such an offer;

•	Northern Empire must pay Sterling a termination fee of $3 million (which amount may be increased to $12.5 million in certain circumstances) if Sterling terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by Northern Empire of any of the covenants, agreements, representations or warranties it made in the merger agreement such that the closing conditions are not satisfied, and such breach is not cured within 30 days following written notice to Northern Empire, or which breach, by its nature, cannot be cured prior to the closing date of the merger; and

•	Sterling must pay Northern Empire a termination fee of $3 million if Northern Empire terminates the merger agreement and elects to receive such fee as a result of the willful or intentional material breach by Sterling of any of the covenants, agreements, representations or warranties it made in the merger agreement such that the closing conditions are not satisfied, and such breach is not cured within 30 days following written notice to Sterling, or which breach, by its nature, cannot be cured prior to the closing date of the merger.

A party’s right to a termination fee is forfeited if a party commences legal proceedings against the other for damages or relief on account of willful or intentional breach or a breach of the nonsolicitation provisions prohibiting Northern Empire from soliciting or encouraging an alternative acquisition proposal from another party other than Sterling.

Nasdaq Listing

The approval for quotation on Nasdaq of the shares of Sterling common stock to be issued in the merger is a condition to the parties’ obligation to complete the merger.

Expenses

The merger agreement provides that each of Sterling and Northern Empire will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Voting Agreements

The eleven directors and/or executive officers of Northern Empire and Sonoma, Clement C. Carinalli, Dennis R. Hunter, James B. Keegan, Jr., William E. Geary, Patrick R. Gallaher, Michael Wright, Kevin Carinalli, Deborah A. Meekins, David Titus, Jane M. Baker, and Joann Barton, have entered into voting agreements with Sterling in connection with the merger. In their capacity as shareholders, they have agreed to vote all shares of Northern Empire common stock that they owned or exercised voting power over as of the record date of the Northern Empire special meeting of shareholders, in favor of the approval and adoption of the merger agreement and the approval of the merger and the other actions contemplated by the merger agreement. A total of 1,586,134 shares of the common stock of Northern Empire are subject to the voting agreements, representing approximately 14% of Northern Empire’s outstanding shares as of the date of this joint proxy statement/prospectus.

REGULATION AND SUPERVISION

The following is not intended to be a complete discussion but is intended to be a summary of some of the more significant provisions of laws applicable to Sterling, Northern Empire and their subsidiaries. This regulatory framework is intended to protect depositors, federal deposit insurance funds and the banking system as a whole, and not to protect security holders. To the extent that the information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions and any amendments thereto.

General

The banking and financial services business in which Northern Empire and Sterling engage is highly regulated. Such regulation is intended, among other things, to protect depositors insured by the FDIC, and the entire banking system. The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the Federal Reserve Board, or the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. Indirectly, such actions may also impact the ability of non-bank financial institutions to compete with the banks. The nature and impact of any future changes in monetary policies cannot be predicted.

The laws, regulations and policies affecting financial services businesses are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the Washington and California State legislatures and by various bank regulatory agencies. Changes in the laws, regulations or policies that impact Northern Empire and Sterling cannot necessarily be predicted, but they may have a material effect on Northern Empire’s and Sterling’s business and earnings.

Bank Holding Company Regulation

As a bank holding company, Sterling is registered with and subject to regulation by the FRB under the Bank Holding Company Act, or BHCA. In accordance with FRB policy, Sterling is expected to act as a source of financial strength to its subsidiary banks, Sterling Savings Bank and Golf Savings Bank, and to commit resources to support the banks in circumstances where it might not otherwise do so. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with: (i) the default of a commonly controlled FDIC-insured depository institution; or (ii) any assistance provided by the FDIC to such a commonly controlled institution. Under the BHCA, Sterling is subject to periodic examination by the FRB. Sterling is also required to file with the FRB periodic reports of its operations and such additional information regarding Sterling and its subsidiaries as the FRB may require. Pursuant to the BHCA, Sterling is required to obtain the prior approval of the FRB before it acquires all or substantially all of the assets of any bank or ownership or control of voting shares of any bank if, after giving effect to such acquisition, it would own or control, directly or indirectly, more than 5% of such bank.

Under the BHCA, Sterling may not engage in any business other than managing or controlling banks or furnishing services to its subsidiaries that the FRB deems to be so closely related to banking as “to be a proper incident thereto.” Sterling is also prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company unless the company is engaged in banking activities or the FRB determines that the activity is so closely related to banking as to be a proper incident to banking. The FRB’s approval must be obtained before the shares of any such company can be acquired and, in certain cases, before any approved company can open new offices. Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in, businesses or companies engaged in a wider range of non-banking activities, including securities and insurance activities and any other activity that the FRB, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies. As of the date of this joint proxy statement/prospectus, Sterling does not operate as a financial holding company.

The BHCA and regulations of the FRB also impose certain constraints on the redemption or purchase by a bank holding company of its own shares of stock.

Sterling’s earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which Sterling and Sterling Savings Bank conduct business. For example, these include limitations on the ability of Sterling Savings Bank to pay dividends to Sterling and Sterling’s ability to pay dividends to its shareholders. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks and savings associations can pay to their holding companies without regulatory approval. In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

In addition, banking subsidiaries of bank holding companies are subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain exceptions set forth in the Federal Reserve Act, a bank can make a loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, accept securities of an affiliate as collateral for a loan or extension of credit to any person or company, issue a guarantee or accept letters of credit on behalf of an affiliate only if the aggregate amount of the above transactions of such subsidiary does not exceed 10% of such subsidiary’s capital stock and surplus on an individual basis or 20% of such subsidiary’s capital stock and surplus on an aggregate basis. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices. A bank and its subsidiaries generally may not purchase a “low-quality asset,” as that term is defined in the Federal Reserve Act, from an affiliate. Such restrictions also prevent a holding company and its other affiliates from borrowing from a banking subsidiary of the holding company unless the loans are secured by collateral.

The FRB has cease and desist powers over parent bank holding companies and non-banking subsidiaries where the action of a parent bank holding company or its non-financial institutions represent an unsafe or unsound practice or violation of law. The FRB has the authority to regulate debt obligations, other than commercial paper, issued by bank holding companies by imposing interest ceilings and reserve requirements on such debt obligations.

Like Sterling, Northern Empire is a bank holding company registered under the Bank Holding Company Act of 1956 subject to supervision by the FRB. It also meets the requirements for and has made the election to be treated as a financial holding company, although it has not engaged in any of the specific activities permitted to a financial holding company.

As a Washington corporation, Sterling is subject to certain limitations and restrictions under applicable Washington corporate law. Similarly, as a California corporation, Northern Empire is subject to certain limitations and restrictions under applicable California corporate law. For example, state law restrictions in both Washington and California include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records and minutes, and observance of certain corporate formalities.

Bank Regulation

Sterling Savings Bank and Sonoma are extensively regulated under both federal and state law.

Sterling Savings Bank, as a Washington state-chartered bank, is subject to supervision and regulation by the WDFI. Sonoma, as a national banking association, is subject to supervision and regulation by the Office of the Comptroller of Currency, or OCC. In addition, Sterling Saving Bank and Sonoma each have deposits insured by the FDIC, and each is subject to the supervision and regulation of the FDIC. These agencies have the authority to prohibit banks from engaging in what they believe to be unsafe or unsound banking practices. Each bank’s deposits are insured to a maximum of $100,000 per depositor by the FDIC, and each bank pays semiannual deposit insurance premium assessments to the FDIC.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. Pursuant to FDICIA, the OCC, the FDIC and the FRB promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified as undercapitalized if its total risk-based capital is less than 8% or its Tier 1 risk-based capital or leverage ratio is less than 4%. An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if a bank is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the federal bank regulator, and the holding company must guarantee the performance of that plan.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

Sarbanes-Oxley Act

In July 2002, the Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC under the Exchange Act.

The Sarbanes-Oxley Act includes new disclosure requirements and corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the SEC and the Comptroller General. In particular, the Sarbanes-Oxley Act establishes: (i) new requirements for audit committees; (ii) additional responsibilities regarding financial statements of reporting companies; (iii) new standards for auditors and regulation of audits; (iv) increased disclosure and reporting obligations for a reporting company and its directors and executive officers; and (v) new civil and criminal penalties for violation of the securities laws. The SEC has enacted rules to implement various of the provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

USA Patriot Act

In December 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) became effective. The Patriot Act is designed to combat money laundering and terrorist financing while protecting the U.S. financial system. The Patriot Act imposes enhanced policy, record keeping and due diligence requirements on domestic financial institutions. The Patriot Act also amended the Bank Secrecy Act to facilitate access to customer account information by government officials while immunizing banks from liability for releasing such information.

DESCRIPTION OF STERLING CAPITAL STOCK

Sterling is authorized to issue capital stock of 60,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of January 8, 2007, there were outstanding 42,085,948 shares of common stock, held of record by approximately 2,021 shareholders. There are no shares of preferred stock outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders. There are no cumulative voting rights. Subject to any preferences to which holders of preferred stock that may be issued in the future may be entitled, holders of Sterling’s common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of Sterling’s liquidation, dissolution or winding up, holders of common stock will be entitled to share in Sterling’s assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any shares of preferred stock that may be outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock outstanding are, and the shares of common stock issued in the merger will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Sterling may designate in the future.

Preferred Stock

Sterling’s board of directors is authorized, subject to any limitations imposed by law, from time to time to issue without shareholder approval, up to a total of 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of Sterling’s outstanding voting stock. Sterling has no present plans to issue any preferred stock.

Registration Rights

Pursuant to an agreement and plan of merger by and between Sterling’s wholly owned subsidiary, INTERVEST, and Peter W. Wong Associates, Inc., or PWWA, dated November 15, 2004, the former shareholders of PWWA are entitled to registration rights for the shares of Sterling common stock that they hold.

COMPARISON OF RIGHTS OF NORTHERN EMPIRE COMMON STOCK
AND STERLING COMMON STOCK

After completion of the merger, the Northern Empire shareholders will become shareholders of Sterling. Sterling is a Washington corporation and the rights of Sterling shareholders’ rights are governed by the Washington Business Corporations Act, or WBCA, as well as the articles of incorporation and bylaws of Sterling. Northern Empire is a California corporation, and its shareholders’ rights are governed by the California Corporations Code, or CCC, as well as the articles of incorporation and bylaws of Northern Empire. After the merger, as Sterling shareholders, the rights of former Northern Empire shareholders will be governed by Sterling’s articles of incorporation, its bylaws and the WBCA.

The following discussion summarizes the material differences between the rights of holders of Sterling common stock and holders of Northern Empire common stock under the articles of incorporation and bylaws of Sterling and the articles of incorporation and bylaws of Northern Empire. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders. In addition, the identification herein of certain differences in rights is not intended to imply the absence of other differences of equal or greater importance. The discussion in this section is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation and the relevant provisions of the WBCA and CCC.

Copies of the charter documents are attached as exhibits to Northern Empire’s and Sterling’s filings with the SEC. See the sections entitled “Where You Can Find More Information” on page 81.

Authorized Capital Stock

Northern Empire	The authorized capital stock of Northern Empire consists of 50,000,000 shares of capital stock, presently classified as follows:
• 40,000,000 shares of common stock, no par value; and
• 10,000,000 shares of preferred stock, no par value.
Northern Empire is authorized under its articles to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without shareholder approval. An amendment to Northern Empire’s articles of incorporation to change the authorized capital stock requires the approval of Northern Empire’s board of directors and shareholders, except that an amendment affecting a stock split (including an increase in the authorized number of shares) may be adopted with approval of the board alone. No shares of preferred stock are outstanding.
Sterling	The authorized capital stock of Sterling consists of 70,000,000 shares of capital stock, presently classified as follows:
• 60,000,000 shares of common stock, par value $1.00 per share; and
• 10,000,000 shares of preferred stock, par value $1.00 per share.
Sterling is authorized under its articles of incorporation to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without shareholder approval. An amendment to Sterling’s articles to change the authorized capital stock requires the approval of Sterling’s board of directors.

Advance Notice Provisions
Northern Empire	Northern Empire’s bylaws require that notice of a special shareholders’ meeting be given not less than ten nor more than sixty days before the date of the meeting.
Sterling	Sterling’s articles do not vary from the WBCA, which requires that notice of a special shareholders’ meeting generally be given not less than ten nor more than sixty days before the date of the meeting. However, in certain circumstances, such as a special meeting to act on a plan of merger or to amend a corporation’s articles, notice must be given not less than twenty nor more than sixty days before the date of the meeting.
Cumulative Voting
Northern Empire	Subject to the procedural requirements contained in Northern Empire’s bylaws and Section 708 of the California General Corporation Law, Northern Empire shareholders have cumulative voting rights at any election of directors.
Sterling	Sterling shareholders have no cumulative voting rights.

Amendment of the Bylaws
Northern Empire	Northern Empire’s bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. Northern Empire’s bylaws may also be amended or repealed by a majority vote of the full board of directors so long as the amendment does not change the authorized number of directors.
Sterling	Sterling’s bylaws may be amended by a majority vote of the full board of directors or by a majority vote of the shares entitled to vote and represented at a meeting where a quorum is present.

Amendment of the Articles of Incorporation
Northern Empire	Section 902 of the CCC generally provides that Northern Empire’s articles of incorporation may be amended if approved by the board of directors and the majority of the outstanding shares entitled to vote, either before or after approval by the board of directors.
Sterling	Sterling’s articles of incorporation do not vary from the WBCA which provides that certain provisions of the articles of incorporation may be amended when approved by a majority of the shareholders entitled to vote thereon.

Number of Directors
Northern Empire	Northern Empire’s bylaws specify that its board of directors will consist of not less than five nor more than nine directors, with the exact number to be fixed by resolution of the board or by an amendment to the bylaws adopted by the board or the shareholders. The exact number is fixed at five.
Sterling	Sterling’s bylaws provide that the number of directors on Sterling’s board of directors shall be nine. The number of directors may be increased or decreased by an amendment to the bylaws. Directors need not be shareholders of the corporation.

Nominations for Directors
Northern Empire	Northern Empire’s bylaws provide that shareholder nominations for director must be made in advance and be accompanied by specified information regarding the proposed nominee and the nominating shareholder. Nominations not made in accordance with the specified procedure may be disregarded by the chairman of the meeting.
Sterling	Sterling’s bylaws provide that any vacancy occurring in the board of directors may be filled by affirmative vote of a majority of the remaining directors. Sterling’s bylaws do not contain a required procedure for shareholder nominations of directors.

Classification of Directors
Northern Empire	The board of directors of Northern Empire is not divided into classes with staggered terms. Northern Empire’s directors are elected for a term of one year.
Sterling	The board of directors of Sterling is divided into three classes, with the members of each class serving staggered, three-year terms.
Removal of Directors
Northern Empire	The board of directors may remove a director if the director has been declared of unsound mind by an order of court or convicted of a felony. In addition, shareholders may remove a director with or without cause, if approved by the affirmative vote of a majority of the Northern Empire outstanding shares entitled to vote.
Sterling	The shareholders may remove one or more directors with or without cause by a majority vote of the shares entitled to vote and represented at a special meeting called for the purpose of removing the director(s).

Vacancies on the Board of Directors
Northern Empire	Any vacancies occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the shareholders may not be filled by the directors unless the articles of incorporation or a bylaw adopted by the shareholders so provides. Northern Empire shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. To fill a vacancy created by removal requires the unanimous consent of the outstanding shares entitled to vote. If the board accepts the resignation of a director tendered to take effect at a future time, the board or the shareholders shall have the power to elect a successor to take office when the resignation is to become effective.
Sterling	Any vacancies occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors.

Removal of Officers
Northern Empire	Northern Empire’s bylaws provide that subject to the rights, if any, of an officer under a contract of employment, an officer may be removed, either with or without cause, by the board of directors, or by an officer upon whom such power of removal has been conferred by the board.
Sterling	Sterling’s bylaws provide that any officer may be removed by the board of directors.

DISSENTERS’ RIGHTS

The shareholders of Northern Empire have dissenters’ rights of appraisal under limited circumstances. Under California law, no dissenters’ rights are available for shares, such as Northern Empire’s, that are listed on the Nasdaq National Market unless there exists with respect to such shares any restriction on transfer imposed by Northern Empire or by any law or regulation, or unless demands for payment are filed with respect to 5% or more of the outstanding shares.

If the merger agreement and the merger are approved by the required vote of Sterling and Northern Empire shareholders and the merger agreement is not abandoned or terminated, and the above conditions are met, Northern Empire shareholders who voted against the merger may, by complying with Sections 1300 through 1313 of the California Corporations Code (“CCC”), be entitled to dissenters’ rights as described therein. To exercise dissenters’ rights, a Northern Empire shareholder must comply with all of the procedures required by California law. We have included a copy of the CCC — Chapter 13 — Dissenters’ Rights as Exhibit D to this document. If a Northern Empire shareholder has a beneficial interest in shares of Northern Empire common stock that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters’ rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below. DISSENTERS’ RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES.

In the event that only the holders of less than 5% of the outstanding shares of Northern Empire have filed a demand for payment under Chapter 13 of the CCC, Northern Empire shareholders will not have the right to have Northern Empire purchase their shares at the fair market value determined under Chapter 13 of the CCC unless their shares are subject to a restriction on transfer imposed by Northern Empire or by any law or regulation.

The following discussion is not a complete statement of California law relating to dissenters’ rights, and is qualified in its entirety by reference to Sections 1300 through 1313 of the CCC, a copy of which is attached to this document as Exhibit D and incorporated herein by reference. ANY NORTHERN EMPIRE SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THIS SECTION AND EXHIBIT D (SECTIONS 1300 THROUGH 1313 OF THE CCC) CAREFULLY, SHOULD CONSULT HIS OR HER LEGAL ADVISOR (SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS) AND SHOULD VOTE “AGAINST” APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER. IF YOU DECIDE TO EXERCISE YOUR DISSENTERS’ RIGHTS AND HAVE ALREADY SUBMITTED YOUR STOCK CERTIFICATES, YOU MUST NOTIFY AMERICAN STOCK TRANSFER & TRUST COMPANY, AS THE EXCHANGE AGENT, AND YOUR STOCK CERTIFICATES WILL BE RETURNED TO YOU. IF YOU FAIL TO MAKE A PROPER ELECTION OR PERFECT THE STATUS OF YOUR DISSENTING SHARES, YOU WILL LOSE YOUR DISSENTERS’ RIGHTS ON SUCH SHARES.

Northern Empire common stock must satisfy each of the following requirements to be perfected as dissenting shares under the CCC:

The Northern Empire common stock must have been outstanding on January 12, 2007, the record date for the determination of shareholders entitled to vote on the merger proposal at the Northern Empire special meeting.

The Northern Empire common stock must have been voted “AGAINST” the merger proposal. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a Northern Empire shareholder who votes by proxy and who wishes to exercise dissenters’ rights must vote “AGAINST” the merger proposal. A Northern Empire shareholder who wishes to exercise dissenters’ rights and whose shares are held by a broker or other street name holder must instruct the street name holder that the shares are to be voted “AGAINST” the merger proposal.

A VOTE IN FAVOR OF THE MERGER OR AN ABSTENTION FROM THE VOTE ON THE MERGER BY A NORTHERN EMPIRE SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO DISSENTERS’ RIGHTS.

A vote against the merger does not in and of itself constitute a demand for appraisal under the CCC.

The holder of such Northern Empire common stock must make a written demand no later than the date of the Northern Empire special meeting that Northern Empire purchase such shares at fair market value (as described below).

The holder of such Northern Empire common stock must submit stock certificates for endorsement (as described below).

Pursuant to Sections 1300 through 1313 of the CCC, holders of dissenting shares may require Northern Empire to purchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following approval of the principal terms of the merger agreement and approval of the merger by the Northern Empire shareholders, Northern Empire is required to mail to each holder of dissenting shares a notice of the approval of the principal terms of the merger agreement and approval of the merger, a statement of the price determined by Northern Empire to represent the fair market value of dissenting shares (which will constitute an offer by Northern Empire to purchase such dissenting shares at such stated price), and a brief description of the procedure to be followed if the holders of dissenting shares desire to exercise their dissenters’ rights.

By no later than the Northern Empire special meeting, a dissenting shareholder must demand that Northern Empire purchase such shareholder’s dissenting shares in a statement setting forth the number and class of dissenting shares held of record that the dissenting shareholder demands that Northern Empire purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Such holder must also, within 30 days after the date on which notice of the approval of the principal terms of the merger agreement and approval of the merger by Northern Empire shareholders is mailed to the holders of dissenting shares, submit to Northern Empire or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Northern Empire purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners.

An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. SHAREHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE DISSENTERS’ RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH NOMINEE.

A Northern Empire shareholder who elects to exercise dissenters’ rights pursuant to Chapter 13 of the CCC should deliver a written demand no later than the date of the Northern Empire special meeting to:

Northern Empire Bancshares
801 Fourth Street
Santa Rosa, California 95404
Attn: Deborah A. Meekins or Jane M. Baker
(707) 579-2265

If upon the surrender of the certificates representing the dissenting shares, Northern Empire and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid to the holder of the dissenting shares within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived. The holders of dissenting shares are entitled to interest thereon at the legal rate on judgments from the date of the merger agreement.

If Northern Empire and a dissenting shareholder disagree as to the fair market value for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in the California superior court located in the proper county, within six months after the date on which the notice of the approval of the principal terms of the merger agreement and approval of the merger by Northern Empire shareholders is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Northern Empire common stock held by such shareholder are dissenting shares, the fair market value of such Northern Empire common stock, or both. The CCC provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Northern Empire consents to such request for withdrawal.

If a Northern Empire shareholder fails to perfect his, her or its dissenting rights or effectively withdraws or loses such rights, such holder’s Northern Empire common stock will thereupon be deemed to have been canceled and converted as set forth in the merger agreement at the effective time of the merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CCC FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF DISSENTERS’ RIGHTS, IN WHICH EVENT YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13 OF THE CCC, IF YOU ARE A NORTHERN EMPIRE SHAREHOLDER AND ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS UNDER THE CCC, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

Subject to the provisions of Chapter 13 of the CCC, Northern Empire shareholders who have exercised their dissenters’ rights will not have the right at law or in equity to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had been legally voted in favor of the merger. In addition, if a Northern Empire shareholder initiates any action to attack the validity of the merger or to have it set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his or her shares as a holder of dissenting shares.

Except as expressly limited in Chapter 13 of the CCC, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.

TRANSACTIONS WITH MANAGEMENT

Federal banking regulations require that a bank’s loans or extensions of credit to its executive officers and directors must be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. Sonoma is therefore prohibited from making any loans or extensions of credit to its executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect. The aggregate amount of outstanding loans by Sonoma to its executive officers and directors was approximately $20,264,339 at September 30, 2006. Such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with Sonoma’s other customers, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features when made.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for Sterling by Witherspoon, Kelley, Davenport & Toole, P.S. Ned M. Barnes, a director of Sterling’s subsidiary, Sterling Savings Bank, and Andrew J. Schultheis, Sterling’s Secretary, are principals of Witherspoon, Kelley, Davenport & Toole, P.S. In addition, as of January 10, 2007, principals of Witherspoon, Kelley, Davenport & Toole, P.S. beneficially owned an aggregate of approximately 69,561 shares of Sterling common stock.

EXPERTS

The consolidated financial statements of Sterling as of December 31, 2005 and 2004, and for each of the years in the three year period ended December 31, 2005, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated in this joint proxy statement/prospectus by reference from Sterling’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by BDO Seidman LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Northern Empire as of December 31, 2005 and 2004, and for each of the years in the three year period ended December 31, 2005, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated in this joint proxy statement/prospectus by reference from Northern Empire’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Sterling and Northern Empire file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Sterling’s and Northern Empire’s SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

Sterling filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of Sterling common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Sterling in addition to being a joint proxy statement of Sterling and Northern Empire for their special meetings. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding Sterling and Northern Empire into this document, which means that important business and financial information about Sterling and Northern Empire can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Sterling or Northern Empire files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Sterling and Northern Empire have previously filed with the SEC and all documents filed by Sterling and Northern Empire with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the date of the special meeting.

These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this joint proxy statement/prospectus). You should review these filings as they may disclose a change in the business, prospects, financial condition or other affairs of Sterling or Northern Empire after the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Sterling has filed with the SEC:

•	Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 15, 2006;

•	Sterling’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, filed with the SEC on May 9, 2006, August 8, 2006 and November 8, 2006, respectively; and

•	Sterling’s Current Reports on Form 8-K filed with the SEC on January 9, 2006, January 30, 2006, February 13, 2006, February 16, 2006, March 1, 2006, April 24, 2006, April 26, 2006, June 5, 2006, June 7, 2006, June 20, 2006, July 6, 2006, July 18, 2006, July 24, 2006, July 26, 2006 (two reports filed), August 4, 2006, August 25, 2006, September 6, 2006, September 18, 2006, September 21, 2006 (two reports filed), October 23, 2006, October 24, 2006, November 9, 2006, November 20, 2006, December 1, 2006 and December 26, 2006.

This prospectus/proxy statement incorporates by reference the documents listed below that Northern Empire has filed with the SEC:

•	Northern Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006;

•	Northern Empire’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, filed with the SEC on May 9, 2006, August 9, 2006 and November 8, 2006, respectively; and

•	Northern Empire’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 30, 2006, April 21, 2006, July 20, 2006, September 18, 2006, October 3, 2006 and October 19, 2006.

These documents contain important information about Sterling and Northern Empire and their financial condition. Information contained in this joint proxy statement/prospectus supersedes information incorporated by reference that Sterling and Northern Empire have filed with the SEC prior to the date of this joint proxy statement/prospectus, while information that they file with the SEC after the date of this joint proxy statement/prospectus that is incorporated by reference will automatically update and supersede this information.

Sterling supplied all information contained or incorporated by reference in this document relating to Sterling, and Northern Empire supplied all information contained or incorporated by reference in this document relating to Northern Empire.

Sterling’s filings are available on its website, www.sterlingsavingsbank.com. Information contained in or linked to Sterling’s website is not a part of this joint proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Sterling at:

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

Northern Empire’s filings are available on its website, www.snbank.com. Information contained in or linked to Northern Empire’s website is not a part of this joint proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Northern Empire at:

Northern Empire Bancshares
801 Fourth Street
Santa Rosa, California 95404
Attn: Deborah A. Meekins or Jane M. Baker
(707) 579-2265

The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning Sterling and Northern Empire, as provided above.

If you would like to request documents from Sterling or Northern Empire, you must do so by February 14, 2007 to receive them before the special meeting.

You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to Northern Empire shareholders nor the issuance of Sterling common stock in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
STERLING FINANCIAL CORPORATION
AND
NORTHERN EMPIRE CORP.

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
STERLING FINANCIAL CORPORATION
AND
NORTHERN EMPIRE BANCSHARES

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 17, 2006 (this “Agreement”), is entered into by and between Sterling Financial Corporation, a Washington corporation (“Sterling”), and Northern Empire Bancshares, a California corporation (“Northern Empire”).

WHEREAS, the Boards of Directors of Sterling and Northern Empire have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Northern Empire will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the “Merger”).

WHEREAS, prior to the consummation of the Merger, if Sterling so elects, Sterling and Northern Empire will respectively cause Sterling Savings Bank, a Washington-chartered bank and wholly owned subsidiary of Sterling (“Sterling Savings Bank”), and Sonoma National Bank, a national banking association and wholly owned subsidiary of Northern Empire (“Sonoma”), to enter into a merger agreement, in the form attached hereto as Exhibit A (the “Institution Merger Agreement”), providing for the merger (the “Institution Merger”) of Sonoma with and into Sterling Savings Bank, with Sterling Savings Bank being the “Surviving Institution” of the Institution Merger.

WHEREAS, the Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Sterling to enter into this Agreement, (a) each of the Northern Empire shareholders identified on Schedule 7.2(d) hereto is executing and delivering to Sterling a voting agreement in the form attached hereto as Exhibit C (the “Voting Agreement”), (b) each of the Northern Empire employees identified on Schedule 7.2(e) hereto is executing and delivering to Sterling an employment agreement, to be effective at the Effective Time (as defined in Section 1.2 hereof), and (c) each of the Northern Empire shareholders identified on Schedule 7.2(f) hereto is executing and delivering to Sterling a noncompetition agreement in the form attached hereto as Exhibit D (the “Noncompetition Agreement”), to be effective at the Effective Time.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows.

ARTICLE I

THE MERGER

1.1  THE MERGER.

Subject to the terms and conditions of this Agreement, at the Effective Time, Northern Empire shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the corporate existence of Northern Empire shall cease and the Surviving Corporation shall continue to exist as a Washington corporation.

1.2  EFFECTIVE TIME.

The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the articles of merger (the “Washington Articles of Merger”) in the form attached as Exhibit B-1 hereto which shall be filed with the Secretary of State of the State of Washington on the Closing Date and the articles of merger (the “California Articles of Merger”) in the form attached as Exhibit B-2 hereto which shall be filed with the Secretary of State of the State of California on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective on the Closing Date.

1.3  EFFECTS OF THE MERGER.

At and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the Washington Business Corporation Act (the “WBCA”) and Section 1103 of the California Corporations Code (the “CCC”).

1.4  CONVERSION OF NORTHERN EMPIRE COMMON STOCK.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Northern Empire common stock with no par value (the “Northern Empire Common Stock”), each share of Northern Empire Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 0.8050 (the “Stock Exchange Ratio”) shares of Sterling common stock, par value $1.00 per share (“Sterling Common Stock”), and (ii) $2.71 in cash (such combination of cash and stock, the “Merger Consideration”), provided, however, that the maximum number of shares of Sterling Common Stock that may be issued in the Merger shall be 9,434,960 shares.

(b) All of the shares of Northern Empire Common Stock converted pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of Northern Empire Common Stock (each a “Certificate”) shall thereafter represent the right to receive (i) the amount of cash and the number of whole shares of Sterling Common Stock, and (ii) cash in lieu of fractional shares into which the shares of Northern Empire Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of Northern Empire Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time, Sterling should split or combine its common stock, or declare a dividend or other distribution on such common stock, with a distribution or record date, as applicable, prior to the Effective Time, then the Stock Exchange Ratio, the Option Exchange Ratio (as defined in Section 1.6(a) of this Agreement) and the maximum number of shares of Sterling Common Stock to be issued pursuant to Section 1.4(a) of this Agreement shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

(c) At the Effective Time, all shares of Northern Empire Common Stock that are owned by Northern Empire as treasury stock, if any, and all shares of Northern Empire Common Stock that are owned directly or indirectly by Sterling or Northern Empire or any Subsidiary of Northern Empire or Sterling (i) held in a fiduciary capacity or (ii) held as a result of debts previously contracted in good faith, shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, “Subsidiary” shall have the meaning given that term in Item 210.1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d) Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of Northern Empire Common Stock entitled to a fraction of a share of Sterling Common Stock pursuant to this Agreement shall be entitled to receive an amount of cash equal to such fraction of a share of Sterling Common Stock multiplied by the average of the Daily Sales Prices (as defined in Section 8.1(h) of this Agreement) of Sterling Common Stock on the five consecutive Trading Days ending on and including the Sterling Determination Date (as defined in Section 8.1(h)). Following consummation of the Merger, no holder of Northern Empire Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

(e) Dissenting Shares (as defined below) (if any) shall not be converted into or represent a right to receive cash and Sterling Common Stock hereunder and shall be entitled to receive only the payment provided for by Section 1300 et. seq. of the CCC with respect to such Dissenting Shares, unless and until the holder of such Dissenting Shares (the “Dissenting Shareholder”) shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger as provided under the CCC. Northern Empire will give Sterling prompt notice (and in any case, within two business days) of any demand received by Northern Empire for payment in connection with the exercise of Dissenters’ Rights, and Sterling will have the right to participate in all negotiations and proceedings with respect to such demand. Northern Empire agrees that, except with Sterling’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder fails to make an effective demand for payment or otherwise loses such holder’s status as a Dissenting Shareholder, Sterling will, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of its Certificate(s), the cash and shares of Sterling Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Northern Empire shareholder would have been entitled under Section 1.4(a).

For purposes of this Agreement, “Dissenting Shares” shall mean any shares of Northern Empire Common Stock that are outstanding immediately prior to the Effective Time with respect to which dissenters’ rights to obtain payment for such dissenting shares in accordance with Section 1300 et. seq. of the CCC have been duly and properly exercised and perfected in connection with the Merger.

1.5  STERLING COMMON STOCK.

Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

1.6  OPTIONS.

At the Effective Time, each option to purchase shares of Northern Empire Common Stock (a “Northern Empire Option”) granted by Northern Empire pursuant to the Northern Empire 1997 Stock Option Plan (the “Northern Empire Stock Option Plan”) that is outstanding and unexercised immediately prior thereto shall be automatically converted into an option to purchase shares of Sterling Common Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Northern Empire Stock Option Plan:

(a) The number of shares of Sterling Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of Northern Empire Common Stock subject to the option immediately before the Effective Time, multiplied by 0.8873 (the “Option Exchange Ratio”), provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(b) The exercise price per share of Sterling Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of Northern Empire Common Stock under the option immediately before the Effective Time divided by the Option Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Northern Empire in the Northern Empire Stock Option Plan (and the corresponding references in the option agreement documenting such option), shall be deemed to be references to Sterling.

1.7  RESERVATION OF SHARES AND SECURITIES FILINGS.

At all times after the Effective Time, Sterling shall reserve for issuance such number of shares of Sterling Common Stock as necessary so as to permit the exercise of Northern Empire Options converted under Section 1.6 of this Agreement. Sterling shall make all filings required under federal and state securities laws promptly after the Effective Time so as to permit the exercise of such converted Northern Empire Options and the sale of the Sterling Common Stock received by the optionee upon such exercise at and after the Effective Time.

1.8  ARTICLES OF INCORPORATION.

At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.9  BYLAWS.

At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.10  DIRECTORS AND OFFICERS.

Subject to Section 6.15, at the Effective Time, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

1.11  TAX CONSEQUENCES.

It is intended that the Merger, either alone or in conjunction with the Institution Merger, shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Code.

1.12  ACCOUNTING TREATMENT.

It is intended that the Merger shall be accounted for as a “purchase” under accounting principles generally accepted in the United States of America (“GAAP”).

ARTICLE II

EXCHANGE OF SHARES

2.1  STERLING TO MAKE SHARES AVAILABLE.

At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling’s transfer agent, American Stock Transfer & Trust Company, or such other similarly-qualified bank, trust company or transfer agent as Sterling may select (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, cash, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Northern Empire Common Stock.

2.2  EXCHANGE OF SHARES; CONVERSION OF OPTIONS.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of Northern Empire Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of Northern Empire Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash and cash in lieu of a fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash and cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate.

(c) If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the

Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Northern Empire of the shares of Northern Empire Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock and cash as provided in this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Northern Empire for six months after the Effective Time shall be returned to Sterling. Any shareholders of Northern Empire who have not theretofore complied with this Article II shall thereafter look only to Sterling or Sterling’s designated representative for payment of their cash and shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of Northern Empire Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, Northern Empire, the Exchange Agent or any other person shall be liable to any former holder of shares of Northern Empire Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTHERN EMPIRE

Subject to the disclosures set forth in the disclosure letter of Northern Empire delivered to Sterling concurrently with the parties’ execution of this Agreement (the “Northern Empire Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by Northern Empire to Sterling under this Article III), Northern Empire hereby makes the following representations and warranties to Sterling, each of which is being relied upon by Sterling as a material inducement to Sterling to enter into and perform this Agreement.

3.1  CORPORATE ORGANIZATION.

(a) Northern Empire is a corporation duly organized and validly existing under the laws of the State of California. Northern Empire has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Northern Empire. Northern Empire is duly registered as a financial holding company with the Federal Reserve Bank of San Francisco. Sonoma is the only direct or indirect Subsidiary of Northern Empire. Section 3.1(a) of the Northern Empire Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of Northern Empire as in effect as of the date of this Agreement.

(b) Sonoma is a national bank organized and validly existing under the National Bank Act. The deposit accounts of Sonoma are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by Law (as defined in Section 3.3), and all premiums and assessments due the FDIC in connection therewith have been paid by Sonoma. Sonoma does not have any Subsidiaries. As of the date hereof, Sonoma is “well-capitalized” (in accordance with applicable regulations of the Office of the Comptroller of the Currency (the “OCC”)) and its most recent examination rating under the Community Reinvestment Act of 1977 was “satisfactory.” Sonoma has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Northern Empire. Section 3.1(b) of the Northern Empire Disclosure Letter sets forth true, correct and complete copies of the Articles of Association and Bylaws of Sonoma as in effect as of the date of this Agreement.

(c) The minute books of Northern Empire and Sonoma, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since December 31, 2000.

(d) The term “Material Adverse Effect” with respect to Sterling or Northern Empire, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or materially impairs the ability of such party to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any action or omission of Sterling, Northern Empire or any Subsidiary of either of them taken with the prior written consent of Sterling or Northern Empire, as applicable, or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks, thrifts or their holding companies generally, (v) the impact of the announcement of this Agreement and the transactions contemplated hereby, (vi) the payment of any amounts due to, or the provision of any benefits to, any directors, officers, or employees under contracts, arrangements, plans or programs currently in effect, (vii) the payment or provision for payment of expenses incurred relating to this Agreement and the transactions contemplated hereby, (viii) any adjustments pursuant to FAS 115, (ix) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it is uniquely affects either or both of the parties, or (x) any change in the value of the securities or loan portfolio, or any change in value of the deposits or borrowings, from a change in interest rates generally, provided that the effect of such changes described in clauses (iv), (ix) and (x) hereof shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.

3.2  CAPITALIZATION.

(a) The authorized capital stock of Northern Empire consists of 40,000,000 shares of Northern Empire Common Stock and 10,000,000 shares of preferred stock, with no par value. As of the date hereof, there are: (i) 10,941,893 shares of Northern Empire Common Stock issued and outstanding; (ii) no shares of Northern Empire Common Stock held in Northern Empire’s treasury; and (iii) no shares of Northern Empire Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 2,300,280 shares of Northern Empire Common Stock reserved for issuance pursuant to the Northern Empire Stock Option Plan (of which, collectively, options to purchase 778,555 shares are currently outstanding). No shares of the preferred stock are issued and outstanding. All of the issued and outstanding shares of Northern Empire Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Northern Empire Stock Option Plan, Northern Empire does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Northern Empire Common Stock or any other equity security of Northern Empire or any securities representing the right to purchase or otherwise receive any shares of Northern Empire Common Stock or any other equity security of Northern Empire. With respect to each option outstanding as of the date hereof, the names of each optionee, the date of each option to purchase Northern Empire Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Section 3.2(a) of the Northern Empire Disclosure Letter and no such option expires more than ten years from the date of the grant thereof.

(b) Northern Empire owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Sonoma, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Northern Empire Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

3.3  AUTHORITY; NO VIOLATION.

(a) Northern Empire has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Northern Empire. The Board of Directors of Northern Empire, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Northern Empire shareholders and resolved to recommend that the holders of the Northern Empire Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Northern Empire Common Stock, no other corporate proceedings on the part of Northern Empire (except for matters related to setting the date, time, place and record date for said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Northern Empire and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of Northern Empire, enforceable against Northern Empire in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.

(b) Sonoma has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sonoma, and by Northern Empire as the sole shareholder of Sonoma prior to the Effective Time. All corporate proceedings on the part of Sonoma necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sonoma, will be duly and validly executed and delivered by Sonoma and will (assuming due authorization, execution and delivery by Sterling Savings Bank) constitute a valid and binding obligation of Sonoma, enforceable against Sonoma in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by Northern Empire or the Institution Merger Agreement by Sonoma, nor the consummation by Northern Empire or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Northern Empire or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Northern Empire or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to Northern Empire or its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Northern Empire or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Northern Empire or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d) For the purposes of this Agreement, “Laws” shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization including, without limitation, the Washington State Department of Financial Institutions (the “WDFI”), the California State Department of Financial Institutions (the “CDFI”), the CCC, the OCC, the FDIC, the SEC and any self-regulatory organization (each, a “Governmental Entity”).

3.4  CONSENTS AND APPROVALS.

(a) Except for: (i) the filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OCC, the WDFI and the CDFI; (ii) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to meetings, including any adjournments thereof, of Sterling and Northern Empire shareholders to be held in connection with this Agreement and the Merger (the “Sterling Meeting” and the “Northern Empire Meeting,” respectively); (iii) approval of the listing on the NASDAQ Stock Market (“NASDAQ”) of the Sterling Common Stock to be issued in connection with the Merger; (iv) the adoption of this Agreement by the requisite votes of the shareholders of Sterling and Northern Empire; (v) the filing of the Articles of Merger pursuant to the WBCA and the CCC; (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws or with NASDAQ in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement; and (vii) the filings and approvals required in connection with the Institution Merger Agreement and the Institution Merger, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by Northern Empire of this Agreement; (2) the consummation by Northern Empire of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Sonoma of the Institution Merger Agreement; and (4) the consummation by Sonoma of the Institution Merger and the transactions contemplated thereby; except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of Northern Empire or Sonoma to consummate the transactions contemplated hereby.

(b) As of the date hereof, Northern Empire has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

3.5  REPORTS.

Since December 31, 2005, Northern Empire and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Northern Empire and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Northern Empire or any of its Subsidiaries since December 31, 2005. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of Northern Empire or any of its Subsidiaries.

3.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

Northern Empire has previously made available to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of Northern Empire and its Subsidiaries as of December 31, 2005 and 2004 and the

related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the fiscal years 2005, 2004 and 2003, inclusive, as reported in Northern Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of Moss Adams LLP, independent registered public accounting firm with respect to Northern Empire; and (ii) the unaudited consolidated balance sheets of Northern Empire and its Subsidiaries as of June 30, 2006 and the related unaudited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the six-month period ended June 30, 2006, as reported on Northern Empire’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 filed with the SEC under the Exchange Act. Northern Empire will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Northern Empire and its Subsidiaries as of September 30, 2006 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the period ended September 30, 2006, in the form Northern Empire expects to file under the Exchange Act in connection with its Form 10-Q for the period ended September 30, 2006. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Northern Empire and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Northern Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and all reports subsequently filed under the Exchange Act (the “Northern Empire Exchange Act Reports”) comply (or, in the case of Northern Empire Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and Northern Empire has previously delivered or made available to Sterling true, correct and complete copies of the reports filed prior to the date hereof. The books and records of Northern Empire and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither Northern Empire nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among Northern Empire or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act” ), and the Exchange Act.

3.7  BROKER’S FEES.

Neither Northern Empire nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that Northern Empire has engaged, and will pay a fee to Sandler O’Neill & Partners, L.P. (“Sandler”) in accordance with the terms of a letter agreement between Sandler and Northern Empire, dated January 6, 2006.

3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a) Except as disclosed in any Northern Empire Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Northern Empire nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither Northern Empire nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Northern Empire nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Northern Empire nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Northern Empire nor any of its

Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Northern Empire or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Northern Empire.

(b) Except as disclosed in any Northern Empire Exchange Act Report filed with the SEC prior to the date of this Agreement, since December 31, 2003, Northern Empire and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent with their past practices, other than the sale process conducted by Northern Empire that has resulted in this Agreement.

3.9  LEGAL PROCEEDINGS.

(a) Neither Northern Empire nor any of its Subsidiaries is a party to any, and there are no pending, or to Northern Empire’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Northern Empire or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Northern Empire or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Northern Empire, its Subsidiaries or the assets of Northern Empire or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Northern Empire or the Surviving Corporation.

3.10  TAXES AND TAX RETURNS.

(a) Since December 31, 2000, each of Northern Empire and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns (as defined below) required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

(b) Since December 31, 2000, each of Northern Empire and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes (as defined below) which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.

(c) All liability with respect to the Tax Returns of Northern Empire and its Subsidiaries has been satisfied for all years to and including 2005.

(d) Neither the Internal Revenue Service (“IRS”) nor any other Governmental Entity has notified Northern Empire of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of Northern Empire or any Subsidiary.

(e) There are no material disputes pending, or claims asserted for, Taxes or assessments upon Northern Empire or any of its Subsidiaries, nor has Northern Empire or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local Tax Return for any period.

(f) Neither Northern Empire nor any Subsidiary has any liability for the Taxes of any Person (other than Northern Empire or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(g) Neither Northern Empire nor any Subsidiary will be required to include any item in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; or (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

For the purposes of this Agreement, unless expressly defined elsewhere, “Taxes” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean all taxes, charges, fees, levies, penalties or other assessments or charges of any kind whatsoever imposed by any United States federal, state, local or foreign taxing authority having jurisdiction over a party or its Subsidiaries, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto (whether disputed or not).

For purposes of this Agreement, unless expressly defined elsewhere, “Tax Return” shall mean any return, report, information return or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and any related or supporting information) with respect to Taxes filed with a taxing authority having jurisdiction over a party or its Subsidiaries.

3.11  EMPLOYEE PLANS.

(a) Section 3.11(a) of the Northern Empire Disclosure Letter sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has since March 31, 2000 been maintained or contributed to, by Northern Empire or any of its Subsidiaries or any other entity which together with Northern Empire would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) or under which Northern Empire or any of its Subsidiaries or any ERISA Affiliate has any liability (collectively, the “Plans”).

(b) Northern Empire has previously made available to Sterling true, correct and complete copies of each of the Plans and all related documents, including but not limited to: (i) the actuarial report for such Plans (if applicable) for the last year; (ii) the most recent determination letter from the IRS (if applicable) for such Plans; (iii) the current summary Plan description and any summaries of material modification; (iv) all annual reports (Form 5500 series) for each Plan filed for each of the preceding three plan years; (v) all agreements with fiduciaries and service providers relating to the Plans; (vi) all substantive correspondence relating to any such Plans addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency; and (vii) all Forms 5310 for each Plan filed for each of the preceding three plan years.

(c) (i) Each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Northern Empire or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities in accordance with GAAP on the books of Northern Empire or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary); (v) Northern Empire and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits; (vi) no material liability under Title IV of ERISA has been incurred by Northern Empire, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Northern Empire or any of its Subsidiaries of incurring a material liability thereunder; (vii) none of Northern Empire, its Subsidiaries or any ERISA Affiliate has incurred, and Northern Empire does not expect that any such entity will incur, any material withdrawal liability with respect to a “multi employer pension plan” (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan; (viii) all contributions or other amounts required to be paid by Northern Empire, any of its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code (to the extent applicable); (ix) neither Northern Empire nor any Subsidiary or ERISA Affiliate has engaged in a transaction in connection with which Northern Empire or its Subsidiaries are subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (x) to the knowledge of Northern Empire, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Northern Empire or any of its Subsidiaries that would not be deductible under Sections 162(a)(1), 162(m) or 404 of the Code or that would constitute a “parachute payment” within the meaning of Section 280G of the Code, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument; (xii) no “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no “unfunded current liability,” as determined under Section 412(l) of the Code, exists with respect to any Plan; (xiii) no Plan has experienced a “reportable event” (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement; (xiv) Northern Empire, its Subsidiaries and any ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code; and (xv) to the knowledge of Northern Empire, all Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date of this Agreement, none of these Plans have been “materially modified” (as defined in Section 409A of the Code) since October 3, 2004, and Northern Empire does not have any obligations to service providers with respect to any deferred compensation plan, agreement, method or arrangement that might be subject to excise tax under Section 409A of the Code.

(d) No action taken pursuant to Section 1.6 hereof will violate the terms of the Northern Empire Stock Option Plan, constitute a violation of any Laws or give rise to liability to any option holder.

3.12  CERTAIN CONTRACTS.

(a) Neither Northern Empire nor any of its Subsidiaries is a party to or bound by any written or oral contract, plan, commitment or any other arrangement: (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in or accelerate any payment (whether severance, retirement, change of control or otherwise) becoming due from Sterling, Northern Empire, any of their Subsidiaries or the Surviving Corporation to any director, officer or employee thereof; (iii) which materially restricts the conduct of any line of business by Northern Empire or any of its Subsidiaries; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); or (vi) which involved payments by Northern Empire or any of its Subsidiaries in the fiscal year ended December 31, 2005 of more than $100,000 or which could reasonably be expected to involve payments during the fiscal year ending December 31, 2006 or any year thereafter of more than $100,000, other than (a) any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $10,000, (b) deposit liabilities and (c) debts for borrowed funds. Section 3.12(a) of the Northern Empire Disclosure Letter sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Northern Empire or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 3.12(a) is referred to herein as a “Northern Empire Contract.”

(b) (i) Each Northern Empire Contract is a valid and binding commitment of Northern Empire and is in full force and effect; (ii) each of Northern Empire and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Northern Empire Contract; (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Northern Empire or any of its Subsidiaries under any such Northern Empire Contract; and (iv) neither Northern Empire nor any of its Subsidiaries has received notice of any violation or imminent violation of any Northern Empire Contract by any other party thereto.

3.13  REGULATORY AGREEMENTS.

Neither Northern Empire nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a “Regulatory Agreement”), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Northern Empire or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14  STATE TAKEOVER LAWS.

Northern Empire and its Board of Directors have taken, or by the Effective Time will have taken, all necessary action so that any applicable provisions of the takeover laws of any state (and any comparable provisions of Northern Empire’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

3.15  ENVIRONMENTAL MATTERS.

There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Northern Empire or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of Northern Empire, threatened against Northern Empire or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Northern Empire. To the knowledge of Northern Empire, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Northern Empire. To the knowledge of Northern Empire, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Northern Empire. Neither Northern Empire nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Northern Empire.

3.16  ALLOWANCES FOR LOSSES.

All allowances for losses reflected in Northern Empire’s most recent reports referred to in Section 3.5 and financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither Northern Empire nor any of its Subsidiaries has been notified by any Governmental Entity or by Northern Empire’s independent auditor, in writing or otherwise, that: (i) such allowances are inadequate; (ii) the practices and policies of Northern Empire or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Northern Empire or any of its Subsidiaries. Section 3.16 of the Northern Empire Disclosure Letter sets forth a complete list of all extensions of credit and other real estate owned (“OREO”) that as of July 31, 2006 were classified as special mention, substandard, doubtful, loss or words of similar import. All OREO, if any, held by Northern Empire or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

3.17  PROPERTIES AND ASSETS.

Section 3.17 of the Northern Empire Disclosure Letter lists as of the date of this Agreement: (i) all real property owned by Northern Empire and its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which Northern Empire or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Northern Empire or any of its Subsidiaries is a party; and (iv) each item of Northern Empire’s or any of its Subsidiaries’ tangible personal property and equipment with a net book value of $50,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Northern Empire’s consolidated financial statements as of December 31, 2005 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with Northern Empire’s or any of its Subsidiaries’ use and enjoyment of owned real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 2005, and (e) items listed in Section 3.17(e) of the Northern Empire Disclosure Letter, Northern Empire and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their owned real and tangible personal property, free and clear of all material liens, claims, charges and other encumbrances. Northern Empire and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All real property and fixed assets used by Northern Empire and its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized, and, to the knowledge of Northern Empire, comply in all material respects with all Laws relating thereto now in effect. Northern Empire and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Northern Empire or any of its Subsidiaries is a party are valid and binding obligations of Northern Empire or any of its Subsidiaries in accordance with the terms thereof. Neither Northern Empire nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by Northern Empire or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Northern Empire or any of its Subsidiaries under any such lease. To the knowledge of Northern Empire, there are no Laws, conditions of record, or other impediments that materially interfere with the intended use by Northern Empire or any of its Subsidiaries of any of the property owned, leased, or occupied by them.

3.18  INSURANCE.

(a) Northern Empire and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Northern Empire reasonably has determined to be prudent in accordance with industry practice. Northern Empire and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Northern Empire and its Subsidiaries and policies on which a third party is named as an additional insured, Northern Empire or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b) The existing insurance carried by Northern Empire and its Subsidiaries is sufficient for compliance by Northern Empire and its Subsidiaries with all requirements of Law and agreements to which Northern Empire or its Subsidiaries are subject. Section 3.18 of the Northern Empire Disclosure Letter contains a true, correct and complete list as of the date hereof of all material insurance policies and bonds maintained by Northern Empire and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the Northern Empire Disclosure Letter, as in effect on the date hereof, have been delivered or made available to Sterling.

3.19  COMPLIANCE WITH APPLICABLE LAWS.

Each of Northern Empire and its Subsidiaries has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Northern Empire nor its Subsidiaries have received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

3.20  LOANS.

(a) All loans, loan commitments, letters of credit and other extensions of credit (“Loans”) owned by Northern Empire or any of its Subsidiaries, or in which Northern Empire or any of its Subsidiaries has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by Northern Empire or any of its Subsidiaries, or in which Northern Empire or any of its Subsidiaries has an interest.

(b) All Loans have been made or acquired by Northern Empire in all material respects in accordance with Board of Director-approved loan policies. Each of Northern Empire and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by Northern Empire and its Subsidiaries are with full recourse to the borrowers, and neither Northern Empire nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. All applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. All Loans purchased or originated by Northern Empire or any of its Subsidiaries and subsequently sold by Northern Empire or any of its Subsidiaries have been sold without recourse to Northern Empire or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of Loan delinquency reports prepared by Northern Empire and its Subsidiaries, which reports include all Loans delinquent or otherwise in default as of July 31, 2006 are set forth in Section 3.20(b) of the Northern Empire Disclosure Letter. True, correct and complete copies of the currently effective lending policies of Northern Empire and its Subsidiaries have been furnished or made available to Sterling.

(c) Each outstanding Loan participation sold by Northern Empire or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including Northern Empire or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Northern Empire or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Northern Empire and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d) Each of Northern Empire and its Subsidiaries has, in all material respects, properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

3.21  UNDISCLOSED LIABILITIES.

Except for (i) those liabilities that are accrued for or recorded in the Northern Empire Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business since the latest Northern Empire Exchange Act Report, neither Northern Empire nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Northern Empire.

3.22  INTELLECTUAL PROPERTY RIGHTS.

Northern Empire and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 3.22 of the Northern Empire Disclosure Letter sets forth all proprietary rights that are material to the conduct of business of Northern Empire or any of its Subsidiaries. Neither Northern Empire nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Northern Empire nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

3.23  INDEMNIFICATION.

Northern Empire has no knowledge of any action or failure to take action by any director, officer, employee or agent of Northern Empire or any Northern Empire Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from Northern Empire or any Northern Empire Subsidiary under the Articles of Incorporation, Bylaws (or equivalent documents) or Laws applicable to Northern Empire or any Northern Empire Subsidiary.

3.24  INSIDER INTERESTS.

(a) All outstanding Loans and other contractual arrangements (including deposit relationships) between Northern Empire or any Northern Empire Subsidiary and any officer, director, employee or greater than five-percent shareholder of Northern Empire (or any affiliate of any of them) of Northern Empire or any Northern Empire Subsidiary conform to applicable Laws.

(b) No officer, director or employee of Northern Empire or any Northern Empire Subsidiary has an outstanding Loan from Northern Empire or any of its Subsidiaries or any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Northern Empire or any Northern Empire Subsidiary.

3.25  FAIRNESS OPINION.

Northern Empire has received an opinion from Sandler dated as of the date hereof to the effect that, in its opinion, the aggregate consideration pursuant to this Agreement is fair to the holders of Northern Empire Common Stock from a financial point of view.

3.26  TAX TREATMENT OF MERGER.

As of the date of this Agreement, Northern Empire is not aware of any fact or state of affairs relating to Northern Empire that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

3.27  NORTHERN EMPIRE INFORMATION.

The information provided in writing by Northern Empire relating to Northern Empire and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. The representations and warranties contained in this Article III, as modified by the Northern Empire Disclosure Letter, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STERLING

Subject to the disclosures set forth in the disclosure letter of Sterling delivered to Northern Empire concurrently with the parties’ execution of this Agreement (the “Sterling Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article IV to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by Sterling to Northern Empire under this Article IV), Sterling hereby makes the following representations and warranties to Northern Empire, each of which is being relied upon by Northern Empire as a material inducement to Northern Empire to enter into and perform this Agreement.

4.1  CORPORATE ORGANIZATION.

(a) Sterling is a corporation duly organized and validly existing under the laws of the State of Washington. Sterling has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. Sterling is duly registered as a bank holding company with the Federal Reserve Board. Sterling Savings Bank, Golf Savings Bank, Golf Escrow Corporation, Sterling Capital Trust II, Sterling Capital Trust III, Sterling Capital Trust IV, Sterling Capital Statutory Trust  V, Sterling Capital Trust VI, Sterling Capital Trust VII, Klamath First Capital Trust I, Klamath First Capital Trust II, Lynnwood Financial Statutory Trust I, Lynnwood Financial Statutory Trust II, Tri-Cities Mortgage Corporation and the Sterling Savings Bank Subsidiaries (as defined below) are the only Subsidiaries of Sterling. The Restated Articles of Incorporation and Bylaws of Sterling, copies of which have previously been made available to Northern Empire, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) Sterling Savings Bank is a Washington-chartered bank duly organized and validly existing under the laws of the State of Washington. The deposit accounts of Sterling Savings Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due the FDIC in connection therewith have been paid by Sterling Savings Bank. Sterling Savings Bank is “well-capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Community Reinvestment Act of 1977 was “satisfactory.” Action Mortgage Company, INTERVEST-Mortgage Investment Company, Harbor Financial Services, Inc., Evergreen Environmental Development Corporation, Evergreen First Service Corporation, Fidelity Service Corporation, Peter W. Wong Associates, Inc., Source Capital Corporation, Source Capital Leasing Company, Mason McDuffie Financial Corporation and The Dime Service Corporation are the only Subsidiaries of Sterling Savings Bank (the “Sterling Savings Bank Subsidiaries”). Sterling Savings Bank and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. The Articles of Incorporation and Bylaws of Sterling Savings Bank, copies of which have previously been made available to Northern Empire, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of Sterling and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since December 31, 2000.

4.2  CAPITALIZATION.

(a) The authorized capital stock of Sterling consists of 60,000,000 shares of Sterling Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. As of September 15, 2006, there were: (i) 37,022,461 shares of Sterling Common Stock issued and outstanding; (ii) options to purchase 1,479,462 shares of Sterling Common Stock outstanding; (iii) 436,249 shares of Sterling Common Stock reserved for issuance pursuant to stock option and other benefit plans; and (iv) 955,913 shares of Sterling Common Stock reserved for issuance pursuant to Sterling’s Dividend Reinvestment and Direct Stock Purchase and Sale Plan; and (v) 41,697 shares of Sterling Common Stock reserved for issuance pursuant to potential earnout payments in connection with prior acquisitions. No shares of the preferred stock are issued and outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options, plans and other obligations set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or any other equity security of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or any other equity security of Sterling, other than pursuant to that certain Agreement and Plan of Merger dated June 4, 2006 by and between Sterling and FirstBank NW Corp.

(b) Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

4.3  AUTHORITY; NO VIOLATION.

(a) Sterling has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling. The Board of Directors of Sterling, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Sterling shareholders. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Sterling Common Stock, no other corporate proceedings on the part of Sterling (except for matters related to setting the date, time, place and record date for said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Northern Empire of this Agreement) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.

(b) Sterling Savings Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and, subject to the receipt of regulatory approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sterling Savings Bank, and by Sterling as the sole shareholder of Sterling Savings Bank prior to the Effective Time. All corporate proceedings on the part of Sterling Savings Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sterling Savings Bank, will be duly and validly executed and delivered by Sterling Savings Bank and will (assuming due authorization, execution and delivery by Sonoma) constitute a valid and binding obligation of Sterling Savings Bank, enforceable against Sterling Savings Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by Sterling or the Institution Merger Agreement by Sterling Savings Bank, nor the consummation by Sterling or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Articles of Incorporation or Bylaws of Sterling or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4  CONSENTS AND APPROVALS.

(a) Except for the approvals and filings referred to in Section 3.4(a), no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party, are necessary in connection with: (1) the execution and delivery by Sterling of this Agreement; (2) the consummation by Sterling of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Sterling Savings Bank of the Institution Merger Agreement; and (4) the consummation by Sterling Savings Bank of the Institution Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of Sterling or Sterling Savings Bank to consummate the transactions contemplated hereby.

(b) Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

4.5  REPORTS.

Since December 31, 2005, Sterling and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since December 31, 2005. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of Sterling or any of its Subsidiaries.

4.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

Sterling has previously made available to Northern Empire true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 2005 and 2004 and the related audited consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the years 2005, 2004 and 2003, inclusive, as reported in Sterling’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of BDO Seidman, LLP, independent registered public accounting firm with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of June 30, 2006 and the related unaudited consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the six-month period ended June 30, 2006, as reported on Sterling’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and all reports subsequently filed under the Exchange Act (the “Sterling Exchange Act Reports”) comply (or, in the case of Sterling Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to Northern Empire true, correct and complete copies of such reports. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither Sterling nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among Sterling or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

4.7  BROKER’S FEES.

Neither Sterling nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that Sterling has engaged, and will pay a fee to Keefe, Bruyette & Woods (“KBW”) for addressing the fairness of the aggregate consideration to be issued in the Merger in accordance with the terms of a letter agreement between Sterling and KBW, dated August 21, 2006.

4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a) Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Sterling nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither Sterling nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Sterling nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Sterling nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Sterling nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Sterling or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

(b) Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement, since December 31, 2003, Sterling and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

4.9  LEGAL PROCEEDINGS.

(a) Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending, or to Sterling’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Sterling or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Sterling, its Subsidiaries or the assets of Sterling or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Sterling or the Surviving Corporation.

4.10  TAXES AND TAX RETURNS.

(a) Since December 31, 2000, each of Sterling and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

(b) Since December 31, 2000, each of Sterling and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.

(c) All liability with respect to the Tax Returns of Sterling and its Subsidiaries has been satisfied for all years to and including 2005.

(d) Neither the IRS nor any other Governmental Entity has notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of Sterling.

(e) There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local Tax Return for any period.

4.11  REGULATORY AGREEMENTS.

Neither Sterling nor any of its Subsidiaries is subject to any Regulatory Agreement, at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Sterling or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.12  STATE TAKEOVER LAWS.

Sterling and its Board of Directors have taken all necessary action so that the provisions of Section 23B.19 of the WBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Sterling’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

4.13  ENVIRONMENTAL MATTERS.

There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Sterling or any of its Subsidiaries of any liability or obligation arising under Environmental Laws, pending or, to the knowledge of Sterling, threatened against Sterling or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Sterling. To the knowledge of Sterling, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Sterling. To the knowledge of Sterling, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Sterling. Neither Sterling nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Sterling.

4.14  ALLOWANCES FOR LOSSES.

All allowances for losses reflected in Sterling’s most recent reports referred to in Section 4.5 and financial statements referred to in Section 4.6 complied with all Laws and are reported in accordance with GAAP. Neither Sterling nor any of its Subsidiaries has been notified by any Governmental Entity or by Sterling’s independent auditor, in writing or otherwise, that: (i) such allowances are inadequate; (ii) the practices and policies of Sterling or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Sterling or any of its Subsidiaries. All OREO, if any, held by Sterling or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

4.15  COMPLIANCE WITH APPLICABLE LAWS.

Sterling and each Sterling Subsidiary has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

4.16  LOANS.

(a) All Loans in which Sterling or any of its Subsidiaries has an interest comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by Sterling or any of its Subsidiaries, or in which Sterling or any of its Subsidiaries has an interest.

(b) All Loans have been made or acquired by Sterling in all material respects in accordance with Board of Director-approved loan policies. Each of Sterling and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by Sterling and its Subsidiaries are with full recourse to the borrowers, and neither Sterling nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. To the knowledge of Sterling, all applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. All Loans purchased or originated by Sterling or any of its Subsidiaries and subsequently sold by Sterling or any of its Subsidiaries have been sold without recourse to Sterling or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation.

(c) Each outstanding Loan participation sold by Sterling or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including Sterling or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Sterling or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Sterling and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d) Each of Sterling and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

4.17  UNDISCLOSED LIABILITIES.

Except for (i) those liabilities that are accrued for or recorded in the Sterling Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business since the latest Sterling Exchange Act Report, neither Sterling nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Sterling.

4.18  TAX TREATMENT OF MERGER.

As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

4.19  STERLING INFORMATION.

The information relating to Sterling and its Subsidiaries to be contained in the Proxy Statement/Prospectus, the Registration Statement, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  COVENANTS OF NORTHERN EMPIRE.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(i) Northern Empire shall, and shall cause Sonoma to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except to the extent expressly provided otherwise in this Agreement or the Institution Merger Agreement, or as consented to in writing by Sterling);

(ii) Northern Empire shall, and shall cause Sonoma to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, subject to good faith disputes, and (C) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing (as defined in Section 9.1 hereof);

(iii) Northern Empire shall promptly notify Sterling of any change, occurrence or event not in the ordinary course of its or Sonoma’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article VII not to be satisfied;

(iv) Northern Empire shall, and shall cause Sonoma to, use its commercially reasonable efforts to assure that each of its contracts (other than with Sterling) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger or the Institution Merger, and shall give reasonable advance notice to Sterling prior to allowing any material contract or right thereunder to lapse or terminate by its terms;

(v) Northern Empire shall, and shall cause Sonoma to, maintain each of its leased premises in accordance with the terms of the applicable lease; and

(vi) Northern Empire shall, and shall cause Sonoma to, continue to maintain procedures for credit administration of real estate loans greater than $500,000 that they have agreed with the OCC that they will follow, including, but not limited to, annual reviews, receipt of annual financial statements, debt service coverage analysis and annual property inspections.

(b) Without limiting the generality or effect of the provisions of Section 5.1(a), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, Northern Empire shall not, and shall cause Sonoma not to, do, cause or permit any of the following, except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Sterling:

(i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except (in conformity with past practice and applicable Law): cash dividends from Sonoma to Northern Empire;

(ii) (a) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the Northern Empire Stock Option Plan in accordance with their present terms, or (b) repurchase, redeem or otherwise acquire (except in partial or complete satisfaction of debts previously contracted or upon the forfeiture of outstanding restricted stock) any shares of the capital stock of Northern Empire or Sonoma, or any securities convertible into or exercisable for any shares of the capital stock of Northern Empire or Sonoma;

(iii) issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Northern Empire Common Stock pursuant to stock options or similar rights to acquire Northern Empire Common Stock granted pursuant to the Northern Empire Stock Option Plan and outstanding prior to the date of this Agreement, in accordance with their present terms;

(iv) amend its Articles of Incorporation, Bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive;

(v) authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, “Representatives”) to (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Acquisition Proposal (as defined below) or (b) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Northern Empire receives an unsolicited bona fide Acquisition Proposal and Northern Empire’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), Northern Empire may, and may permit its Subsidiaries and its and their Representatives to, take any action described in this clause (b) to the extent that the Board of Directors of Northern Empire concludes in good faith (after receipt of advice from its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section, Northern Empire shall have entered into a confidentiality agreement with such third party on terms no less favorable to Northern Empire than the Confidentiality Agreement (as defined in Section 6.2). Northern Empire will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Sterling with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Northern Empire will promptly (within one business day) advise Sterling following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Sterling apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. As used in this Agreement, “Acquisition Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Northern Empire or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Northern Empire or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of Northern Empire concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisor (who shall be a regionally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (after receipt of advice from its outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law. For purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving Northern Empire and not its Subsidiaries;

(vi) other than commitments entered into prior to the date of this Agreement, as set forth in Section 5.1(b)(vi) of the Northern Empire Disclosure Letter, make capital expenditures aggregating in excess of $50,000, except for emergency repairs and replacements;

(vii) enter into any new line of business;

(viii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

(ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

(x) change its methods of accounting in effect at December 31, 2005 except as required by changes in GAAP or regulatory accounting principles as concurred to by Northern Empire’s independent auditors;

(xi) (a) except as set forth in Section 5.1(b)(xi) of the Northern Empire Disclosure Letter, as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Northern Empire or Sonoma and one or more of its current or former directors, officers or employees, (b) other than normal, budgeted annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (c) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (d) hire any new employee at an annual compensation in excess of $75,000, except to fill open positions consistent with past practices, (e) pay aggregate expenses of more than $3,000 per person of employees or directors who attend conventions or similar meetings after the date hereof, (f) promote any employee to a rank of vice president or more senior, (g) pay any retention bonuses to any employees or (h) pay any other bonuses in excess of $35,000 to any individual employee or in excess of an aggregate of $250,000 per calendar quarter;

(xii) incur any indebtedness, with a term greater than two years, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

(xiii) except as provided in Section 5.1(b)(xiii) of the Northern Empire Disclosure Letter, sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office, or file an application pertaining to such action with any Governmental Entity;

(xiv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

(xv) make any new Loans to, modify the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any officer, director or greater than five-percent shareholder of Northern Empire or Sonoma (or any affiliate of any of them), or to or with any employee of Northern Empire or Sonoma except for Loans, including Loan renewals, to officers, directors or employees that are in the ordinary course of business consistent with past practices and in compliance with applicable law, including Federal Reserve Board Regulation O;

(xvi) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices;

(xvii) purchase or originate any: (a) Loans except in accordance with existing Sonoma lending policies; (b) unsecured consumer Loans in excess of $200,000; (c) residential construction Loans to any one borrower, including guidance lines for builders, in excess of $3,000,000 in the aggregate; (d) residential permanent Loans in excess of $1,000,000; (e) raw land Loans or acquisition and development Loans in excess of $500,000; (f) individual lot Loans in excess of $500,000; (g) letters of credit in excess of $250,000; (h) commercial owner-occupied real estate Loans, including SBA 7(a) loans and SBA 504 loans to any one borrower in excess of $2,000,000 per Loan and $4,000,000 in the aggregate; (i) non-mortgage Loans to any one borrower in excess of $500,000 per loan and $2,500,000 in the aggregate; or (j) income property (non-owner occupied permanent and construction) Loans, in excess of $3,000,000, except in each case for Loans for which written commitments have been issued by Sonoma as of the date hereof; provided, however, that Northern Empire shall provide Sterling (y) a copy of Sonoma’s bi-weekly and monthly production report as soon as reasonably available and (z) notice of any commitments over any of the limits set forth above, and provided further, that with respect to any Loan in excess of the foregoing limits, Northern Empire shall provide notice to Sterling of such Loan, describing the pertinent terms of the Loan (and for purposes of this clause (xvii) such notice shall include all necessary credit write-ups, and may be given by electronic transmission or facsimile), and Sterling shall have two business days to give notice of objection to such Loan, acting reasonably (and for purposes of this clause (xvii) such notice may be by telephone (confirmed by electronic transmission or facsimile), electronic transmission or facsimile) and such notice of objection shall provide in reasonable detail the basis for such objection, and the failure to so object within two business days shall be deemed a waiver of any such objection;

(xviii) allow any overadvances for any construction Loans;

(xix) make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one year at the time of purchase other than obligations of state and political subdivisions;

(xx) sell any “held for investment” Loans or servicing rights related thereto (other than Small Business Administration Loans sold in the secondary market in the ordinary course of business consistent with past practice and in accordance with the Northern Empire/Sonoma 2006 budget) or purchase any mortgage Loan servicing rights;

(xxi) take or omit to take any action that would have a Material Adverse Effect on, or materially delay, the ability of Northern Empire and Sterling to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) or otherwise have a Material Adverse Effect on Northern Empire’s and Sonoma’s ability to consummate the transactions contemplated by this Agreement; or

(xxii) agree or commit to do any of the actions set forth in clauses (i) — (xxi) of this Section 5.1(b).

The consent of Sterling to any action by Northern Empire or Sonoma that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by, or an email from, the President or any Executive Vice President of Sterling or Sterling Savings Bank, or any designee designated in writing by such persons. With respect to any written request by Northern Empire for Sterling’s consent to any non-permitted action of Northern Empire or Sonoma described in this Section 5.1, Sterling shall not unreasonably withhold or delay its consent.

5.2  COVENANTS OF STERLING.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement or with Northern Empire’s prior written consent, Sterling shall not, and shall not permit Sterling Savings Bank to:

(i) take any action that is intended or may reasonably be expected to result in any of Sterling’s representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

(ii) take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

(iii) take or omit to take any action that would have a Material Adverse Effect on, or materially delay, the ability of Sterling and Northern Empire to obtain the Requisite Regulatory Approvals or otherwise have a Material Adverse Effect on Sterling’s or Sterling Savings Bank’s ability to consummate the transactions contemplated by this Agreement; or

(iv) agree or commit to do any of the actions set forth in clauses (i) — (iii) of this Section 5.2(a).

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Sterling shall promptly notify Northern Empire of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article VII not to be satisfied.

(c) Sterling and Northern Empire agree that, in order to effectively compensate and retain Rule 16(b) Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Rule 16(b) Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Northern Empire Common Stock into shares of Sterling Common Stock and the assumption of Northern Empire Options by Sterling in the Merger, and that for compensatory and retentive purposes agree to the provisions of this Section 5.2(c). Assuming that Northern Empire delivers to Sterling the Northern Empire Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Sterling Board of Directors, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Rule 16(b) Insiders of Sterling Common Stock in exchange for shares of Northern Empire Common Stock, and of options to purchase Sterling Common Stock as a result of the assumption of Northern Empire Options by Sterling, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Northern Empire Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.

“Northern Empire Section 16 Information” shall mean information accurate in all material respects regarding the Rule 16(b) Insiders, the number of shares of Northern Empire Common Stock held by each such Rule 16(b) Insider and expected to be exchanged for Sterling Common Stock in the Merger, and the number and description of Northern Empire Options held by each such Rule 16(b) Insider and expected to be assumed by Sterling in connection with the Merger; provided that the requirement for a description of any Northern Empire Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such options have been granted have been made available to Sterling and the specific plans and forms of agreements underlying such options have been specified by Northern Empire in such information.

“Rule 16(b) Insiders” shall mean those officers and directors of Northern Empire who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Northern Empire Section 16 Information.

The consent of Northern Empire to any action by Sterling or Sterling Savings Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive Vice President of Northern Empire. With respect to any written request by Sterling for Northern Empire’s consent to any non-permitted action of Sterling described in this Section 5.2, Northern Empire shall not unreasonably withhold or delay its consent.

5.3  MERGER COVENANTS.

(a) Notwithstanding that Northern Empire believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable Laws, Northern Empire recognizes that Sterling may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time, Northern Empire and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, Northern Empire’s loan, accrual and allowance policies to those policies of Sterling to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be: (i) required to be made more than two business days prior to the Closing Date and only after all conditions under Article VII have been satisfied or waived or (ii) deemed to have a Material Adverse Effect upon Northern Empire if made upon Sterling’s written request.

(b) Except as provided in Schedule 5.3(b), Northern Empire shall use its reasonable best efforts to terminate or withdraw from all employee benefits plans maintained by Northern Empire or its Subsidiaries, except for the Northern Empire Bancshares 401(k) Profit Sharing Plan and the Northern Empire Stock Option Plan, at or as soon as reasonably practicable after the Effective Time, in accordance with the applicable Plan documents and Laws; provided, however, that at Sterling’s written request, Northern Empire shall use its reasonable best efforts to take steps for one or more of the above-referenced Plans, as designated by Sterling, instead to be terminated or withdrawn from or merged into a corresponding Sterling plan. Northern Empire and Sterling shall cooperate in this regard.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  REGULATORY MATTERS.

(a) Upon the execution and delivery of this Agreement, Sterling and Northern Empire shall promptly cause the Registration Statement to be prepared and filed with the SEC. Sterling and Northern Empire shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Northern Empire or Sterling is discovered by Northern Empire or Sterling, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Northern Empire and Sterling (if prior to the meeting of the shareholders of Northern Empire pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meeting. Sterling shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement and the Institution Merger Agreement, and Northern Empire shall furnish all information concerning Northern Empire and the holders of Northern Empire Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Institution Merger). Northern Empire and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Northern Empire or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, counsel to Northern Empire shall be provided with a draft of all regulatory applications prior to their submission and shall have a period of five business days within which to review and comment on such applications. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.

(c) Northern Empire and Sterling shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Sterling or Northern Empire to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(d) Sterling and Northern Empire shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

6.2  ACCESS TO INFORMATION.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Northern Empire shall accord to the Representatives of Sterling, access, during normal business hours throughout the period prior to the Effective Time, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records and, during such period, shall make available to Sterling (i) a copy of each report, schedule, and other document filed or received by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including its Subsidiaries’) business, properties and personnel as Sterling may reasonably request. Sterling shall receive notice of all meetings of Northern Empire and its Subsidiaries’ Board of Directors (in all cases, at least as timely as all Northern Empire and its Subsidiaries, as the case may be, representatives to such meetings are required to be provided notice), and a representative of Sterling shall have the right to attend the portions of such meetings that do not pertain to (i) confidential matters as determined by such Board of Directors or (ii) this Agreement or any of the transactions contemplated hereby. Northern Empire shall provide Sterling with true, correct and complete copies of all financial and other information relating to the business or operations of Northern Empire and its Subsidiaries that is provided to directors of Northern Empire or its Subsidiaries in connection with meetings of their Boards of Directors or committees thereof. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sterling shall afford to the Representatives of Northern Empire such access, during normal business hours during the period prior to the Effective Time, to Sterling’s Representatives as Northern Empire shall reasonably request, and shall make available to Northern Empire a copy of each report, schedule, and other document filed by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws.

(b) Sterling and Northern Empire entered into a Confidentiality Agreement dated February 25, 2006 (the “Confidentiality Agreement”). The Confidentiality Agreement shall remain in effect and apply to the information furnished by Sterling and Northern Empire pursuant to this Section 6.2.

(c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.

6.3  SHAREHOLDERS MEETINGS.

(a) Each of Sterling and Northern Empire shall take all steps necessary to duly call, give notice of, convene and hold the Sterling Meeting and the Northern Empire Meeting, respectively, within 40 days after the Registration Statement becomes effective for the purpose of voting upon the adoption or approval of this Agreement and the Merger. The Board of Directors of Sterling shall recommend to its shareholders approval of this Agreement, including the Merger and the transactions contemplated hereby. The Board of Directors of Northern Empire (i) shall recommend approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of Northern Empire and (ii) shall not (x) withdraw, modify or qualify in any manner adverse to Sterling such recommendation or (y) take any other action or make any other public statement in connection with the

Northern Empire Meeting inconsistent with such recommendation (collectively, a “Change in Northern Empire Recommendation”), except as and to the extent expressly permitted by Section 6.3(b). Notwithstanding any Change in Northern Empire Recommendation, this Agreement shall be submitted to the shareholders of Northern Empire at the Northern Empire Shareholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Northern Empire of such obligation. In addition to the foregoing, Northern Empire shall not submit to the vote of its shareholders at or prior to the Northern Empire Meeting any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, Northern Empire and its Board of Directors shall be permitted to effect a Change in Northern Empire Recommendation, if and only to the extent that:

(i) Northern Empire’s Board of Directors, after receipt of advice from its outside counsel, determines in good faith that failure to take such action is inconsistent with its fiduciary duties under applicable Law, and

(ii) Prior to effecting such Change in Northern Empire Recommendation: (A) Northern Empire shall have complied in all material respects with Section 5.1(b)(v); (B) the Board of Directors of Northern Empire shall have determined in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Sterling pursuant to clause (D) below; (C) Northern Empire shall notify Sterling, at least five business days in advance, of its intention to effect a Change in Northern Empire Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Sterling a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (D) Northern Empire shall, and shall cause its financial and legal advisors to, during the period following Northern Empire’s delivery of the notice referred to in clause (C) above, negotiate with Sterling in good faith (to the extent Sterling desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.4  LEGAL CONDITIONS TO MERGER.

Subject to the terms and conditions of this Agreement, each of Sterling and Northern Empire shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions of Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Northern Empire or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

6.5  STOCK EXCHANGE LISTING.

Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on NASDAQ prior to or at the Effective Time.

6.6  EMPLOYEES.

(a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or a Sterling Subsidiary, as applicable, individuals who are employees of Northern Empire or any Northern Empire Subsidiary at the Effective Time will be credited with periods of service with Northern Empire or the applicable Northern Empire Subsidiary before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of Northern Empire or the applicable Northern Empire Subsidiary) as if such service had been with Sterling or a Sterling Subsidiary, as applicable. Similar credit shall also be given by Sterling or a Sterling Subsidiary, as applicable, in calculating all other employee benefits for such employees of Northern Empire or a Northern Empire Subsidiary after the Merger. Sterling will or will cause its applicable Subsidiary to (i) give credit to employees of Northern Empire and its Subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or its applicable Subsidiary, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Northern Empire and its Subsidiaries; (ii) provide each employee of Northern Empire and its Subsidiaries with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements; (iii) allow each employee of Northern Empire and its Subsidiaries to have credit for all unused sick leave as of the Effective Time; and (iv) provide coverage for all pre-existing conditions that were covered under any welfare plan of Northern Empire or the applicable Northern Empire Subsidiary. Northern Empire and its Subsidiaries shall cash out any unused vacation time accrued but not taken by employees as of the Effective Time, and Sterling or its Subsidiaries shall give employees credit for prior service for vacation accruals after the Effective Time.

(b) Sterling or Sterling Savings Bank shall provide severance benefits to those employees of Northern Empire and its Subsidiaries whose employment is involuntarily terminated without cause at or within 180 days after the Effective Time (other than employees who are entitled to receive severance payments under any employment, severance or similar plans or agreements, including the agreements listed in Section 3.12 of the Northern Empire Disclosure Letter) in accordance with Northern Empire’s current written severance policy as previously delivered to Sterling.

6.7  INDEMNIFICATION.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Northern Empire or any Northern Empire Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Northern Empire or any Northern Empire Subsidiary or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, including California law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law (upon receipt of any undertaking required by applicable Law from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel reasonably required in each applicable jurisdiction for such Indemnified Parties, and (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this Section 6.7 except to the extent such failure to notify materially prejudices Sterling. Sterling’s obligations under this Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Sterling shall use commercially reasonable efforts to cause the persons serving as officers and directors of Northern Empire and the Northern Empire Subsidiaries immediately prior to the Effective Time to be covered by a directors’ and officers’ liability insurance tail policy of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Northern Empire’s current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six years.

(c) This Section 6.7 shall survive the Effective Time and is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against Sterling) and shall be binding on all successors and assigns of Sterling.

(d) In the event Sterling or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons, then, and in each case, proper provision shall be made so that the successors and assigns of Sterling assume the obligations set forth in this Section 6.7.

6.8  ADDITIONAL AGREEMENTS.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Institution Merger, as the case may be, the proper officers and directors of each party to this Agreement and Sterling’s Subsidiaries and Northern Empire’s Subsidiaries shall take all such necessary action as may be reasonably requested by Sterling.

6.9  ADVICE OF CHANGES.

Sterling and Northern Empire shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure letter delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure letter or which is necessary to correct any information in such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Northern Empire or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

6.10  CURRENT INFORMATION.

During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other party and to report the general status of its ongoing operations. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of itself or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving itself or any of its Subsidiaries, and will keep the other party fully informed of such events.

6.11  INSTITUTION MERGER AGREEMENT.

Prior to the Effective Time, if Sterling elects to effect the Institution Merger, (a) Sterling and Northern Empire shall each approve the Institution Merger Agreement as the sole shareholder of Sterling Savings Bank and Sonoma, respectively, and (b) Sonoma and Sterling Savings Bank shall execute and deliver the Institution Merger Agreement. Notice of such election by Sterling shall be in writing delivered to Northern Empire pursuant to Section 9.4.

6.12  CHANGE IN STRUCTURE.

Sterling may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the Northern Empire shareholders as a result of such modification, (ii) the consideration and other benefits to be paid to or received by the Northern Empire shareholders and optionees, and the Northern Empire and Sonoma directors, officers and employees under this Agreement are not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.12, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Northern Empire agrees to cooperate fully with Sterling to effect such amendments.

6.13  TRANSACTION EXPENSES OF NORTHERN EMPIRE.

As promptly as practicable after the execution of this Agreement, Northern Empire will provide to Sterling an estimate of the expenses Northern Empire expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

6.14  AFFILIATE AGREEMENTS.

(a) As soon as practicable after the date of this Agreement and in any event, not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Northern Empire shall deliver to Sterling a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the Northern Empire Meeting called pursuant to Section 6.3, deemed to be an affiliate of it (each, a “Northern Empire Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) Northern Empire shall use its reasonable best efforts to cause each person who may be deemed to be a Northern Empire Affiliate to execute and deliver to Sterling on or before the date of mailing of the Proxy Statement/Prospectus, an agreement in the form attached hereto as Exhibit E (the “Affiliate Agreement”).

6.15  BOARD OF DIRECTORS.

At or promptly following the Effective Time, Sterling shall take all action necessary to appoint one member of Northern Empire’s Board of Directors, selected by Sterling, to Sterling’s Board of Directors and to appoint one member of Northern Empire’s Board of Directors, selected by Sterling, to Sterling Savings Bank’s Board of Directors. All other members of Northern Empire’s Board of Directors would be invited to serve on an advisory board to Sterling Savings Bank for a term of at least one year from the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals.  This Agreement and the Merger shall have been approved or adopted by the requisite vote of the Northern Empire and Sterling shareholders.

(b) Stock Exchange Listing.  The shares of Sterling Common Stock which shall be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock may become listed).

(c) Other Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction to prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be pending.

(f) Federal Tax Opinion.  Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and Northern Empire shall have received an opinion from Moss Adams LLP, special tax counsel to Northern Empire, in form and substance reasonably satisfactory to Sterling and Northern Empire, respectively, dated the date of the Effective Time, in each case substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Northern Empire will be a party to the reorganization within the meaning of Section 368(b) of the Code and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by Sterling or Northern Empire as a result of the Merger. In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of Northern Empire, Sterling, their respective affiliates and others.

7.2  CONDITIONS TO OBLIGATIONS OF STERLING.

The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Northern Empire set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on Northern Empire, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 3.1(a) and (b), 3.2, 3.3(a), (b) and (c)(i), 3.7, 3.14, 3.25 and 3.26, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 3.5, 3.6 and 3.12, which shall be true and correct in all material respects. Sterling shall have received a certificate signed on behalf of Northern Empire by each of the Chief Executive Officer and the Chief Accounting Officer of Northern Empire to the foregoing effect.

(b) Performance of Covenants and Agreements of Northern Empire.  Northern Empire shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of Northern Empire by each of the Chief Executive Officer and the Chief Accounting Officer of Northern Empire to the foregoing effect.

(c) Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Sterling and to Sterling’s counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following:

(i) Certified Charter Documents.  A copy of the Restated Articles and the Bylaws of Northern Empire and its Subsidiaries (as amended through the date of the Closing), certified by the Secretary of Northern Empire as true and correct copies thereof as of the Closing.

(ii) Corporate Actions.  A copy of the resolutions of the Boards of Directors and the shareholders of Northern Empire and Sonoma evidencing the requisite approval of this Agreement, the Merger, the Institution Merger and the other matters contemplated hereby, certified by the Secretary of Northern Empire as true and correct copies thereof as of the Closing.

(iii) Good Standing Certificates.  A certificate of good standing, or the equivalent, for each of Northern Empire and Sonoma from the California Secretary of State, the California Franchise Tax Board, the OCC, the Federal Reserve, the FDIC and the Federal Home Loan Bank of San Francisco.

(iv) Officer’s Certificate.  Northern Empire shall have delivered to Sterling the certificate described in Sections 7.2(a) and 7.2(b) hereof.

(d) Voting Agreements.  On and effective as of the date of this Agreement, Sterling shall have received Voting Agreements from each of the shareholders set forth on Schedule 7.2(d) hereto, and no action shall have been taken by any such shareholder to rescind any such Voting Agreement.

(e) Employment Agreements.  On the date of this Agreement, Sterling shall have entered into employment agreements with each of the individuals set forth on Schedule 7.2(e) hereto, with such employment agreements effective as of the Effective Time, and as of the Closing Date each of such individuals shall have remained continuously employed with Northern Empire or a Subsidiary from the date of this Agreement through the Closing (other than as a result of the death or disability of such individual), and no action shall have been taken by any such individual to rescind any such employment agreement.

(f) Noncompetition Agreements.  On the date of this Agreement, Sterling shall have received Noncompetition Agreements from each of the Northern Empire shareholders set forth on Schedule 7.2(f) hereto, and no action shall have been taken by any such shareholder to rescind any such Noncompetition Agreement.

(g) Director Resignations.  Sterling shall have received resignations from each director of Northern Empire and each of its Subsidiaries.

7.3  CONDITIONS TO OBLIGATIONS OF NORTHERN EMPIRE.

The obligation of Northern Empire to effect the Merger is also subject to the satisfaction or waiver by Northern Empire at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on Sterling, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 4.1(a) and (b), 4.2, 4.3(a), (b) and (c)(i), 4.7, 4.12 and 4.18, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 4.5 and 4.6, which shall be true and correct in all material respects. Northern Empire shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

(b) Performance of Covenants and Agreements of Sterling.  Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Northern Empire shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

(c) Closing Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Northern Empire and to Northern Empire’s counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following:

(i) Certified Charter Documents.  A copy of the Restated Articles and the Bylaws of Sterling (as amended through the date of the Closing), certified by the Secretary of Sterling as true and correct copies thereof as of the Closing.

(ii) Corporate Actions.  A copy of the resolutions of the Boards of Directors and the shareholders of Sterling and Sterling Savings Bank evidencing the requisite approval of this Agreement, the Merger, the Institution Merger and the other matters contemplated hereby, certified by the Secretary of Sterling as true and correct copies thereof as of the Closing.

(iii) Good Standing.  A certificate of good standing, or the equivalent, for each of Sterling and Sterling Savings Bank from the Washington Secretary of State, the Federal Reserve, the FDIC and the Federal Home Loan Bank of Seattle.

(iv) Officer’s Certificate.  Sterling shall have delivered to Sterling the certificate described in Sections 7.3(a) and 7.3(b) hereof.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  TERMINATION.

This Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time:

(a) by mutual written consent of Sterling and Northern Empire;

(b) by either Sterling or Northern Empire if: (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such denial or order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Sterling or Northern Empire if the Merger shall not have been consummated on or before April 2, 2007; provided, that a party that is then in material breach of any of its covenants or obligations under this Agreement shall not be entitled to terminate this Agreement under this Section 8.1(c);

(d) by either Sterling or Northern Empire (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have materially breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein such that any of the conditions set forth in Section 7.2(a) or 7.3(a), as applicable, would not be satisfied, and in either case, such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing Date;

(e) by either Sterling or Northern Empire if the approval of the shareholders of Sterling or Northern Empire contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the vote required at the Sterling Meeting or the Northern Empire Meeting, provided, however, that the right to terminate this Agreement under this Section 8.1(e) will not be available to Northern Empire where the failure to obtain the approval of the shareholders of Northern Empire will have been caused by (i) a material breach by Northern Empire of this Agreement, or (ii) a breach of the Voting Agreements by any party thereto other than Sterling;

(f) by Sterling if: (i) the Board of Directors of Northern Empire shall have failed to recommend to its shareholders the approval of the Merger, or shall have made, or publicly announced its intention to make, a Change in Northern Empire Recommendation and the shareholders of Northern Empire fail to approve the Merger at the Northern Empire Meeting, or (ii) Northern Empire shall have breached the terms of Section 5.1(b)(v) hereof in any respect adverse to Sterling;

(g) by Sterling if a tender offer or exchange offer for 25% or more of the outstanding shares of Northern Empire Common Stock is commenced (other than by Sterling or a Subsidiary thereof), and the Board of Directors of Northern Empire recommends that the shareholders of Northern Empire tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act; or

(h) by Northern Empire, upon its written notice to Sterling within the two business days following the Determination Date (as defined below), in the event that:

(1) Sterling does not have the right to terminate this Agreement pursuant to Section 8.1(d) of this Agreement, or Sterling has the right to terminate this Agreement pursuant to Section 8.1(d) of this Agreement and does not exercise such right;

(2) The Sterling Determination Price (as defined below) on the Determination Date is less than $27.97; and

(3) (a) the number obtained by dividing the Sterling Determination Price by $32.91 (the “Sterling Change Ratio”) is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause 3(b) by 0.85 (the “Index Change Ratio”).

For purposes of this Section 8.1(h), the following terms have the meanings indicated below:

“Trading Day” means a day that Sterling Common Stock is traded on NASDAQ as reported on the website of www.nasdaq.com.

“Determination Date” shall mean the later of (a) the date on which Northern Empire receives written notice in accordance with the requirements of Section 9.4 regarding notices, that the last regulatory approval (and waivers, if applicable) necessary for consummation of the Merger has been received (disregarding any waiting period) and (b) the date immediately following the date of approval of the Merger by the Northern Empire shareholders at the Northern Empire Meeting.

“Daily Sales Price” for any Trading Day means the daily closing price per share of Sterling Common Stock on NASDAQ.

“Sterling Determination Price” shall mean the average of the Daily Sales Prices of Sterling Common Stock on the twenty consecutive Trading Days ending on and including the Determination Date.

“Final Index Price” means the weighted average of the Final Prices for each company comprising the Index Group.

“Final Price” with respect to any company belonging to the Index Group, means the average of the closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, on the twenty consecutive Trading Days ending on and including the Determination Date.

“Index Group” means the 20 financial institution holding companies listed on Exhibit F attached hereto. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 20 financial institution holding companies and the weights attributed to them are listed on Exhibit F.

“Initial Index Price” means the sum of each per share average closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock principally traded for the twenty consecutive Trading Days ending on and including the day before announcement of the signing of this Agreement.

If Sterling declares or effects a stock dividend, reclassification, recapitalization, forward or reverse stock split, or similar transaction between the date of this Agreement and the Determination Date, the prices for the Sterling Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

If Northern Empire elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Sterling within two business days after the Determination Date, such termination will be effective on the third business day after the giving of such notice (the “Effective Termination Date”); provided that within two business days after Sterling’s receipt of such notice, Sterling shall have the option to increase the consideration to be received by holders of Northern Empire Common Stock hereunder by increasing the Merger Consideration such that the value of the increased Merger Consideration (such increased Merger Consideration, the “Adjusted Merger Consideration”) is equal to a value no less than the lesser of (i) 25.23 or (ii) the sum of (a) the product of 26.49 multiplied by the Index Change Ratio, plus (b) $2.71. Such adjustment to the Merger Consideration can be effected by an increase in the cash portion of the Merger Consideration, the stock portion of the Merger Consideration or a combination of the cash and stock portions of the Merger Consideration, at Sterling’s discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in the cash portion of the Adjusted Merger Consideration constituting more than 40% of the value of the Adjusted Merger Consideration and the amount expected to be paid to Dissenting Shareholders, if any. If Sterling so elects, it shall timely give written notice to Northern Empire of such election and of the Adjusted Merger Consideration, whereupon no termination shall be deemed to have occurred pursuant to Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

8.2  EFFECT OF TERMINATION.

(a) In the event of termination of this Agreement by either Sterling or Northern Empire as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except: (i) Sections 6.2(b), 8.2, and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional material breach of any provision of this Agreement unless and until the other party has chosen, at such party’s sole discretion, as its sole remedy for any such willful or intentional breach, the payment of a termination fee as provided in Section 8.2(b).

(b) (i) Northern Empire shall pay Sterling a fee (the “Northern Empire Termination Fee”) if this Agreement is terminated under certain conditions. If this Agreement is terminated pursuant to Section 8.1(f)(i) or 8.1(g), the Northern Empire Termination Fee shall be $12.5 million, and the payment thereof by Northern Empire to Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination. If this Agreement is terminated pursuant to Section 8.1(f)(ii) and Sterling elects to receive the payment of the Northern Empire Termination Fee, the Northern Empire Termination Fee shall be $12.5 million, and the payment thereof by Northern Empire to Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination. If this Agreement is terminated by Sterling pursuant to Section 8.1(d) as a result of the willful or intentional material breach by Northern Empire, and Sterling elects to receive the payment of the Northern Empire Termination Fee, the Northern Empire Termination Fee shall be $3 million, and the receipt thereof by Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination; provided, however, that if this Agreement is terminated by Sterling pursuant to Sections 8.1(d) as a result of the willful or intentional material breach by Northern Empire, and Sterling has elected to receive the payment of the

Northern Empire Termination Fee, and within twelve months after such termination Northern Empire or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the Northern Empire Termination Fee shall be $12.5 million (net of any prior payment of said $3 million).

(ii) If Northern Empire terminates this Agreement pursuant to Section 8.1(d) as a result of the willful or intentional material breach by Sterling and Northern Empire elects to receive the payment of a termination fee, Sterling shall pay Northern Empire a fee of $3 million (the “Sterling Termination Fee”), which shall be Northern Empire’s sole and exclusive remedy for such termination.

(c) Except in the case of a termination of this Agreement pursuant to Section 8.1(f)(i) or 8.1(g), the Northern Empire Termination Fee or the Sterling Termination Fee, as the case may be, shall be paid within two business days following written notice from the other party that it has elected to receive the termination fee to which it is entitled as its sole and exclusive remedy, with such notice to be provided within two business days following a termination referred to in Section 8.2(b), and if the Northern Empire Termination Fee is increased from $3 million to $12.5 million as provided in Section 8.2(b), the increase shall be paid within two business days following the earlier of the entry into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal, and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such fee. If this Agreement is terminated pursuant to Section 8.1(f)(i) or 8.1(g), Northern Empire shall pay the Northern Empire Termination Fee within two business days following such termination.

(d) Sterling and Northern Empire agree that the agreements contained in this Section 8 are an integral part of the transactions contemplated by this Agreement, that without such agreements they would not have entered into this Agreement and that neither the Northern Empire Termination Fee nor the Sterling Termination Fee constitute a penalty. If a party hereto fails to pay the amounts due under Section 8.2(b) within the time periods specified in Section 8.2(c), that party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such unpaid amounts at the prime lending rate as published in the Wall Street Journal from the date such amounts were required to be paid until the date of actual payment.

(e) If a party hereto commences a legal proceeding against the other party for damages or relief on account of willful or intentional material breach or a breach of Section 5.1(b)(v) hereto, it shall forfeit its right to payment under this Section 8.2.

8.3  AMENDMENT.

Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Northern Empire; provided, however, that after any approval of the transactions contemplated by this Agreement by Northern Empire’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Northern Empire shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4  EXTENSION; WAIVER.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5  DETERMINATION OF BREACH OF AGREEMENT.

Notwithstanding any other provision of this Agreement, a party shall not be deemed to have breached in any manner any representation, warranty, covenant, or any other agreement contained herein unless written notice specifying such breach has been given to the party committing such breach, and such breach has not been cured within 30 days from notice given as provided in this Agreement, except where the breach, by its nature, cannot be cured prior to the Closing Date.

ARTICLE IX

GENERAL PROVISIONS

9.1  CLOSING.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will be on the day the Articles of Merger are filed with the Washington Secretary of State and the California Secretary of State and will take place at the offices of Witherspoon, Kelley, Davenport & Toole, P.S., 422 West Riverside Avenue, Suite 1100, Spokane, Washington, 99201, on a date which shall be no later than the last day of the month following the later to occur of: (a) receipt of all Requisite Regulatory Approvals; or (b) the approval of the Merger by the shareholders of Northern Empire; provided, however that if the last day of the month is not a business day, then the date shall be no later than the next business day to follow such last day of the month; provided further that in no event shall such date be earlier than February 1, 2007, with such date to be specified in writing by Sterling to Northern Empire at least five business days prior to such Closing, or such other date, place and time as the parties may agree (the “Closing Date”). The parties shall use their reasonable best efforts to cause all conditions to the Closing to be satisfied (unless waived) on or before February 28, 2007.

9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

9.3  EXPENSES.

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.4  NOTICES.

Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given on the earliest of the following: (i) at the time of personal delivery if a business day, and otherwise on the next business day thereafter, if delivery is in person; (ii) at the time of transmission by facsimile if a business day, and otherwise on the next business day thereafter, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a) if to Sterling, to:

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn.: Daniel G. Byrne
Executive Vice President-Finance
Facsimile Number: (509) 624-6233

with a copy to:

Witherspoon, Kelley, Davenport & Toole, P.S.
422 West Riverside Avenue, Suite 1100
Spokane, Washington 99201
Attn.: Andrew J. Schultheis, Esq.
Facsimile Number: (509) 458-2728

and

(b) if to Northern Empire, to:

Northern Empire Bancshares
801 Fourth Street
Santa Rosa, California 95404
Attn.: Deborah A. Meekins
President and Chief Executive Officer
Facsimile Number: (707) 579-5621

with a copy to:

Haines & Lea
465 California Street, Suite 200
San Francisco, California 94014
Attn.: Lyman Lea, Esq.
Facsimile Number: (415) 981-0440

9.5  INTERPRETATION.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Sterling, Northern Empire or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Law, rule or regulation.

9.6  COUNTERPARTS.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7  ENTIRE AGREEMENT.

This Agreement (including the Disclosure Letter, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8  GOVERNING LAW.

Except as otherwise specifically provided in this Agreement, this Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.

9.9  ENFORCEMENT OF AGREEMENT.

The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10  SEVERABILITY.

Any term or provision of this Agreement which is declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11  PUBLICITY.

Except as otherwise required by Law or the rules of NASDAQ (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor Northern Empire shall, or shall permit any of Sterling’s Subsidiaries or representatives or Northern Empire’s Subsidiaries or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Institution Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

9.12  ASSIGNMENT; LIMITATION OF BENEFITS.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Sterling and Northern Empire have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

STERLING FINANCIAL CORPORATION	NORTHERN EMPIRE BANCSHARES

By /s/ Daniel G. Byrne DANIEL G. BYRNE Executive Vice President, Assistant Secretary, and Chief Financial Officer	By /s/ Deborah A. Meekins DEBORAH A. MEEKINS President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

GLOSSARY OF DEFINED TERMS

Acquisition Proposal has the meaning provided in Section 5.1.

Adjusted Merger Consideration has the meaning provided in Section 8.1.

Affiliate Agreement has the meaning provided in Section 6.14.

Agreement has the meaning provided in the first paragraph of page 1.

Articles of Merger has the meaning provided in Section 1.2.

Certificate has the meaning provided in Section 1.4.

CCC has the meaning provided in Section 1.3.

CDFI has the meaning provided in Section 3.3.

Change in Northern Empire Recommendation has the meaning provided in Section 6.3.

Closing has the meaning provided in Section 9.1.

Closing Date has the meaning provided in Section 9.1.

Code has the meaning provided in the fourth paragraph of page 1.

Confidentiality Agreement has the meaning provided in Section 6.2.

Daily Sales Price has the meaning provided in Section 8.1.

Determination Date has the meaning provided in Section 8.1.

Dissenting Shareholder has the meaning provided in Section 1.4.

Dissenting Shares has the meaning provided in Section 1.4.

Effective Termination Date has the meaning provided in Section 8.1.

Effective Time has the meaning provided in Section 1.2.

Environmental Laws has the meaning provided in Section 3.15.

ERISA has the meaning provided in Section 3.11.

ERISA Affiliate has the meaning provided in Section 3.11.

Exchange Act has the meaning provided in Section 3.6.

Exchange Agent has the meaning provided in Section 2.1.

Exchange Fund has the meaning provided in Section 2.1.

FDIC has the meaning provided in Section 3.1.

Final Index Price has the meaning provided in Section 8.1.

Final Price has the meaning provided in Section 8.1.

Northern Empire has the meaning provided in the first paragraph of page 1.

Northern Empire Affiliate has the meaning provided in Section 6.14.

Northern Empire Common Stock has the meaning provided in Section 1.4.

Northern Empire Contract has the meaning provided in Section 3.12.

Northern Empire Disclosure Letter has the meaning provided in the first paragraph of Article III.

Northern Empire Exchange Act Reports has the meaning provided in Section 3.6.

Northern Empire Meeting has the meaning provided in Section 3.4.

Northern Empire Option has the meaning provided in Section 1.6.

Northern Empire Section 16 Information has the meaning provided in Section 5.2.

Northern Empire Stock Option Plan has the meaning provided in Section 1.6.

Northern Empire Termination Fee has the meaning provided in Section 8.2.

Sonoma has the meaning provided in the third paragraph of page 1.

GAAP has the meaning provided in Section 1.12.

Governmental Entity has the meaning provided in Section 3.3.

Indemnified Parties has the meaning provided in Section 6.7.

Index Change Ratio has the meaning provided in Section 8.1.

Index Group has the meaning provided in Section 8.1.

Initial Index Price has the meaning provided in Section 8.1.

Injunction has the meaning provided in Section 7.1.

Institution Merger has the meaning provided in the third paragraph of page 1.

Institution Merger Agreement has the meaning provided in the third paragraph of page 1.

IRS has the meaning provided in Section 3.10.

KBW has the meaning provided in Section 4.7.

Laws has the meaning provided in Section 3.3.

Loans has the meaning provided in Section 3.20.

Material Adverse Effect has the meaning provided in Section 3.1.

Merger has the meaning provided in the second paragraph of page 1.

Merger Consideration has the meaning provided in Section 1.4.

NASDAQ has the meaning provided in Section 3.4.

OCC has the meaning provided in Section 3.1.

Option Exchange Ratio has the meaning provided in Section 1.6.

OREO has the meaning provided in Section 3.16.

Plans has the meaning provided in Section 3.11.

Proxy Statement/Prospectus has the meaning provided in Section 3.4.

Registration Statement has the meaning provided in Section 3.4.

Regulatory Agreement has the meaning provided in Section 3.13.

Representatives has the meaning provided in Section 5.1.

Requisite Regulatory Approvals has the meaning provided in Section 7.1.

Rule 16(b) Insiders has the meaning provided in Section 5.2.

Sandler has the meaning provided in Section 3.7.

SEC has the meaning provided in Section 1.4.

Securities Act has the meaning provided in Section 3.6.

Sterling has the meaning provided in the first paragraph of page 1.

Sterling Change Ratio has the meaning provided in Section 8.1.

Sterling Common Stock has the meaning provided in Section 1.4.

Sterling Determination Price has the meaning provided in Section 8.1

Sterling Exchange Act Reports has the meaning provided in Section 4.6.

Sterling Savings Bank has the meaning provided in the third paragraph of page 1.

Stock Exchange Ratio has the meaning provided in Section 1.4.

Subsidiary has the meaning provided in Section 1.4.

Superior Proposal has the meaning provided in Section 5.1.

Surviving Corporation has the meaning provided in Section 1.1.

Surviving Institution has the meaning provided in the third paragraph of page 1.

Tax Return has the meaning provided in Section 3.10.

Taxable has the meaning provided in Section 3.10.

Taxes has the meaning provided in Section 3.10.

Trading Day has the meaning provided in Section 8.1.

Voting Agreement has the meaning provided in the sixth paragraph of page 1.

WBCA has the meaning provided in Section 1.3.

WDFI has the meaning provided in Section 3.3.

APPENDIX B

[LETTERHEAD OF SANDLER O’NEILL + PARTNERS, L.P.]

January 10, 2007

Board of Directors
Northern Empire Bancshares
801 Fourth Street
Santa Rosa, CA 95404

Gentlemen:

Northern Empire Bancshares (“Northern Empire”) and Sterling Financial Corporation (“Sterling”) have entered into an Agreement and Plan of Merger, dated as of September 17, 2006 (the “Agreement”), pursuant to which Northern Empire will be merged with and into Sterling (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Northern Empire common stock, no par value, issued and outstanding immediately prior to the Merger (the “Northern Empire Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive (a) cash in an amount equal to $2.71 per share, without interest and (b) 0.8050 shares (the “Stock Exchange Ratio”) of Sterling common stock, par value $1.00 per share (the “Sterling Common Stock” and such combination of cash and stock, the “Merger Consideration”), subject to the provision that, among other things, no more than 9,434,960 shares of Sterling Common Stock will be issued in the Merger. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Northern Empire Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Northern Empire that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Sterling that we deemed relevant; (iv) internal financial projections for Northern Empire for the year ending December 31, 2006 as prepared by and reviewed with management of Northern Empire and earnings guidance for the years ended December 31, 2007, 2008 and 2009 as provided by and discussed with senior management of Northern Empire; (v) earnings per share estimates consistent with publicly available estimates for Sterling for the years ending December 31, 2006 and 2007 as discussed with the management of Sterling and earnings guidance for the years ended December 31, 2008 and 2009 as provided by and discussed with senior management of Sterling; (vi) the pro forma financial impact of the Merger on Sterling, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Northern Empire and Sterling; (vii) the publicly reported historical price and trading activity for Northern Empire’s and Sterling’s common stock, including a comparison of certain financial and stock market information for Northern Empire and Sterling with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Northern Empire the business, financial condition, results of operations and prospects of Northern Empire and held similar discussions with certain members of senior management of Sterling regarding the business, financial condition, results of operations and prospects of Sterling.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Northern Empire and Sterling or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of

Northern Empire and Sterling that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Northern Empire or Sterling or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Northern Empire and Sterling nor have we reviewed any individual credit files relating to Northern Empire and Sterling. We have assumed, with your consent, that the respective allowances for loan losses for both Northern Empire and Sterling are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the financial projections for Northern Empire and Sterling and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Northern Empire and Sterling and used by Sandler O’Neill in its analyses, Northern Empire’s and Sterling’s managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Northern Empire and Sterling and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Northern Empire’s or Sterling’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Northern Empire and Sterling will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Northern Empire has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Sterling’s common stock will be when issued to Northern Empire’s shareholders pursuant to the Agreement or the prices at which Northern Empire’s or Sterling’s common stock may trade at any time.

We have acted as Northern Empire’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Northern Empire has also agreed to indemnify us against certain liabilities arising out of our engagement. We have in the past provided certain investment banking services to Sterling and have received compensation for such services and may provide, and receive compensation for, such services in the future.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Northern Empire and Sterling and their affiliates. We may also actively trade the equity or debt securities of Northern Empire and Sterling or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Northern Empire in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Northern Empire as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Northern Empire Common Stock and does not address the underlying business decision of Northern Empire to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Northern Empire or the effect of any other transaction in which Northern Empire might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Northern Empire Common Stock from a financial point of view.

Very truly yours,

/s/  Sandler O’Neill + Partners, L.P.
Sandler O’Neill + Partners, L.P.

APPENDIX C

January 10, 2007

The Board of Directors
Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201-0609

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Sterling Financial Corporation (“Sterling”) of the consideration in the proposed merger (the “Merger”) of Northern Empire Bancshares (“Northern Empire”) into Sterling, pursuant to the Agreement and Plan of Merger, dated as of September 17, 2006 between Sterling and Northern Empire (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Northern Empire will receive consideration (the “Consideration”) from Sterling for all outstanding shares of Northern Empire Common Stock subject to certain adjustments as defined and set forth in the Merger Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Sterling and Northern Empire, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sterling for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to Sterling and Northern Empire. We have acted exclusively for the Board of Directors of Sterling in rendering this fairness opinion and will receive a fee from Sterling for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sterling and Northern Empire and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual reports to Shareholders and Annual Reports on Form 10-K of Sterling and Northern Empire; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Sterling and Northern Empire, and certain other communications from Sterling and Northern Empire to their respective shareholders; (iv) other financial information concerning the businesses and operations of Sterling and Northern Empire furnished to us by Sterling and Northern Empire for purposes of our analysis. We have also held discussions with senior management of Sterling and Northern Empire regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial information for Sterling and Northern Empire and stock market information for Sterling with similar information for certain other companies the securities of which are publicly traded and/or companies that have publicly filed financial statements, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

C-1

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Sterling and Northern Empire as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Sterling and Northern Empire are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Sterling or Northern Empire, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Sterling and Northern Empire; (ii) the assets and liabilities of Sterling and Northern Empire; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration offered in the merger is fair, from a financial point of view, to the shareholders of Sterling.

Sincerely,

/s/  Keefe, Bruyette & Woods
Keefe, Bruyette & Woods

C-2

APPENDIX D

DISSENTERS’ RIGHTS UNDER CALIFORNIA CORPORATIONS CODE

California Corporations Code

Chapter 13. Dissenters’ Rights

§ 1300.  Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.  Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302.  Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.  Agreed Price — Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.  Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.  Appraisers’ Report — Payment — Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.  Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.  Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.  Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.  Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.  Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.  Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.  Attacking Validity of Reorganization or Merger.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.  Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Revised Code of Washington contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that unless limited by the articles of incorporation (i) a corporation shall indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such for reasonable expenses, and (ii) a corporation may indemnify a director or officer for reasonable expenses, if it is determined as provided in the statute that the director’s actions met a certain standard of conduct, provided, however, that the corporation may not indemnify a director who is liable to the corporation. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Pursuant to Sterling’s Bylaws, Sterling will, to the fullest extent permitted by the WBCA, indemnify any person who was or is a party, or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of Sterling or otherwise) by reason of the fact that he or she is or was a director or officer of Sterling or a director or officer of another corporation at the request of Sterling, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; and the board of directors may, at any time, approve indemnification of any other person which the Sterling board of directors has power to indemnify under the WBCA.

Item 21.	Exhibits.

(a) Exhibits.

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of September 17, 2006, by and between Sterling and Northern Empire (included as Appendix A to the joint proxy statement/prospectus in Part I of this Registration Statement).
3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.2 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.3	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling’s Registration Statement on Form S-4 dated December 9, 2002, and incorporated herein by this reference.
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered. Filed herewith.
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. as to U.S. federal income tax matters. Filed herewith.
8.2	Opinion of Moss Adams LLP as to U.S. federal income tax matters. Filed herewith.
21.1	List of subsidiaries of Sterling. Filed herewith.
23.1	Consent of BDO Seidman, LLP, as Sterling’s independent registered public accounting firm. Filed herewith.
23.2	Consent of Moss Adams LLP, as Northern Empire’s independent registered public accounting firm. Filed herewith.
23.3	Consent of Sandler O’Neill & Partners, L.P. Filed herewith.
23.4	Consent of Keefe, Bruyette & Woods, Inc. Filed herewith.

Exhibit No.	Description and Method of Filing

23.5	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibits 5.1 and 8.1). Filed herewith.
23.6	Consent of Moss Adams LLP (included in Exhibit 8.2). Filed herewith.
24.1	Power of Attorney (previously included on signature pages of Sterling’s Registration Statement on Form S-4 dated December 8, 2006, and incorporated herein by this reference).
99.1	Form of Proxy of Sterling. Filed herewith.
99.2	Form of Proxy of Northern Empire. Filed herewith

(b) Financial Statement Schedules.  Not applicable.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Spokane, state of Washington, on January 10, 2007.

STERLING FINANCIAL CORPORATION

By	/s/ Daniel G. Byrne

Name:	Daniel G. Byrne

Title:	Executive Vice President, Assistant Secretary and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold B. Gilkey* Harold B. Gilkey	Chairman of the Board, Chief Executive Officer, Principal Executive Officer	January 10, 2007

/s/ William W. Zuppe* William W. Zuppe	President, Chief Operating Officer, Director	January 10, 2007

/s/ Daniel G. Byrne Daniel G. Byrne	Executive Vice President, Assistant Secretary and Principal Financial Officer	January 10, 2007

/s/ Robert G. Butterfield* Robert G. Butterfield	Vice President, Controller and Principal Accounting Officer	January 10, 2007

/s/ Rodney W. Barnett* Rodney W. Barnett	Director	January 10, 2007

/s/ Donald N. Bauhofer* Donald N. Bauhofer	Director	January 10, 2007

/s/ William L. Eisenhart* William L. Eisenhart	Director	January 10, 2007

/s/ James P. Fugate* James P. Fugate	Director	January 10, 2007

/s/ Robert D. Larrabee* Robert D. Larrabee	Director	January 10, 2007

Signature		Title	Date

/s/ Donald J. Lukes* Donald J. Lukes		Director	January 10, 2007

*By:	/s/ Daniel G. Byrne Daniel G. Byrne Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of September 17, 2006, by and between Sterling and Northern Empire (included as Appendix A to the joint proxy statement/prospectus in Part I of this Registration Statement).
3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.2 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.3	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling’s Registration Statement on Form S-4 dated December 9, 2002, and incorporated herein by this reference.
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered. Filed herewith.
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. as to U.S. federal income tax matters. Filed herewith.
8.2	Opinion of Moss Adams LLP as to U.S. federal income tax matters. Filed herewith.
21.1	List of subsidiaries of Sterling. Filed herewith.
23.1	Consent of BDO Seidman, LLP, as Sterling’s independent registered public accounting firm. Filed herewith.
23.2	Consent of Moss Adams LLP, as Northern Empire’s independent registered public accounting firm. Filed herewith.
23.3	Consent of Sandler O’Neill & Partners, L.P. Filed herewith.
23.4	Consent of Keefe, Bruyette & Woods, Inc. Filed herewith.
23.5	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibits 5.1 and 8.1). Filed herewith.
23.6	Consent of Moss Adams LLP (included in Exhibit 8.2). Filed herewith.
24.1	Power of Attorney (previously included on signature pages of Sterling’s Registration Statement on Form S-4 dated December 8, 2006, and incorporated herein by this reference).
99.1	Form of Proxy of Sterling. Filed herewith.
99.2	Form of Proxy of Northern Empire. Filed herewith.